UNITED STATES
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LETTER TO OUR STOCKHOLDERS
FROM OUR CHAIRMAN OF THE BOARD AND OUR LEAD INDEPENDENT DIRECTOR

April 29, 2020

Dear Stockholder:

On behalf of our Board of Directors and management team, thank you for your continued support of Kaiser Aluminum. It is our pleasure to invite you to attend the Annual Meeting of Kaiser Aluminum Corporation to be held at the Company’s corporate office, located at 27422 Portola Parkway, Suite 200, Foothill Ranch, California 92610, on Wednesday, June 10, 2020, at 9:00 a.m., local time. While the Company does not expect to make a separate presentation, we expect our directors and officers to be present at the Annual Meeting and available to respond to any questions you may have.

As part of our contingency planning regarding novel coronavirus (“COVID-19”), we are preparing for the possibility that the date, time or location of the Annual Meeting may be changed or that the Annual Meeting may be held by means of remote communication (sometimes referred to as a "virtual" meeting). If we take this step, we will announce the decision to do so in advance through a press release and public filing with the Securities and Exchange Commission, and details will be available at www.kaiseraluminum.com.

Your vote is very important to us. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares as promptly as possible. Details of the business to be conducted at the Annual Meeting are included in this proxy statement, which we encourage you to read carefully. You may submit your voting instructions over the Internet or by telephone as indicated on the enclosed proxy card or by completing, signing and dating the enclosed proxy card and returning it by mail in the accompanying envelope. If you plan to attend the Annual Meeting, please review the information on attendance provided on in this proxy statement.

We would like to share with you several areas of particular significance in advance of our Annual Meeting and in connection with our distribution of this proxy statement:

CURRENT ENVIRONMENT AND BUSINESS STRATEGY

As we prepare the letter to stockholders this year, the COVID-19 pandemic has resulted in significant business and economic uncertainty, challenges and potential opportunities. We do not know how long the pandemic will last, what implications it will have on our business or what type of economic conditions we will experience as we look forward. However, we do know that for more than two decades, our business model, consistent strategy and core values have positioned us well for unexpected adversity, and we are prepared to address the challenges and potential opportunities presented by the pandemic. Our Board is closely overseeing the Company’s initiatives in responding to the COVID-19 pandemic and it continues to focus on the Company’s long-term goals and responsibilities.

The health and safety of our employees are and continue to be our first priority. Our facilities have continued to operate despite shelter-in-place mandates, reflecting their inclusion in the Critical Manufacturing Sector, as defined by the U.S. Department of Homeland Security, and recognition as essential businesses by state and local government authorities. We have implemented steps to protect our employees and limit visitors to our sites and, where possible, our employees are working remotely until we return to normal operations.

Over the past two decades, positioning Kaiser Aluminum as a preferred supplier has been a key tenet of our core values and our competitive strategy. Driven by this guiding principle we have developed strong and deep partnerships with our blue chip customer base, differentiating the Company with quality products and Best-in-Class customer satisfaction. This positions us well at all times, but especially during periods of economic distress when our customers turn to their most trusted and financially secure suppliers. Working in partnership to meet their needs in good times and in bad, we continue to strengthen and solidify these relationships.

Our business model is to be prepared at all times for unexpected economic adversity. We focus on managing for the downturn, and analyzing a number of recession case scenarios is integral to our planning, forecasting, capital investment and capital allocation processes. At every Board meeting, management and our Board review the Company’s liquidity under stress-tested conditions to ensure we can withstand a severe downturn in our served market segments.

In November 2019, we proactively completed two new debt financings. We replaced our previously existing secured revolving credit facility with a new $375 million facility that matures in 2024, and we retired $375 million aggregate principal amount of our 5.875% senior unsecured notes due 2024, issuing $500 million aggregate principal amount of 4.625% senior unsecured notes due 2028. In April 2020, we issued $300 million aggregate principal amount of 6.500% senior unsecured notes due 2025, increasing our total liquidity to approximately $1 billion, after adding net proceeds from the offering to the $688 million of liquidity as of March 31, 2020.

The great recession of 2008-2009 tested our business model. Unlike many other companies at the time, we validated our strategy and continued to focus on execution while tactically responding to changes in market conditions. With strong liquidity, we retained and paid our regular quarterly dividend and continued to proceed with a $100 million strategic capital investment in a state-of-the-art extrusion facility in Kalamazoo, Michigan, which today is a premium quality, low cost producer in its served market segments.

Although the ramifications and impact of the COVID-19 pandemic may be dramatically different than the economic disruption in 2008-2009, we are confident that our strong liquidity, our preferred supplier position and our track record for efficient execution of our strategy will enable us to address challenges and opportunities that come from this economic crisis.

We are providing an essential service to our customers and doing it in a way that reflects greatly on the proud history of Kaiser Aluminum. Working as a strong team, our managers are focused on the health and safety of our workforce, meeting our customers' needs, managing costs and ensuring we continue to adjust to fluid circumstances. Thank you to all the employees at Kaiser Aluminum for their dedication, loyalty and hard work.

2019 PERFORMANCE HIGHLIGHTS

Looking back, 2019 was a solid year as we achieved several financial milestones, including record value added revenue, adjusted EBITDA, adjusted net income and adjusted earnings per diluted share. We achieved these results despite planned and unplanned downtime at our Trentwood facility in Spokane, Washington in the first half of 2019, the impact of the General Motors strike in the second half of the year, and reduced sales and efficiency related to the significant number of automotive model changeovers in 2019.

In late 2019, we also finalized a new labor agreement that extends through 2025 for our two largest facilities in Spokane, Washington and Newark, Ohio, a testament to our relationship and partnership with the United Steel, Paper and Foresting, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO, CLC (the “USW”).

In addition, with continued confidence in the long-term outlook for our business, the Board approved a 12% increase in the quarterly dividend to $0.67 per share, up from the 9% increase in early 2019, marking the ninth consecutive year we have increased our quarterly dividend.

With a view towards the longer-term demand growth of heat treat plate for applications in our aerospace and general engineering end markets, we also announced a $375 million, multi-year expansion project at our Trentwood facility that will provide increased capacity, redundancy, efficiency and operational security for key bottleneck operations in the Trentwood facility's process flow. We will continue to monitor market conditions to determine the timing of the various modules contained within this strategic project including the initial $145 million investment in a new plate stretcher.

BOARD OVERSIGHT OF STRATEGY

Our Board remains actively focused on overseeing the Company’s business strategies, risk management, talent development, succession planning and development and execution of the Company’s long-term strategy. In addition to ongoing programs embedded within our enterprise risk management programs, additional areas of focus including environmental, social and governance matters, are reviewed by management with our Board throughout the year.

By focusing on our long-term outlook, we are best able to support our common goal of creating enduring value in our Company and for our stockholders. We contribute to management’s strategic plan by engaging the Company's senior management in robust discussions about the Company’s overall strategy, priorities for its businesses, capital allocation, risk assessment and opportunities for continued long-term growth through our regularly scheduled meetings, including a dedicated annual strategic planning session, and throughout the year.

CORPORATE GOVERNANCE AND STOCKHOLDER ENGAGEMENT

We believe effective governance means ongoing and thoughtful evaluation of our governance structure, including our Board and Board committees, and constructive stockholder engagement on evolving environmental, social and governance issues. We conduct an annual corporate governance survey of management and non-management employees in order to monitor the internal perception around a broad range of topics including the Company's control environment, risk mitigation and management, the use of technology, Company values and the overall “tone at the top.”

Our Board values the feedback and insights gained from frequent engagement with our stockholders. In 2019, in addition to interactions regarding our financial performance, management engaged with stockholders representing approximately 60% of our outstanding shares on matters relating to our long-term business strategy and performance, corporate governance, executive compensation and corporate responsibility. We are committed to including our stockholders’ perspectives in boardroom discussions, and we believe that regular engagement with our stockholders is necessary in order to ensure thoughtful and informed consideration of those matters. We look forward to continuing to engage in productive dialogue with our stockholders in 2020 and beyond.

BOARD REFRESHMENT AND SUCCESSION PLANNING

Our Board recognizes the importance of and is committed to board refreshment and succession planning that ensures our directors possess a composite set of skills, experience and qualifications necessary to successfully review, challenge and help shape the Company’s strategic direction.  We have a mandatory retirement policy that provides that unless otherwise approved by our Board, no individual may be nominated for election or re-election as a director if the individual would be age 75 or older at the time the term would begin. Our Nominating and Corporate Governance Committee also regularly evaluates the size and composition of our Board.

In 2018 and 2019, we added four new highly qualified independent directors, including Emily Liggett, Teresa M. Sebastian, Donald J. Stebbins, and Leo Gerard, to our Board. Ms. Liggett was President and Chief Executive Officer of Nova Torque, Inc. and has management and board experience in manufacturing, strategy, operations, product development, sales, marketing and business development.  Ms. Sebastian is President and Chief Executive Officer of The Dominion Asset Group, was previously the Senior Vice President, General Counsel, Corporate Secretary and internal audit executive leader of Darden Restaurants, Inc., and is experienced in finance, mergers and acquisitions, global transactions, internal audit, governance, enterprise risk, and compliance. Mr. Stebbins is the former President and Chief Executive Officer of Superior Industries International, Inc. and has extensive automotive industry experience, as well as experience in international business, manufacturing, sales, product innovation and development, accounting and finance, and mergers and acquisitions.  Mr. Gerard was the International President of the USW and has extensive labor and industry experience.

In addition, we have reduced our average Board tenure from 12.0 years at the 2018 meeting of stockholders to 8.8 years at the 2020 meeting of stockholders.

BOARD COMPOSITION

Our Board is highly independent, engaged and diverse in perspectives and backgrounds as reflected by its composition, which is currently 92% independent, 35% gender diverse and 17% ethnically diverse.  This structure underscores the Board’s belief that the Company is best served when it can draw upon members with a variety of perspectives to exercise strong and experienced oversight. We have a policy of encouraging diversity of gender, ethnicity, age and background, as well as a range of tenures among our director nominees to ensure both continuity and fresh perspectives on our Board.

CORPORATE SUSTAINABILITY MATTERS

While the COVID-19 pandemic will have an impact on business conditions and our operations, our commitment to the sustainability of our business and creating long-term shareholder value for our stakeholders remains a critical and an integral part of our corporate values. We will continue to manage our business for long-term success in a manner that is economically, environmentally and socially responsible. Our interim 2019 Sustainability Report captures the highlights of our sustainability culture and initiatives that we continue to develop as good stewards of our environment and resources.

To all of our stakeholders - customers, suppliers, investors, employees and the communities in which we operate - your contribution and support have made Kaiser Aluminum what it is today - a highly differentiated, well-respected leader in our industry - and a company well positioned for the future. We look forward to continuing to deliver value to our customers, shareholders and communities. We are grateful for your support of Kaiser Aluminum and of our Board.

Jack A. Hockema	Alfred E. Osborne, Jr.
Chief Executive Officer and Chairman of the Board	Lead Independent Director

Kaiser Aluminum Corporation
27422 Portola Parkway, Suite 200
Foothill Ranch, CA 92610-2831

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 10, 2020

NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of Stockholders (the "Annual Meeting") of Kaiser Aluminum Corporation will be held at the company's corporate office, located at 27422 Portola Parkway, Suite 200, Foothill Ranch, California 92610, on Wednesday, June 10, 2020, at 9:00 a.m., local time, for the following purposes:

(1)	To elect three members to our board of directors for three-year terms to expire at our 2023 annual meeting of stockholders;

(2)	To approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in the accompanying Proxy Statement;

(3)	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2020; and

(4)	To consider such other business as may properly come before the Annual Meeting or any adjournments thereof.

As part of our contingency planning regarding novel coronavirus (COVID-19), we are preparing for the possibility that the date, time or location of the Annual Meeting may be changed or that the Annual Meeting may be held by means of remote communication (sometimes referred to as a "virtual" meeting). If we take this step, we will announce the decision to do so in advance through a press release and public filing with the Securities and Exchange Commission, and details will be available at www.kaiseraluminum.com.

Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement. This notice and the accompanying proxy materials are being mailed or made available to stockholders on or about April 29, 2020.

The close of business on April 17, 2020 has been fixed as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

We urge stockholders to vote by proxy by submitting voting instructions over the Internet or by telephone as indicated on the enclosed proxy card or by completing, signing and dating the enclosed proxy card and returning it by mail in the accompanying envelope, which does not require postage if mailed in the United States.

By Order of the Board of Directors

John M. Donnan
Executive Vice President - Legal,
Compliance and Human Resources

April 29, 2020
Foothill Ranch, California

PROPOSALS AND BOARD RECOMMENDATIONS

Proposal 1 - Election of Directors

The board of directors recommends a vote "FOR ALL" of the persons nominated by the board of directors.

Additional information about each director and his or her qualifications may be found beginning on page 5.

Name	Age	Director Since	Primary Occupation	Independent	Committee Membership
Jack A. Hockema	73	2001	Chief Executive Officer ("CEO") and Chairman of the Board, Kaiser Aluminum Corporation		•	Executive (Chair)
Lauralee E. Martin	69	2010	Retired Chief Executive Officer and President, HCP, Inc.	✓	•	Audit (Chair)
					•	Compensation
					•	Executive
					•	Talent Development
Brett E. Wilcox	66	2006	Chief Executive Officer, Cvictus	✓	•	Audit
					•	Compensation
					•	Executive
					•	Talent Development (Chair)

Proposal 2 - Advisory Vote to Approved Named Executive Officer Compensation

The board of directors recommends a vote "FOR" the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

Additional information about executive compensation may be found beginning on page 13.

Proposal 3 - Ratification of Appointment of Independent Registered Public Accounting Firm

The board of directors recommends a vote "FOR" the ratification of the audit committee's selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2020.

Additional information about the independent registered public accounting firm may be found beginning on page 16.

i

PROXY STATEMENT SUMMARY

With consistent execution of our strategic priorities, we have achieved a strong, industry-leading business, evidenced again in 2019 by excellent results and a number of important milestones, despite formidable headwinds. This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. We encourage you to read the entire Proxy Statement for more information about these topics prior to voting.

COMPANY OVERVIEW	•	Leading North American producer of highly engineered aluminum mill products
	•	Focus on demanding applications for aerospace, automotive and general industrial end-markets
	•	Fundamental part of business model is mitigating impact of aluminum price volatility
	•	Long-standing customer relationships - original equipment manufacturers, tier 1 suppliers and metal service centers
	•	Differentiated through broad product offering and “Best in Class” customer satisfaction
	•	Significant investment in talent development throughout company

CYCLICALITY STRATEGY	•	Always be prepared for unexpected economic adversity
	•	Retain strong liquidity to weather a deep recession - $688 million as of March 31, 2020
	•	Maintain conservative leverage - 0.7x net debt : LTM Adjusted EBTIDA as of March 31, 2020
	•	Establish and maintain a strong preferred supplier partnership position
	•	Flex costs in response to changes in business activity level

PERFORMANCE HIGHLIGHTS	•	Achieved key cost position with plant & equipment investments at 2x rate of depreciation
	•	Maintained financial strength through business cycle, steadily increasing quarterly dividends
	•	Invested over $800 million in the business since 2007 (~2x depreciation)
	•	Returned over $750 million to stockholders since 2007
	•	Solid total stockholder return ("TSR") (outperformed S&P 600 Materials Index for the last 1-, 3- and 5-year periods) with less volatility than many other industry participants

2019 PERFORMANCE	•
Excellent results despite significant headwinds, including planned and unplanned downtown at Trentwood, the impact of the General Motors strike, and reduced sales and inefficiencies related to the significant number of automotive model changeovers

	•	Increased liquidity and extended debt maturity dates with a new $375 million revolving credit facility that matures in 2024 and 4.625% senior notes in the aggregate principal of $500 million
	•	Successfully negotiated a new five-year USW master labor agreement

			RECORD	RECORD	RECORD		RECORD
Shipments	Net Sales	Net Income	Adjusted Net Income*	Value Added Revenue*	Adjusted EBITDA*	Earnings Per Share	Adjusted Earnings Per Share*

625	$1,514	$62	$111	$856	$213	$3.83	$6.85

Million lbs	Million	Million	Million	Million	Million
______________
*See Appendix A to this Proxy Statement for reconciliations of measures from generally accepted accounting principles (“GAAP”) to non-GAAP. While our use of terms such as earnings before interest, tax, depreciation and amortization (“EBITDA”) or “adjusted” are not intended to be (and should not be relied on) in lieu of the comparable caption under GAAP to which it is reconciled, those terms are intended to provide greater clarity of the impact of certain material items on the GAAP measure and are not intended to imply those terms should be excluded.

BOARD OF DIRECTORS	•	Diverse and independent Board
	•	Ongoing commitment to board refreshment - four highly qualified directors added since 2018
	•	Robust and multi-tiered Board and Committee annual assessment process
	•	Use of internal resources and/or third party to facilitate Board and Committee evaluations
	•	Continuing focus on identifying critical skills needed to support company strategy and succession planning
	•	United Steelworkers ("USW") has right to nominate 40% of our Board members
	•	Strong support for continued proactive and effective stockholder engagement (> 50% annually)

2019 CAPITAL ALLOCATION	•	Consistent capital allocation strategy focused on organic growth, external growth and returning cash to stockholders through dividends and share repurchases
	•	Continued investment to further manufacturing efficiency, quality and capacity
	•	Increased quarterly dividend for the 9th consecutive year

CONSISTENT CAPITAL ALLOCATION STRATEGY
Cash deployment track record
•	Invested >$800M in the business since 2007 (~2x depreciation)
•	Returned >$750M to stockholders since 2007
	•	Dividends increased each year since 2011
	•	~6.7 million shares repurchased at an average price of $69.34

ENVIRONMENT & SUSTAINABILITY	•	Sustainability is an integral part of our corporate values
	•	Our business is managed for long-term success in a manner that is economically, environmentally and socially responsible
	•	Our products are part of the carbon solution, facilitating light weighting and increased fuel efficiency
	•	Aluminum is infinitely recyclable and we have continued to increase our use of recycled scrap
	•	Our continued investments increasing our manufacturing efficiency reduce our environmental impact and the environmental impact of our customers
•
Published inaugural Corporate Sustainability Report in early 2019 and interim Corporate Sustainability report in early 2020 in response to feedback from stockholders in connection with our continued proactive engagement efforts

•
Increased focus on talent development - implemented Front Line Leadership Development program at manufacturing facilities to strength organizational performance through ethical, effective and sustainable leadership

	•	Continued proactive engagement with BlueGreen Alliance, environmental groups and others

EXECUTIVE COMPENSATION	•	Approximately 75% of CEO and Chief Operating Officer ("COO") target compensation is “at-risk”, with >50% subject to stringent performance metrics
	•	Approximately 55% to 68% of the target compensation of the other named executive officers ("NEOs") is “at-risk”, with >50% subject to stringent performance metrics
	•	Compensation programs supported by best practices and aligned with our strategic objectives and stockholder interests
	•	Continued stockholder support for NEO (84% approval in 2019)
	•	Incentive plans continue to require increasing levels of performance
	•	Revised weighting of the long-term incentive ("LTI") program performance metrics to increase total shareholder return ("TSR") from 30% to 60%

EXECUTIVE COMPENSATION HIGHLIGHTS

As noted in the letter from our Chairman and Lead Independent Director, our success over the years has been driven by our people, a highly focused and consistent strategy to drive steady continuous improvement and our pursuit of the following six key strategic initiatives that align our actions with our corporate values to ensure that our long-term success is driven by practices that are economically, environmentally and socially responsible:

•	Advance our position as the supplier of choice	•	Enhance quality and depth of technical and managerial talent
•	Achieve and sustain a position as a low cost producer	•	Sustain financial strength and flexibility
•	Pursue profitable sales growth	•	Enhance our standing as a valued corporate citizen

Each of these initiatives has been, and continues to be, reflected in our compensation structure. As described in further detail in the “Executive Compensation - Compensation Discussion and Analysis” section of this Proxy Statement, or CD&A, our 2019 compensation structure was developed and designed to:

•	align the interest of our named executive officers and stockholders by tying a significant portion of compensation to enhancing stockholder return;

•	attract, motivate and retain highly experienced executives with significant industry experience vital to our short-term and long-term success, profitability and growth;

•	deliver a mix of fixed and at-risk compensation with the portion of compensation at risk increasing with seniority;

•	tie our executive compensation to our ability to pay and safety, quality, delivery, cost and individual performance directly linked to our strategic initiatives; and

•	require increasing levels of financial performance as we continue to invest in our business.

In 2019, the compensation of our named executive officers consisted primarily of the following components:

•
a base salary (1) compensating each named executive officer based on the level and scope of responsibility, individual expertise and prior experience and (2) providing a fixed amount of cash compensation upon which our named executive officers can rely;

•
a short-term annual cash incentive (1) payable only if our company achieved a certain adjusted earnings before interest, taxes, depreciation and amortization, or Adjusted EBITDA, performance level which has continued to increase annually, as we continue to invest in our business, resulting in increasingly demanding performance required to realize the same or similar payouts year-over-year, (2) adjusted based on our (a) safety performance, (b) quality performance, (c) delivery performance, (d) cost performance, and (e) in exceptional and rare instances approved by our compensation committee, individual and group performance, and (3) capped at three times target; and

•
an equity-based, long-term incentive designed to align compensation with the interests of our stockholders and to enhance retention of our named executive officers consisting of (1) restricted stock units with three-year cliff vesting and (2) performance shares, which vest, if at all, based on our performance against demanding underlying metrics over the applicable three-year performance period.

Because grants under our long-term incentive program are outstanding for three years, at any time we have three over-lapping long-term incentive programs outstanding and the underlying metrics applicable to the performance shares can vary as our compensation committee assesses the effectiveness of our outstanding programs, metrics critical to our long-term success, feedback from our stockholders and compensation trends. The following table describes the performance share metrics (described more fully below) we used for our 2017-2019, 2018-2020 and 2019-2021 long-term incentive programs:

Performance Share Metrics	2017-2019	2018-2020	2019-2021
Relative TSR	40%	30%	60%
Total Controllable Cost	40%	40%	40%
Economic Value Added ("EVA")	20%	30%

Our compensation committee, working with the compensation committee’s independent compensation consultant, Meridian Partners, LLC (referred to herein as Meridian), reviews, evaluates and updates our compensation peer group, which includes companies in both similar and different industries, at least annually. For 2019, our compensation committee approved the 34-company peer group more fully described in our CD&A section with (1) market capitalizations ranging from $489 million to approximately $11.6 billion and a median market capitalization of approximately $2.2 billion and (2) revenues ranging from $736 million to approximately $3.7 billion and median revenue of approximately $1.7 billion. Our market capitalization as of December 31, 2019 and revenues for 2019 were $1.8 billion and $1.5 billion, respectively. Due to the differences in size among the companies in our peer group, Meridian uses a regression analysis to adjust survey data results based on our revenue as compared to the revenue of other companies in our peer group.

Pay for Performance

The table below summarizes the performance metrics under our 2019 short-term incentive and 2019-2021 long-term incentive plans:

Incentive Program	Performance Metric	Weighting	Modifier*	Impact on Multiplier
Short-Term Incentive Plan	Adjusted EBITDA	100%	Safety (TCIR & LCIR)	+/- 10%
			Quality	+/- 10%
			Delivery	+/- 10%
			Cost	+/- 20%
			Individual	+/- 100%
Long-Term Incentive Plan	Total Controllable Cost	40%
	TSR	60%
_______________
* The safety modifier is measured using our total case incident rate ("TCIR") and lost-time case incident rate ("LCIR"), the quality modifier is measured using our no-fault claim rate, the delivery modifier is measured by our on-time delivery rate, and the cost modifier is measured by our manufacturing efficiency. As noted, the individual modifier is discretionary and only used in exceptional and rare instances approved by the compensation committee.

v

The following summarizes our performance against the metrics under our 2019 short-term incentive and 2017-2019 long-term incentive plans:

2019 Short-Term Incentive

Adjusted EBITDA
_______________
* The targets are based on the Adjusted EBITDA required to achieve the designated return on net assets (excluding cash) using our adjusted pre-tax operating income. As noted, our increasing net assets and depreciation raise the year-over-year Adjusted EBITDA targets. While we achieved strong quality performance in 2019, our safety, on-time delivery and cost performance lagged and did not meet our demanding expectations and requirements, resulting in +10%, -1%, -12% and -25% modifiers, respectively, and an overall reduction of our Adjusted EBITDA multiplier of 1.24 to a final multiplier of 0.96.

FEATURES
•	Pay for performance
•	Adjusted EBITDA target determined based on return on net assets (excluding cash) using our adjusted pre-tax operating income
•	Modifiers for safety, quality, delivery and cost performance establishing a strong linkage to strategic non-financial results
•
In exceptional and rare instances approved by our compensation committee, individual adjustment up to plus or minus 100% based on actual performance, including individual, facility and/or functional area performance

•	No payout unless we:
(1) achieve the threshold Adjusted EBITDA goal of a 7.5% return on our adjusted net assets
(2) generate positive adjusted net income
•	Maximum payout capped at three times the target
•	Rigorous financial performance goals - target increases with investments and increasingly higher net assets and depreciation

Annual Performance Award Payouts under Short-Term Incentive Plans for our Named Executive Officers

The Adjusted EBITDA targets under our short- term incentive plan reflect the Adjusted EBITDA required to achieve 7.5%, 15% and 35% returns on our net assets (excluding cash) based on adjusted pre-tax operating income at the threshold, target and maximum payout levels. As we have continued to invest in our business our net assets and depreciation have continued to grow and, as a result, the Adjusted EBITDA targets have continued to increase each year. To that end, our Adjusted EBITDA performance at the target level increased 12% from 2018 to 2019.

The table on the right illustrates our annual Adjusted EBITDA performance multiplier for the last three years under our short-term incentive plans before the application of modifiers. See Appendix A to this Proxy Statement for reconciliations of GAAP to non-GAAP measures.

The Adjusted EBITDA Multiplier under our 2019 Short-Term Incentive Plan is the lowest in the last three years despite our record Adjusted EBITDA performance due to the impact of our additional investments and increasing depreciation which increase our Adjusted EBITDA targets. After the application of modifiers, the final multipliers under our short-term incentive plan for 2017, 2018, and 2019 were 1.51x, 1.18x and 0.96x, respectively, each reflecting the impact of our performance against demanding modifiers.

2017-2019 Long-Term Incentive

Relative TSR*
Controllable Cost**
EVA***
_____________
* Relative TSR is against companies comprising the S&P 600 SmallCap Materials Sector Index.
** There was no payout under the EVA performance metric as we did not achieve threshold EVA performance.

FEATURES
•	Three-year performance period (2017-2019)
•	Includes retention features by utilizing time-vested restricted stock units
•	Pay for performance by utilizing performance shares subject to demanding metrics
•	Performance metrics:
(1) 40% based on controllable cost
(2) 40% based on relative TSR
(3) 20% based on EVA
•	Payout for relative TSR performance is capped at target if TSR is negative
•	Payout at target for controllable cost performance only if we offset inflation
•	No windfall upon a change in control for performance shares - only shares earned based on performance through the date of the change in control will vest

Annual Performance Award Payouts under Long-Term Incentive Plans

The table below reflects our annual performance award payouts for the last three years under our long-term incentive plans.

Metric	2015-2017 Plan			2016-2018 Plan			2017-2019 Plan
	Weighting	Multiplier	Weighted Multiplier	Weighting	Multiplier	Weighted Multiplier	Weighting	Multiplier	Weighted Multiplier
TSR	100%	1.7x	1.7x	60%	0.9x	0.5x	40%	1.9x	0.8x
Cost				40%	1.18x	0.5x	40%	0.9x	0.4x
EVA							20%	0.0x	0.0x
Plan Multiplier			1.7x			1.0x			1.1x

Performance Share Award Payouts Based on Relative TSR

The chart below illustrates the performance share award payouts based on our relative TSR performance for the 2015-2017, 2016-2018 and 2017-2019 long-term incentive programs:

Performance shares earned, if any, are determined by our TSR over the applicable three year performance period compared to the TSR of the other companies comprising the S&P 600 SmallCap Materials Sector Index. In considering constituents for the S&P SmallCap 600, S&P Dow Jones Indices looks for companies (1) with market capitalizations of between $450 million and $2.1 billion, (2) meeting certain float requirements, (3) with a U.S. domicile, (4) required to file Securities and Exchange Commission ("SEC") annual reports, and (5) listed on a major U.S. exchange, among other factors.

The beginning and ending stock prices used to determine our TSR are calculated using the 20-trading day average preceding the beginning and end of the performance period.

The performance share multiplier is determined by using straight line interpolation based on our TSR percentile ranking within our comparison group based on the table to the right:	Percentile Ranking	Multiplier
	< 25th	0.0x
	25th	0.5x
	50th	1.0x
	75th	1.5x
	≥ 90th	2.0x

Performance Share Award Payout Based on Controllable Cost

Achieving and sustaining a position as a low cost producer is one of our six key strategic initiatives. For our 2017-2019 long-term incentive compensation program, 40% of the performance shares issued to our named executive officers were subject to a controllable cost performance metric that required our company to reduce controllable costs to offset underlying inflation over the three-year performance period to achieve the target payout of performance shares subject to the controllable cost metric. A 9% reduction of controllable costs after offsetting underlying inflation over the same three-year period would result in payout of performance shares equal to two times target and an increase of controllable costs of 9% or more would result in no payout of performance shares subject to the controllable cost metric.

Controllable costs are generally defined as our variable conversion costs which adjust with our product volume and mix plus corporate and plant overhead. Controllable costs also (1) include benefits because we believe that management is required to take actions to influence benefit costs over the performance period and (2) exclude, among other things, major maintenance, research and development and enterprise resource planning costs to ensure that we continue to invest in the future of our company.

Performance Share Award Payout Based on EVA

For 20% of the performance shares granted under our 2017-2019 long-term incentive plan, the payout is determined based on EVA performance, calculated using our adjusted pre-tax operating income in excess of an amount equal to 15% of our net assets.

2019 Total CEO Compensation

As previously noted, the mix of our CEO’s total target compensation is heavily weighted toward performance-based compensation with more than 75% of the total target compensation being at-risk (short- and long-term compensation), 57% of the total target compensation being long-term, and 64% of the long-term target being allocated to performance shares.

For 2019, the market pay analysis performed by Meridian reflected that the total target compensation of our CEO was 5% below the median of our compensation peer group and that our CEO’s (1) base salary was approximately 8% above the median base salary, (2) short-term incentive target was approximately 28% below the median and (3) long-term incentive target was approximately 6% above the median. Regressed Equilar Executive Compensation Survey data received by our compensation committee reflected similar comparisons. Using that information, the compensation committee did not increase our CEO’s 2019 base salary and, instead allocated a total increase in his 2019 total target compensation of 3% to his short- and long-term incentive compensation targets to bring his short-term incentive closer to the median of our compensation peer group, continue to more heavily allocate his total target compensation to his long-term incentive compensation and continue to increase his at-risk compensation and drive the alignment reflected in our compensation philosophy.

As reflected in more detail in the Summary Compensation Table in the CD&A section of this Proxy Statement, in 2019, despite excellent performance and record shipments, record value added revenue, record adjusted earnings per share, record adjusted net income and near record Adjusted EBITDA, the total compensation of our CEO decreased by 2.9% from his 2018 total compensation and decreased by 8.3% from his 2017 total compensation. The year-over-year decreases in total compensation resulted from the increasingly demanding performance metrics in both our short-term and long-term incentive compensation plans as we continue to invest in our business, grow our net assets, increase our depreciation, increase the financial returns required to achieve target performance levels for our financial metrics and increase the level of performance required by our performance metrics and modifiers.

In summary, our incentive compensation programs are designed to demand continuous improvement in our year-over-year results for our CEO and other named executive officers to realize the same year-over-year financial benefit under our incentive compensation plans. We believe that an incentive plan design emphasizing the importance of successful execution of each of our six key strategic initiatives is important to our long-term success and aligns the interests of our CEO and other named executive officers with our success and our stockholders.

HEALTH AND SAFETY OF OUR EMPLOYEES

This Proxy Statement relates to our 2019 performance and compensation, neither of which were effected by the COVID-19 pandemic. Although the COVID-19 pandemic could significantly impact 2020 financial results and compensation outcomes, we have initiated the following actions to address the effect of the COVID-19 pandemic on our employees and business operations:

•Monitoring and implementing local, state and federal guidelines;

•	following the guidelines issued by the Centers for Disease Control and Prevention to mitigate the risk of exposure to COVID-19;
•Implementing additional health and safety protocols for contractors and service providers;
•Developing contingency plans to respond to employees experiencing symptoms;
•Increasing daily communications with plant managers and business leaders; and
•Working with benefits providers and other resources to support our employee.

Kaiser Aluminum Corporation
27422 Portola Parkway, Suite 200
Foothill Ranch, CA 92610-2831

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 10, 2020
_________________________________________________
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 10, 2020: The Proxy Statement and our Annual Report to Stockholders are available at www.envisionreports.com/kalu.

GENERAL QUESTIONS AND ANSWERS

Q:	Why did I receive a notice about the company’s proxy materials?

A:
You received a Notice of Internet Availability of Proxy Materials (the “Notice”) because you were a holder of record or beneficial owner of shares of common stock of Kaiser Aluminum Corporation as of the close of business on April 17, 2020. We began distributing the Notice and accompanying proxy materials on or about April 29, 2020. Our board of directors is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”). Our board of directors has made our proxy materials, including the Notice, this Proxy Statement, our Annual Report and proxy card, available to you on the internet, or upon your request, has delivered printed proxy materials to you in connection with the solicitation of proxies for use at the Annual Meeting. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “Annual Report”), along with this Proxy Statement and all other relevant corporate governance materials, are also available at www.kaiseraluminum.com.

Q:	Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of the proxy materials themselves, and how can I get the materials?

A:
In accordance with rules adopted by the Securities and Exchange Commission, we have elected to furnish proxy materials, including this Proxy Statement and our Annual Report, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the internet. The Notice also instructs you as to how you may submit your proxy on the internet. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice

Q:	When is the Annual Meeting and where will it be held?

A:	The Annual Meeting will be held on Wednesday, June 10, 2020, at 9:00 a.m., local time, at our corporate office, located at 27422 Portola Parkway, Suite 200, Foothill Ranch, California 92610.

As part of our contingency planning regarding novel coronavirus (COVID-19), we are preparing for the possibility that the date, time or location of the Annual Meeting may be changed or that the Annual Meeting may be held by means of remote communication (sometimes referred to as a "virtual" meeting). If we take this step, we will announce the decision to do so in advance through a press release and public filing with the Securities and Exchange Commission, and details will be available at www.kaiseraluminum.com.

Q:	Who may attend the Annual Meeting?

A:	All of our stockholders of record may attend the Annual Meeting.

Q:	Who is entitled to vote?

A:	Stockholders as of the close of business on April 17, 2020 are entitled to vote at the Annual Meeting. Each share of our common stock is entitled to one vote.

Q:	On what am I voting?

A:	You will be voting on:

•	The election of three members to our board of directors to serve until our 2023 annual meeting of stockholders;

•	The approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement;

•	The ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2020; and

•	Such other business as may properly come before the Annual Meeting or any adjournments.

Q:	How does the board of directors recommend that I vote?

A:	The board of directors recommends that you vote your shares:

•	"FOR ALL" the director nominees identified in "Proposals Requiring Your Vote - Proposal 1 - Election of Directors" below;

•	"FOR" the approval , on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement; and

•	"FOR" the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2020.

Q:	How can I vote?

A:	You can vote at the Annual Meeting or you can vote prior to the Annual Meeting by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy without delay.

Q:	How do I vote by proxy?

A:	If you choose to vote your shares by proxy, you have the following options:

•
Over the Internet: You can vote over the Internet at the website shown on your proxy card. Internet voting will be available 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time, on Tuesday, June 9, 2020.

•
By telephone: You can vote by telephone by calling the toll-free number shown on your proxy card. Telephone voting will be available 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time, on Tuesday, June 9, 2020.

•	By mail: You can vote by mail by completing, signing and dating your proxy card and returning it in the enclosed prepaid envelope.

Q:	I want to attend the Annual Meeting and vote. How do I obtain directions to the Annual Meeting?

A:	You may obtain directions to the Annual Meeting by calling us at (949) 614-1740.

Q:	What constitutes a quorum?

A:
As of April 17, 2020, the record date, 15,789,594 shares of our common stock were issued and outstanding. A majority of these shares present or represented by proxy will constitute a quorum for the transaction of business at the Annual Meeting. If you properly vote by proxy by submitting your voting instructions over the Internet, by telephone or by mail, then your shares will be counted as part of the quorum. Abstentions or votes that are withheld on any matter will be counted towards a quorum but will be excluded from the vote relating to the particular matter under consideration. Broker non-votes are counted towards a quorum but are excluded from the vote with respect to the matters for which they are applicable. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. Among our proposals, brokers will have discretionary voting power only with respect to the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2020.

Q:	What are the voting requirements for the proposals?

A:	There are different voting requirements for the proposals.

•
Each director will be elected by an affirmative vote of the majority of the votes cast with respect to the director in an uncontested election. A “majority” of the votes cast with respect to a director means the number of votes for the director exceeds the number of votes withheld from the director. If an incumbent director nominee receives a greater number of votes withheld than in favor of his or her election in an uncontested election, the nominee must promptly tender his or her resignation, and the board of directors will decide, through a process managed by the nominating and corporate governance committee, whether to accept the resignation, taking into account its fiduciary duties to our company and our stockholders. The board of director's explanation of its decision will be promptly disclosed in a Form 8-K furnished to the Securities and Exchange Commission. An election of directors is considered to be contested if there are more nominees for election than positions on the board of directors to be filled by election at the meeting of stockholders. In the event of a contested election, each director will be elected by a plurality vote of the votes cast at such meeting. The election of directors at the Annual Meeting is uncontested.

•
The affirmative vote of the holders of a majority of shares of our common stock present or represented by proxy at the Annual Meeting and entitled to vote on the subject matter and actually voted on the proposal is necessary (1) to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement, and (2) to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2020. If you abstain from voting on the proposal to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement and/or the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2020, your shares will not be counted in the vote for such proposal(s) and will have no effect on the outcome of the vote.

Q:	If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:
As discussed above, among our proposals, brokers will have discretionary voting power only with respect to the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2020. To be sure your shares are voted, you should instruct your broker to vote your shares using the instructions provided by your broker.

Q:	What will happen if the compensation of the company's named executive officers is not approved by the stockholders on an advisory basis?

A:
Because this is an advisory vote, our board of directors and compensation committee will not be bound by the approval of, or the failure to approve, the compensation of our named executive officers as disclosed in this Proxy Statement. The board of directors and the compensation committee, however, value the opinions that our stockholders express in their votes and expect to consider the outcome of the vote when determining future executive compensation programs.

Q:	What will happen if the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2020 is not ratified by the stockholders?

A:
Pursuant to the audit committee charter, the audit committee of our board of directors has sole authority to appoint our independent registered public accounting firm, and the audit committee will not be bound by the ratification of, or failure to ratify, the selection of Deloitte & Touche LLP. The audit committee will, however, consider any failure to ratify the selection of Deloitte & Touche LLP in connection with the appointment of our independent registered public accounting firm the following year.

Q:	Can I change my vote after I give my proxy?

A:	Yes. If you vote by proxy, you can revoke that proxy at any time before voting takes place at the Annual Meeting. You may revoke your proxy by:

•voting again over the Internet or by telephone no later than 11:59 p.m., Eastern Time, on Tuesday, June 9, 2020;

•submitting a properly signed proxy card with a later date;

•	delivering, no later than 5:00 p.m., Eastern Time, on Tuesday, June 9, 2020, written notice of revocation to our Secretary, c/o Computershare, P.O. Box 43126, Providence, Rhode Island 02940-5138; or

•	attending the Annual Meeting and voting.

Your attendance alone will not revoke your proxy. To change your vote, you must also vote at the Annual Meeting. If you instruct a broker to vote your shares, you must follow your broker's directions for changing those instructions.

Q:	What does it mean if I receive more than one proxy card?

A:	If you receive more than one proxy card, it is because your shares are held in more than one account. You must vote each proxy card to ensure that all of your shares are voted at the Annual Meeting.

Q:	Who will count the votes?

A:	Representatives of Computershare, our transfer agent, will tabulate the votes and act as inspectors of election.

Q:	How much will this proxy solicitation cost?

A:
We will bear the cost of the solicitation of proxies. We have hired MacKenzie Partners, Inc. to assist us in the distribution of proxy materials and solicitation of votes at a cost not to exceed $10,000, plus out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of our common stock. Our officers and regular employees may also solicit proxies, but they will not be specifically compensated for these services. In addition to the use of the mail, proxies may be solicited personally or by telephone by our employees or by MacKenzie Partners.

PROPOSALS REQUIRING YOUR VOTE

Proposal 1 - Election of Directors

General

We have a diverse and independent board of directors. Our board of directors currently has 12 members, consisting of our CEO and 11 independent directors. Our current directors are:

Carolyn Bartholomew	Lauralee E. Martin

David Foster	Alfred E. Osborne, Jr., Ph.D.

Leo Gerard	Teresa M. Sebastian

L. Patrick Hassey	Donald J. Stebbins

Jack A. Hockema	Thomas M. Van Leeuwen

Emily Liggett	Brett E. Wilcox

Mr. Hockema, our CEO, serves as our Chairman of the Board, and Dr. Osborne serves as our Lead Independent Director. If each of our Class II director nominees is elected, because Ms. Bartholomew is not standing for re-election at the Annual Meeting, the size of our board of directors will be reduced from 12 to 11 members.

Our board of directors represents a breadth of experience and diversity in perspective and background, as reflected in the summary of their collective qualifications below. Additionally, our current directors have a broad range of tenures, from less than one year to almost 19 years of service, with an average tenure of approximately nine years. We believe this balances institutional knowledge and experience with new perspectives and ideas.

Strategic Board Skills, Experience and Attributes

Public Board of Directors Experience	Industry-Specific	Economic, Regulatory and/or Policy	Diversity

Leadership /Management	Labor / Talent Management and Development	Financial / Investment	International Industrial

Our amended and restated certificate of incorporation and bylaws provide for a classified board of directors consisting of three classes. The term of our Class II directors expires at the Annual Meeting; the term of our Class III directors will expire at the 2021 annual meeting of stockholders; and the term of our Class I directors will expire at the 2022 annual meeting of stockholders.

Ms. Bartholomew, who was designated by the United Steel, Paper and Foresting, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO, CLC (referred to herein as the USW) as a director candidate pursuant to the terms of our Director Designation Agreement with the USW (described under “Corporate Governance - Director Designation Agreement”), has not been designated by the USW for re-election when her term ends at the Annual Meeting.

Board Refreshment and Director Succession Planning

We are committed to board refreshment and have added four highly qualified and independent directors to our board since 2018. The table below illustrates the tenure of our directors:

Board Tenure	Number of Directors	Percentage
0-5 Years	4	33%
6-10 Years	2	17%
11+ Years	6	50%

We thoughtfully plan for director succession and board refreshment. By developing and following a long-term succession plan, the board has an ongoing opportunity to:

•evaluate the depth and diversity of experience of our board;
•anticipate and plan for changes, including retirements;
•constructively engage with the USW;
•expand and replace key skills and experience that support our strategies;
•build on our record of board diversity; and
•maintain a balanced mix of tenures.

The nominating and corporate governance committee also plans for the orderly succession of our independent lead director and of the chairs of our board's five committees, providing for the identification of potential successors, their development and the transition of responsibilities.

Board Composition and Diversity

Bringing together informed directors with different perspectives and backgrounds, in a well-managed and constructive environment, fosters thoughtful and innovative decision-making. We have a policy of encouraging diversity of gender, ethnicity, age and background, as well as a range of tenures on the board to ensure both continuity and fresh perspectives among our directors. Our directors exhibit a balanced mix of tenures, ages, independence and diversity.

Gender Diversity	Ethnic Diversity	Independence
33%	17%	92%

Nominees for Class II Directors

The nominating and corporate governance committee of our board of directors has recommended, and our board of directors has approved, the nomination of the three nominees listed below. The nominees have indicated their willingness to serve as members of the board of directors if elected; however, in case any nominee becomes unavailable for election to the board of directors for any reason not presently known or contemplated, the proxy holders have discretionary authority to vote proxies for a substitute nominee. Proxies cannot be voted for more than three nominees.

The board of directors recommends a vote "FOR ALL" of the persons nominated by the board of directors.

Set forth below is information about the Class II director nominees, including their ages, present principal occupations, other business experiences, directorships in other public companies in the past five years, membership on committees of our board of directors, and reasons why each individual nominee's specific experience, qualifications, attributes or skills led the nominating and corporate governance committee to recommend, and our board of directors to conclude, that the nominee should serve as a director of the company.

Jack A. Hockema

CEO and Chairman of the Board

Director since: 2001

Committee: Executive (Chair)

Age: 73

DESCRIPTION OF BUSINESS EXPERIENCE:

For information as to Mr. Hockema, see "Executive Officers" below.

QUALIFICATIONS:

Mr. Hockema's substantial experience with our company and in the metals industry allows him to provide a unique perspective to our board of directors regarding our business, our industry and the strategic direction for our company.

PREVIOUS DIRECTORSHIPS:
– Superior Industries International, Inc. (2014-2018)

Lauralee E. Martin

Director since: September 2010

Committees: Audit (Chair); Compensation; Executive; and Talent Development

Age: 69

Other Public Board Membership:
– Marcus & Millichap, Inc. (August 2019 - Present)

Other Affiliations
– Member of board of directors of QuadReal Property Group (February 2017 - Present)

DESCRIPTION OF BUSINESS EXPERIENCE:

Ms. Martin served as Chief Executive Officer and President of HCP, Inc., a real estate investment trust focusing on properties serving the healthcare industry, from October 2013 to July 2016. Prior to joining HCP, Inc., Ms. Martin served as Chief Executive Officer of the Americas Division of Jones Lang LaSalle, Inc., a financial and professional services firm specializing in real estate services and investment management, from January 2013 to October 2013. She served as Executive Vice President and Chief Financial Officer of Jones Lang LaSalle from January 2002 and was appointed Chief Operating and Financial Officer in October 2005 and served in that capacity until January 2013. She joined Jones Lang LaSalle after 15 years with Heller Financial, Inc., a commercial finance company with international operations, where she was Vice President, Chief Financial Officer, Senior Group President, and President of the Real Estate group. Prior to joining Heller Financial, Ms. Martin held certain senior management positions with General Electric Credit Corporation.

PREVIOUS DIRECTORSHIPS:
– ABM Industries (2015 - 2019)
– HCP, Inc. (2008 - 2016)

QUALIFICATIONS:

Having served as both the Chief Financial Officer and the head of the real estate lending group at Heller Financial and having served as the Chief Operating and Financial Officer for Jones Lang LaSalle for more than seven and 12 years, respectively, as well as having served as the Chief Executive Officer of the Americas division of Jones Lang LaSalle, Inc. and being the Chief Executive Officer of HCP, Inc., Ms. Martin has significant experience in all aspects of corporate financial and operational matters, including the oversight of complex financial, accounting and corporate infrastructure functions. Her service as a member of the boards of directors of two real estate investment trusts and a major bank holding company have reinforced those qualifications and also have deepened her expertise in corporate governance and matters relating to the Sarbanes-Oxley Act. Ms. Martin also has a deep foundation in evaluating acquisition opportunities, managing banking relationships and investor relations. Ms. Martin's experience and background, qualification as an audit committee financial expert, and understanding of our company's financial statements allow her to provide guidance and insight to our board of directors and management regarding business, strategic, accounting and financial issues.

Brett E. Wilcox

Director since: July 2006

Committees: Audit; Compensation; Executive; and Talent Development (Chair)

Age: 66

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. Wilcox has served as Chief Executive Officer of Cvictus, a Canadian company developing a single cell protein and related production process to substitute for soybean meal and fishmeal in animal feed, since September 2018 and has been an active investor in, on the board of directors of, or an executive consultant for, a number of metals and energy companies since 2005. From June 2005 to December 2011, Mr. Wilcox served as Chief Executive Officer of Summit Power Alternative Resources where he managed the development of wind generation and new energy technologies. Prior to that, Mr. Wilcox served as: Chief Executive Officer of Golden Northwest Aluminum Company and its predecessors. Mr. Wilcox has also served as Executive Director of Direct Services Industries, Inc., a trade association of large aluminum and other energy-intensive companies; an attorney with Preston, Ellis & Gates in Seattle, Washington; Vice Chairman of the Oregon Progress Board; Chairman of the Oregon Economic and Community Development Commission; a member of the Oregon Governor's Comprehensive Review of the Northwest Regional Power System; and a member of the Oregon Governor's Task Forces on structure and efficiency of state government, employee benefits and compensation, and government performance and accountability.

QUALIFICATIONS:

Mr. Wilcox was selected by the search committee to serve as a director of our company upon our emergence from chapter 11 bankruptcy in 2006 because of his business and financial background and experience, including his experience as the Chief Executive Officer of Golden Northwest Aluminum Company and its predecessors, his experience working successfully with the USW and his experience in the power industries, and because of his qualification as an audit committee financial expert. Mr. Wilcox was designated by the USW as a director candidate in connection with the search process, and, pursuant to the terms of the Director Designation Agreement (described under “Corporate Governance - Director Designation Agreement”), was designated by the USW as a director candidate in connection with our 2008, 2011, 2014 and 2017 annual meetings of stockholders and again in 2020 in connection with the Annual Meeting. Mr. Wilcox's experience as a chief executive officer, his financial expertise, his experience in the aluminum and energy industries, and his working relationship with the USW allow him to offer guidance and insight to our board of directors and management on business, finance, strategic and labor issues.

Continuing Directors

Set forth below is information about our continuing directors, including their ages, present principal occupations, other business experiences, directorships in other public companies in the past five years, membership on committees of our board of directors, and reasons why each individual director's specific experience, qualifications, attributes or skills led our board of directors to conclude that the director should serve on our board of directors.

Class III Directors

David Foster

Director since: June 2009

Committees: Nominating and Corporate Governance, and Talent Development

Age: 72

Other affiliations:
– Member of board of directors of Evraz North America, d/b/a Oregon Steel Manufacturing (2006 - Present)

DESCRIPTION OF BUSINESS EXPERIENCE:

Since May 2017, Mr. Foster has served as Distinguished Associate of Energy Futures Initiative, a non-profit organization conducting objective, fact-based and rigorous technical, economic, financial and policy analyses supported by a multidisciplinary network of experts.  Mr. Foster is also a consultant to the Massachusetts Institute of Technology, working on the Roosevelt Project, a three-year research project focused on energy technology and economic development.

Mr. Foster was Senior Advisor to the Office of the Secretary of the U.S. Department of Energy from June 2014 to January 2017. Prior to that, Mr. Foster was Executive Director of BlueGreen Alliance, a strategic national partnership between labor unions and environmental organizations to expand the job-creating potential of the green economy and improve the rights of workers at home and around the world, from June 2006 to June 2014 and an adjunct faculty member of the University of Minnesota from January 2003 to June 2014. Mr. Foster was also previously a director of the USW for District #11.

QUALIFICATIONS:

The board of directors nominated Mr. Foster because of his extensive labor experience representing the USW and with the BlueGreen Alliance which allows him to provide guidance and insight to the board and management regarding labor relations, including with the USW, relations with our hourly workforce, the impact of environmental and regulatory initiatives on US based manufacturers and sustainability. Mr. Foster was designated by the USW as a director candidate pursuant to the terms of our Director Designation Agreement in connection with our 2009, 2012, 2015 and 2018 annual meetings of stockholders. However, his experience with our company exceeds 20 years and includes his former role as the primary USW negotiator of our master labor agreement with the USW prior to joining our board of directors.

Leo Gerard

Director since: September 2019

Age: 73

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. Gerard served as International President of the USW from 2001 until he retired in July 2019. During that time Mr. Gerard was a co-founder of the BlueGreen Alliance.

QUALIFICATIONS:

The board of directors nominated Mr. Gerard because of his extensive national and international labor experience, experience in Washington D.C. and experience with the BlueGreen Alliance which allows him to provide guidance and insight to the board and management regarding labor relations, including with the USW, relations with our hourly workforce, the impact of environmental and regulatory initiatives on U.S. based manufacturers and sustainability. Mr. Gerard was designated by the USW as a director candidate pursuant to the terms of our Director Designation Agreement.

L. Patrick Hassey

Director since: September 2014

Committees: Compensation, and Talent Development

Age: 74

DESCRIPTION OF BUSINESS EXPERIENCE:

Prior to his retirement in May 2011, Mr. Hassey served as Chairman and Chief Executive Officer of Allegheny Technologies Incorporated (referred to herein as ATI), a global leader in the production of specialty materials for the aerospace, chemical and oil and gas industries, where he was elected to the board of directors in July 2003, appointed as the President and Chief Executive Officer in October 2003, and became Chairman in May 2004. Mr. Hassey served as ATI's President until August 2010.

Before joining ATI, Mr. Hassey served as Executive Vice President and as a member of the corporate executive committee of Alcoa, as Executive Vice President of Alcoa and Group President of Alcoa Industrial Components, and as Executive Vice President of Alcoa and President of Alcoa Europe, Inc.

QUALIFICATIONS:

The board of directors nominated Mr. Hassey because of his extensive experience and background and qualification as a chief executive officer in the aluminum and specialty metal industries which allows him to provide guidance and insight to the board of directors and management regarding business and strategic issues.

PREVIOUS DIRECTORSHIPS:
– Ryder System, Inc. (2005 - 2018)
– Alpha Natural Resources (2012 - 2016)

Emily Liggett

Director since: June 2018

Committees: Audit and Talent Development

Age: 64

Other Public Board Membership:
– Ultra Clean Holdings (2014 - Present)
– Materion Corporation (2020 - Present)

Other Affiliation:
– Member of Advisory Board of Purdue University School of Engineering

DESCRIPTION OF BUSINESS EXPERIENCE:

Ms. Liggett has served as a strategy consultant and business advisor for technology-based businesses since 2017.

Ms. Liggett was President and Chief Executive Officer of NovaTorque, Inc., a manufacturer of high-efficiency electric motor systems, from March 2009 until December 2016, when it was acquired by Regal Beloit. She previously served as President and Chief Executive Officer of Apexon, Inc., a provider of supply chain optimization software solutions for global manufacturers, from 2004 to 2007. Ms. Liggett served as President and Chief Executive Officer of Capstone Turbine Corporation, a provider of microturbine systems for clean, continuous distributed energy generation, from 2002 to 2003 and, prior to that, held various management and executive roles at Raychem Corporation (acquired by Tyco International in 1999) from 1984 to 2001, including corporate vice president of Raychem and managing director of Tyco Ventures. Ms. Liggett holds a bachelor of science in chemical engineering from Purdue University, a Master of Science degree in engineering and manufacturing systems from Stanford University and a Master of Business Administration degree from the Stanford University Graduate School of Business.

QUALIFICATIONS:

The board of directors nominated Ms. Liggett because of her chief executive officer, management and board experience in a variety of manufacturing companies, as well as her experience managing worldwide businesses, partnerships and international joint ventures. She also has public company and private company operating and board experience, and expertise in strategy, operations, new product development, sales, marketing, and business development.

PREVIOUS DIRECTORSHIPS:
– MTS Systems Corporation (2010-2016)

Class I Directors

Alfred E. Osborne, Jr.

Lead Independent Director

Director since: July 2006

Committees: Audit; Executive; and Nominating and Corporate Governance (Chair)

Age: 75

Other Public Board Memberships:
– First Pacific Advisor family of seven funds (Capital, Crescent, International Value, New Income, Paramount, Perennial and Source Capital) (1999 - Present)
– Nuverra Environmental Solutions, Inc. (formerly Heckmann Corporation) (2007 - Present)

Other Affiliations:
– Member of board of directors of Wedbush, Inc. (1998 - Present)

DESCRIPTION OF BUSINESS EXPERIENCE:

Dr. Osborne is the UCLA Anderson School of Management's Senior Associate Dean for external affairs, served as Interim Dean July 2018 to July 2019 and is a Professor of Global Economics and Management since July 2008. Dr. Osborne was previously the Senior Associate Dean at the UCLA Anderson School of Management from July 2003 to June 2018 and an Associate Professor of Global Economics and Management and served as the Director of the Harold and Pauline Price Center for Entrepreneurial Studies at the UCLA Anderson School of Management.

QUALIFICATIONS:

Dr. Osborne has served on many boards and board committees of public companies and investment funds over a more than 30-year period. During that time, Dr. Osborne worked extensively on the development of board and director best practices, as well as director training and governance programs sponsored by the UCLA Anderson School of Management. Dr. Osborne was one of the original directors selected by a search committee to serve as a director of our company upon our emergence from chapter 11 bankruptcy in 2006 and was selected because of his public company board experience and governance background. During his service on our board of directors, Dr. Osborne has gained an understanding of our company and the environment in which we operate. Dr. Osborne's experience as a director of public companies, as a member of various board committees of public companies, and as an educator in the fields of business management and corporate governance allows him to draw on his experience and offer guidance to our board of directors and management on issues that affect our company, including governance and board best practices.

Teresa Sebastian

Director Since: June 2019

Age: 62

Committees: Audit and Nominating and Corporate Governance

Other Affiliations:
– Member Board of Directors, Assemble Sound, a private company
– Member Board of Directors and Chair of Audit Committee, The United Negro College Fund
– Member Dean’s Advisory Council, University of Michigan School of Literature Sciences and Arts

DESCRIPTION OF BUSINESS EXPERIENCE:

Ms. Sebastian has been the President and Chief Executive Officer of The Dominion Asset Group, an angel investment and venture capital firm, since June 2015, an adjunct professor for accounting and enterprise risk management at Vanderbilt Law School since August 2017, and an adjunct professor for governance and compliance at the University of Michigan Law School since August 2016. Ms. Sebastian was previously the Senior Vice President, General Counsel, Corporate Secretary and Internal Audit executive leader, of Darden Restaurants, Inc, a publicly held multi-brand restaurant operator, from October 2010 to March 2015.

Before joining Darden Restaurants, Ms. Sebastian served as Vice President at Veyance Technologies, Inc., a manufacturer and marketer of engineered rubber products, Senior Vice President at Information Resources, Inc., a provider of information, analytics and insights, and held leadership roles in senior management in two regulated companies, DTE Energy Company, and CMS Energy Corporation. She also held positions in financial analysis at Michigan Consolidated Gas Co., Morgan Stanley, and Bank of America.

QUALIFICATIONS:

The board of directors nominated Ms. Sebastian because of her broad experience and background in management, expertise in corporate governance and matters relating to the Sarbanes-Oxley Act, risk management and compliance, and experience in a wide variety of industries, including manufacturing, finance and data technology. Ms. Sebastian has significant experience in public and private company capital raising, mergers and acquisitions, and global transactions. Her service as a board member of a private company, chair of an audit committee for one of the largest non-profits in the U.S., internal audit executive leadership experience and accounting and financial background reinforce her qualification as an audit committee financial expert, ability to understand our financial statements and ability to provide guidance and insight to our board of directors and management regarding business, risk management, accounting and financial issues. Ms. Sebastian was designated by the USW as a director candidate pursuant to the terms of our Director Designation Agreement in connection with our 2019 annual meeting of stockholders.

Donald J. Stebbins

Director Since: June 2019

Age: 62

Committees: Compensation and Nominating and Corporate Governance

Other Public Board Memberships:
– Snap-on Tools (2015 - Present)

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. Stebbins served as President and Chief Executive Officer, and also as a director, of Superior Industries International, Inc. ("Superior"), a manufacturer of aluminum wheels for the automotive industry, from May 2014 to December 2018. For two years prior to joining Superior, Mr. Stebbins provided consulting services to various private equity firms. Mr. Stebbins previously served as Chairman, President and Chief Executive Officer of Visteon Corporation, an automotive components manufacturer, from 2008 until 2012, after having served as Visteon’s President and Chief Operating Officer prior to that time. Before joining Visteon, Mr. Stebbins held various positions with increasing responsibility at Lear Corporation, a supplier of automotive seating and electrical distribution systems, including President and Chief Operating Officer–Europe, Asia and Africa, President and Chief Operating Officer–Americas, and Senior Vice President and Chief Financial Officer. Mr. Stebbins holds a Bachelor of Science degree in finance from Miami University and a Master of Business Administration degree from the University of Michigan.

PREVIOUS DIRECTORSHIPS:
– Superior Industries International, Inc. (2014-2018)
– WABCO Holdings, Inc. (2007-2016)

QUALIFICATIONS:

The board of directors nominated Mr. Stebbins because of his board and chief executive officer experience and, among his other qualifications, his experience and expertise in the automotive industry, international business, manufacturing, sales, product innovation/development, operations, accounting and finance (including as a chief financial officer), mergers and acquisitions, strategy development, executive compensation and leadership development.

Thomas M. Van Leeuwen

Director since: July 2006

Committees: Audit; Compensation (Chair); Executive; and Nominating and Corporate Governance

Age: 63

DESCRIPTION OF BUSINESS EXPERIENCE:

Prior to his retirement in 2002, Mr. Van Leeuwen served as a Director - Senior Equity Research Analyst for Deutsche Bank Securities Inc. Mr. Van Leeuwen also previously served as a Director - Senior Equity Research Analyst for Credit Suisse First Boston and as First Vice President of Equity Research with Lehman Brothers. Mr. Van Leeuwen held the positions of research analyst with Sanford C. Bernstein & Co., Inc. and systems analyst with The Procter & Gamble Company. Mr. Van Leeuwen is also a Chartered Financial Analyst.

QUALIFICATIONS:

Mr. Van Leeuwen was selected by the search committee to serve as a director of our company upon our emergence from chapter 11 bankruptcy in 2006 because of his experience working with investment banks, including as an analyst in the aluminum industry. Mr. Van Leeuwen's experience as an equity research analyst and service as a director of our company since 2006 allow him to provide guidance and insight to our board of directors and management with respect to financial analyses of our company, whether generated internally or externally, as well as other financial issues, and with respect to the investment community's understanding of our company. He also qualifies as an audit committee financial expert.

Proposal 2 - Advisory Vote to Approve Named Executive Officer Compensation

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Securities Exchange Act of 1934, referred to herein as the Exchange Act, we ask stockholders to vote annually on a non-binding, advisory resolution to approve our named executive officer compensation. The vote is not intended to address any specific component of our executive compensation program, but rather the overall compensation of our named executive officers as described in this Proxy Statement. The text of the resolution is as follows:

RESOLVED, that the compensation paid to the named executive officers of Kaiser Aluminum Corporation, as described in the proxy statement for the company's 2020 annual meeting of stockholders pursuant to Item 402 of Regulation S-K (which disclosure includes the "Executive Compensation - Compensation Discussion and Analysis" section and the Summary Compensation Table and other compensation tables and related narrative discussions), is hereby APPROVED.
In 2019, we had record results despite formidable headwinds, achieving record value added revenue, record Adjusted EBITDA, record adjusted net income and record adjusted earnings per share. In addition, we continued to invest in our business for further growth and efficiency and we returned over $84 million to our stockholders through share repurchases and dividends consistent with our capital allocation priorities.

As described in further detail in the CD&A section, our compensation structure was developed to achieve the following objectives, which we believe are critical for enhancing stockholder value and our long-term success and sustainability:

•
creating alignment between our senior management and our stockholders by rewarding our senior management for achieving strategic goals that successfully drive our operations and enhance our stockholder return;

•	attracting, motivating and retaining highly experienced executives vital to our short-term and long-term success, profitability and growth; and

•	correlating our senior management compensation with our actual short- and long-term performance.

The compensation committee reviewed our compensation program for 2019. The review included consideration of stockholder feedback, the over 84% approval of the 2019 advisory vote to approve our named executive officer compensation, and discussions with Meridian and management regarding existing and contemplated market practices, as well as the structure and objectives of each component of our compensation. Upon completion of that review, the compensation committee determined that the compensation of our named executive officers in 2019 would consist primarily of the following components:

•
a base salary (1) compensating each named executive officer based on the level of responsibility, individual expertise and prior experience and (2) providing a fixed amount of cash compensation upon which our named executive officers can rely;

•
a short-term annual cash incentive (1) payable only if our company achieves a certain Adjusted EBITDA performance level which has continued to increase, resulting in increasingly demanding performance to realize the same or similar payouts year-over-year as more fully described below, (2) adjusted for (a) our safety performance based on our total case incident rate, or TCIR, which is the average number of work-related injuries incurred per 100 workers during a one-year period, as well as lost-time case incident rate, or LCIR, which is the average number work-related injuries that resulted in lost or restricted days or job transfer incurred per 100 workers during a one-year period, (b) our quality performance based on our no-fault claim rate, (c) delivery performance based on our on-time delivery rate, (d) cost performance based on our manufacturing efficiency, and (e) in exceptional and rare instances approved by the compensation committee, individual performance based on individual, facility, and/or functional performance, and (3) capped at three times target; and

•
an equity-based, long-term incentive designed to align compensation with the interests of our stockholders and to enhance retention of our named executive officers consisting of (1) restricted stock units with three-year cliff vesting and (2) performance shares, 60% of which that vest, if at all, based on our TSR, compared to the TSR of our peers in the S&P SmallCap 600 Materials Index and 40% of which that vest, if at all, based on our total controllable cost performance, each over the 2019-2021 performance period.

Our compensation committee, working with Meridian, reviews, evaluates and updates our compensation peer group, which includes companies in both similar and different industries, at least annually. For 2019, our compensation committee approved the 34-company peer group more fully described in our CD&A with (1) market capitalizations ranging from $489 million to approximately $11.6 billion and a median market capitalization of approximately $2.2 billion and (2) revenues ranging from $736 million to approximately $3.7 billion and median revenue of approximately $1.7 billion. Our market capitalization as of December 31, 2019 and revenues for 2019 were $1.8 billion and $1.5 billion, respectively. Due to the differences in size among the companies in our peer group, Meridian uses a regression analysis to adjust survey data results based on our revenue as compared to the revenue of other companies in our peer group.

For 2019, the market pay analysis performed by Meridian reflected that the total target compensation of our CEO was 5% below the median of our compensation peer group and that our CEO’s (1) base salary was approximately 8% above the median base salary, (2) short-term incentive target was approximately 28% below the median and (3) long-term incentive target was approximately 6% above the median. Regressed Equilar Executive Compensation Survey data received by our compensation committee reflected similar comparisons. Using that information, the compensation committee did not increase our CEO’s 2019 base salary and, instead allocated a total increase in his 2019 total target compensation of 3% to his short- and long-term incentive compensation targets to bring his short-term incentive closer to the median of our compensation peer group, continue to more heavily allocate his total target compensation to his long-term incentive compensation and continue to increase his at-risk compensation and drive the alignment reflected in our compensation philosophy.

We no longer maintain a defined benefit pension plan or retiree medical program that covers members of senior management. Retirement benefits to our senior management, including our named executive officers, are provided through a defined contribution retirement program consisting of a 401(k) plan (which we refer to as our Savings Plan) and a nonqualified and unsecured deferred compensation plan (which we refer to as our Restoration Plan) intended to restore benefits that would be payable to designated participants in our Savings Plan but for the limitations on benefit accruals and payments imposed by the Internal Revenue Code of 1986 (referred herein as the Code).

For 2019, approximately 75% of the target total compensation of our CEO and our COO, and approximately 55% to 68% of the target total compensation of our other named executive officers, consisted of at-risk compensation, which we define as compensation that either (1) will be realized, if at all, only if certain financial performance levels are achieved as in the case of our annual short-term incentive and the portion of our long-term incentive consisting of performance shares or (2) is time-based as in the case of the portion of our long-term incentive compensation consisting of restricted stock units.

Our compensation structure also supports our corporate governance practices, which further align the interests of senior management and our stockholders. The table below sets forth the best practice compensation features we have adopted as of 2019.

Best Practice Compensation Features
What We Do ✓		What We Don't Do ✗
✓
DO align pay and performance by linking a significant portion of total compensation to company performance, including financial, safety, quality, delivery and cost performance, as well as individual performance
		✗	NO compensation or incentives that encourage unnecessary or excessive risk taking
✓	DO balance both short-term (one-year) and long-term (three-year) performance across our incentive programs	✗	NO repricing or buyout of "underwater" stock options or appreciation rights without stockholder approval
✓	DO enhance retention with time-based, three-year cliff vesting for restricted stock unit awards	✗	NO pledging of our securities
✓
DO subject the vesting of 50% (64% for our CEO and 67% for our COO) of long-term incentive awards to performance targets based on relative TSR, controllable cost and EVA, each over a three-year performance period
		✗	NO hedging or speculative transactions involving our securities
✓	DO maintain rigorous stock ownership guidelines (6x base salary/base retainer for CEO, COO and non-employee directors and 3x for other executive officers)	✗	NO guaranteed payout for cash incentive compensation
✓	DO maintain a clawback policy for both equity and cash awards	✗	NO excessive perquisites or other benefits
✓	DO cap payouts for awards under both of our short- and long-term incentive plans	✗	NO evergreen equity plan provisions
✓	DO appoint a compensation committee comprised solely of independent directors	✗	NO dividend equivalents on unearned performance shares
✓	DO use an independent compensation consultant

We believe our incentive compensation programs are designed to demand continuous improvement in our year-over-year results for our named executive officers to realize the same year-over-year financial benefit under our compensation plans. We also believe that design emphasizing the importance of successful execution of each of our six key strategic initiatives is important to our long-term success and aligns the interests of our named executive officers with our stockholders.

We urge our stockholders to review our CD&A which describes our compensation philosophy and programs in detail and to approve the compensation of our named executive officers. While this vote to approve our named executive officer compensation is non-binding and solely advisory in nature, our board of directors and the compensation committee value the opinions of our stockholders and expect to consider the outcome of the vote when determining future executive compensation programs. We hold this advisory vote to approve our named executive officer compensation on an annual basis, and the next such vote is expected to be conducted at our 2021 annual meeting.

The board of directors recommends a vote "FOR" the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

Proposal 3 - Ratification of the Selection of our Independent Registered Public Accounting Firm

Pursuant to the audit committee charter, the audit committee has the sole authority to retain an independent registered public accounting firm for our company. The board of directors requests that the stockholders ratify the audit committee's selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2020.

The audit committee will not be bound by the ratification of, or failure to ratify, the selection of Deloitte & Touche LLP, but the audit committee will consider any failure to ratify the selection of Deloitte & Touche LLP in connection with the appointment of our independent registered public accounting firm for 2021.

The board of directors recommends a vote "FOR" the ratification of the audit committee's selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2020.

CORPORATE GOVERNANCE

Our board of directors is responsible for providing effective governance over the affairs of our company. Our corporate governance practices are designed to align the interests of our board of directors and management with those of our stockholders and to promote honesty, integrity and our corporate values throughout the company. Highlights of our corporate governance practices are described below.

A copy of the current charter, as approved by our board of directors, for each of the executive committee, audit committee, compensation committee, nominating and corporate governance committee and talent development committee, and a copy of each of our corporate governance guidelines and our code of business conduct and ethics, which applies to all of our directors employees, including our executive officers, are available on our website at www.kaiseraluminum.com under "Investor Relations - Corporate Governance." Furthermore, we will post any amendments to our code of business conduct and ethics, or waivers of the code for our directors or executive officers, on our website at www.kaiseraluminum.com under "Investors- Corporate Governance."

Corporate Governance Highlights

Highlights of our corporate governance practices are described below:

Board Structure	✓	Highly independent - 92% of the directors are independent; 100% of the audit committee, compensation committee and nominating and corporate governance committee are independent
	✓	Diverse in perspective and background - 33% of our directors are gender diverse and 17% of our directors are ethnically diverse
	✓	Strong lead independent director
Board Practices and Policies	✓	Robust annual board and committee assessments with external and/or internal resources
	✓	Majority vote standard in uncontested director elections
	✓	Executive session of independent directors without management present at every in-person meeting
	✓	Commitment to board refreshment - Four new highly qualified individuals have joined the board since 2018
	✓	Directors are prohibited from serving on more than three other boards of public companies or public investment funds without board approval
	✓	Strong equity ownership and retention requirements for directors
Stockholder Engagement	✓	Regular engagement by management with stockholders to discuss our performance, governance structure, compensation practices and approach to sustainability, as well as other matters

Board Leadership Structure

Mr. Hockema, our CEO, serves as the Chairman of the Board, and Dr. Osborne serves as our Lead Independent Director. We believe that Mr. Hockema's experience with our company and in the metals industries, the independence of the other directors, our governance structure and the interaction between and among Mr. Hockema, our Lead Independent Director and the other directors make our board leadership structure the most appropriate for our company and our stockholders. As a result of his substantial experience with our company and in the metals industries, Mr. Hockema is uniquely qualified to provide clear leadership for our company and a single point of accountability.

Our corporate governance guidelines and governance structure require a Lead Independent Director to be selected by a majority of the independent directors, thereby ensuring that there is independent leadership within our board of directors and allowing our independent directors to function as a body distinct from management and evaluate the performance of Mr. Hockema and our management independently and objectively. The responsibilities of our Lead Independent Director include:

•establishing the agenda for executive sessions;
•calling a meeting of independent directors upon the request of a majority of independent directors;
•serving as a liaison between our independent directors and our CEO;
•presiding at meetings of our independent directors;
•soliciting advice and input from our independent board members; and

•
routinely meeting and conferring with our CEO to address comments, issues and areas of interest expressed or identified by our independent directors, to assess the governance of our board of directors and our company, and to review board responsibilities, meeting schedules, meeting agenda and information requested or otherwise provided to our directors routinely or in connection with meetings of our board of directors.

Each of the audit, compensation, nominating and corporate governance, and talent development committees consists solely of independent directors. The chair of each committee of our board of directors serves as a liaison to keep our full board of directors and our CEO apprised of the work performed by their respective committees at each of our regularly scheduled board meetings and as otherwise required. Finally, under our bylaws, special meetings of our board of directors may be called by a majority of our board members, 11 of 12 of whom are currently independent.

Under our corporate governance guidelines, each member of our board of directors may submit items to be included on the agenda for any meeting of our board of directors and raise subjects that are not on the agenda at any meeting of our board of directors. In addition, our independent directors are required to meet at least quarterly in executive sessions at which only independent directors are present. Additionally, we encourage direct communication among our directors and with our CEO before, during and after formal board and committee meetings and facilitate those communications around our scheduled meetings. Our directors also have full access to our officers, employees and advisors.

Risk Oversight

We have policies in place to identify, assess and manage potential risks and to continually review the procedures that we have designed and implemented to mitigate those risks. We believe that our board of directors provides effective oversight of the risk management function. Under its charter, the audit committee of our board of directors is responsible for discussing our risk management policies, including, without limitation, the steps taken and to be taken to monitor and control our major financial risk exposures. The compensation committee of our board of directors is responsible for assessing risks associated with our compensation policies. In addition, our full board of directors is actively engaged in the review and assessment of our risk management policies, conducts a comprehensive review at least annually during a regularly scheduled board meeting and routinely requests that specific risk-related items be included on board and committee meeting agendas, including by way of example, the COVID-19 pandemic, our COVID-19 contingency planning and health and safety measures implemented to protect our employees. We also engage in an ongoing enterprise risk management process pursuant to which we formally identify, categorize and assess our risks and risk mitigation strategies and routinely update the audit committee and our full board of directors regarding this process.

Director Independence

Our corporate governance guidelines require that a majority of the members of our board of directors satisfy the independence requirements set forth in the rules of the Nasdaq Stock Market. We refer to these requirements as the general independence criteria. Additionally, the audit committee charter, compensation committee charter and nominating and corporate governance committee charter require that all respective committee members satisfy the general independence criteria. There are no family relationships among our officers or directors.

Based upon information requested from and provided by each of our directors concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that each of Mmes. Bartholomew, Liggett, Martin and Sebastian and Messrs. Foster, Gerard, Hassey, Osborne, Stebbins, Van Leeuwen and Wilcox, representing 11 of our 12 directors, satisfies the general independence criteria. The twelfth director, Mr. Hockema, cannot meet the independence requirement as our CEO. In making such determination, our board of directors considered the relationships that each of our directors had with our company and all other facts and circumstances our board of directors deemed relevant in determining the independence of each of our directors in accordance with the general independence criteria.

Director Designation Agreement

On July 6, 2006, we entered into a Director Designation Agreement with the USW under which the USW has certain rights to designate board candidates for nomination. We believe that:

•	the USW has been a good steward of its rights under the Director Designation Agreement;

•	the nominees of the USW have made significant contributions to our board of directors;

•	the Director Designation Agreement reflects the constructive relationship between the USW and our company; and

•
the Director Designation Agreement facilitates discussions with the USW in regard to our strategy, our key strategic initiatives, the critical skills needed on our board of directors and other matters of mutual interest.

Accordingly, in connection with the renewal and ratification of a new five-year collective bargaining agreement with members of the USW at our Spokane, Washington and Newark, Ohio facilities, in December 2019, the Director Designation Agreement which was set to expire on December 31, 2020 was extended to December 31, 2025. Under the Director Designation Agreement, the USW generally has the right to designate for nomination the minimum number of director candidates necessary to ensure that, assuming the nominated candidates are elected by our stockholders, at least 40% of the members of our board of directors have been nominated by the USW, except that we have the ability to increase the size of the board of directors from 10 to up to 12 members without increasing the number of candidates that the USW has the right to designate for nomination.

The Director Designation Agreement contains requirements as to the timeliness, form and substance of the notice the USW must give to the nominating and corporate governance committee in order to nominate candidates. The nominating and corporate governance committee is required to determine in good faith whether each properly submitted candidate satisfies the qualifications set forth in the Director Designation Agreement. Pursuant to the terms of the Director Designation Agreement, if the nominating and corporate governance committee determines that a nominated candidate satisfies the qualifications, the committee will, unless otherwise required by its fiduciary duties, recommend the candidate to our board of directors for inclusion in the slate of directors to be recommended by the board of directors in our proxy statement. Similarly, the board of directors will, unless otherwise required by its fiduciary duties, accept the recommendation and include the candidate in the slate of directors that the board of directors recommends. Notwithstanding the foregoing, the USW may not nominate an incumbent candidate without our approval.

In addition, the Director Designation Agreement provides that, so long as our board of directors maintains an audit committee, executive committee or nominating and corporate governance committee, each of these committees will, unless otherwise required by the fiduciary duties of our board of directors, include at least one director nominated by the USW (provided at least one director nominated by the USW is qualified to serve on the applicable committee as determined in good faith by our board of directors). Current members of our board of directors that have been nominated by the USW are Mmes. Bartholomew and Sebastian and Messrs. Foster, Gerard and Wilcox. Ms. Bartholomew's tenure will end at the Annual Meeting.

Board Committees

Currently, our board of directors has five standing committees: an executive committee; an audit committee; a compensation committee; a nominating and corporate governance committee; and a talent development committee.

The following table sets forth the current chair and members of each committee of our board of directors, the number of meetings each committee held during 2019, and the number of times each committee acted by unanimous written consent.

Committee	Members	Number of Meetings Held in 2019	Number of Times Acted By Unanimous Written Consent
Executive Committee	Jack A. Hockema (Chair)	-	2
	Lauralee E. Martin
	Alfred E. Osborne, Jr.
	Brett E. Wilcox
	Thomas M. Van Leeuwen
Audit Committee	Lauralee E. Martin (Chair)	6	-
	Carolyn Bartholomew
	Emily Liggett
	Alfred E. Osborne, Jr.
	Teresa M. Sebastian
	Thomas M. Van Leeuwen
	Brett E. Wilcox
Compensation	Thomas M. Van Leeuwen (Chair)	7	6
Committee	L. Patrick Hassey
	Lauralee E. Martin
	Donald J. Stebbins
	Brett E. Wilcox
Nominating and	Alfred E. Osborne, Jr. (Chair)	7	1
Corporate Governance	David Foster
Committee	Teresa M. Sebastian
	Donald J. Stebbins
	Thomas M. Van Leeuwen
Talent Development	Brett E. Wilcox (Chair)	2	-
Committee	Carolyn Bartholomew
	David Foster
	L. Patrick Hassey
	Emily Liggett
	Lauralee E. Martin

Executive Committee

The executive committee of our board of directors manages our business and affairs requiring attention prior to the next regular meeting of our board of directors. However, the executive committee does not have the power to (1) approve or adopt, or recommend to our stockholders, any action or matter expressly required by law to be submitted to our stockholders for approval, (2) adopt, amend or repeal the bylaws of our company, or (3) take any other action reserved for action by our board of directors pursuant to a resolution of our board of directors or otherwise prohibited to be taken by the executive committee by law or pursuant to our amended and restated certificate of incorporation or bylaws. The executive committee of our board of directors is comprised of the chairman of the board of directors and the chair of each of the other outstanding committees of our board of directors.

The executive committee charter requires that a majority of the members of the executive committee satisfy the general independence criteria. In addition, the members of the executive committee must include the chairman of our board of directors and at least one of the directors nominated by the USW. The executive committee is currently comprised of the chairman of our board of directors and the chair of each of the other standing committees of the board of directors.

Audit Committee

The audit committee of our board of directors oversees our accounting and financial reporting practices and processes and the audit of our financial statements on behalf of our board of directors. The audit committee is responsible for appointing, compensating, retaining and overseeing the work of our independent accounting firm. Other duties and responsibilities of the audit committee include:

•	establishing hiring policies for employees or former employees of the independent accounting firm;

•	reviewing our systems of internal accounting controls;

•	discussing risk management policies;

•	approving related-party transactions;

•	establishing procedures for complaints regarding financial statements or accounting policies; and

•	performing other duties delegated to the audit committee by our board of directors from time to time.

The audit committee charter requires that all members of the audit committee satisfy the general independence criteria. The charter also requires that no audit committee member may have participated in the preparation of our financial statements during the three years prior to his or her appointment as a member and that each audit committee member be able to read and understand fundamental financial statements, including a balance sheet, an income statement and a cash flow statement. Additionally, at least one member of the audit committee must have had past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience which results in that individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities and that member or another member must have sufficient education or experience to have acquired the attributes necessary to meet the criteria of an "audit committee financial expert," as that term is defined in the rules promulgated by the SEC. In addition, the members of the audit committee must include at least one of the directors nominated by the USW so long as at least one such director is appropriately qualified.

Our board of directors has determined that all seven members of the audit committee (1) meet the general independence criteria, the heightened independence criteria for members of the audit committee set forth in the rules of the Nasdaq Stock Market and the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act, and (2) are able to read and understand fundamental financial statements. Our board of directors has also determined that no member of the audit committee participated in the preparation of our financial statements during the three years prior to their appointment as members of the committee. Finally, our board of directors has determined that Mmes. Liggett, Martin and Sebastian and Messrs. Van Leeuwen and Wilcox satisfy the financial sophistication criteria described above and satisfy the criteria necessary to serve as the "audit committee financial expert," in each case based on his or her experience described in "Proposals Requiring Your Vote - Proposal 1 - Election of Directors" above.

Compensation Committee

General

The compensation committee of our board of directors establishes and administers our policies, programs and procedures for compensating our senior management, including determining and approving the compensation of our executive officers. Other duties and responsibilities of the compensation committee include:

•
administering plans adopted by our board of directors that contemplate administration by the compensation committee, including our 2016 Equity and Incentive Compensation Plan (referred to herein as our 2016 Plan);

•	overseeing regulatory compliance with respect to compensation matters;

•	reviewing director compensation; and

•	performing other duties delegated to the compensation committee by our board of directors from time to time.

The compensation committee solicits the views of our CEO on compensation matters, including as they relate to our compensation of the other members of senior management reporting to our CEO. The compensation committee has retained Meridian to advise the compensation committee on all matters related to compensation of our CEO and other members of senior management. The compensation committee has reviewed the factors that could affect, and has assessed, Meridian's independence. Based on this review, the compensation committee has determined there are no conflicts of interest that have been raised by Meridian's work.

Meridian's services include (1) providing competitive market data and related assessments of executive compensation as background against which the compensation committee considers executive compensation, (2) preparing and reviewing tally and compensation summary sheets for our named executive officers, (3) apprising the compensation committee of trends and best practices associated with executive and director compensation, (4) providing support with respect to legal, regulatory and accounting considerations impacting compensation and benefit programs, (5) the development and review of a list of compensation peer group companies, and (6) attending meetings of the compensation committee and our board of directors when requested. These services are typically directed by the compensation committee and coordinated with our human resources department.

The compensation committee charter requires that all members of the compensation committee satisfy the general independence criteria and the heightened independence criteria for members of the compensation committee set forth in the rules of the Nasdaq Stock Market, as well as qualify as "non-employee directors" within the meaning of Rule 16b-3 promulgated under the Exchange Act. Our board of directors has determined that all five members of the compensation committee meet the applicable independence criteria.

The compensation committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to the subcommittee any or all of the powers and authority of the committee.

Compensation Committee Interlocks and Insider Participation

None of Ms. Martin or Messrs. Hassey, Quinn, Stebbins, Van Leeuwen or Wilcox, the members of the compensation committee during 2019, (1) was an officer or employee of our company during 2019, (2) was formerly an officer of our company, or (3) had any relationships requiring disclosure by us under the rules of the Securities and Exchange Commission with respect to certain relationships and related-party transactions. Furthermore, none of our executive officers currently serves, or served during the last fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee of our board of directors identifies individuals qualified to become members of our board of directors, recommends candidates to fill vacancies and newly-created positions on our board of directors, recommends director nominees for election by stockholders at the annual meetings of stockholders and develops and recommends to our board of directors our corporate governance guidelines.

We believe that the nominating and corporate governance committee considers an appropriate range of criteria in assessing candidates for a position on the board of directors. Our corporate governance guidelines require that the criteria utilized by the corporate governance committee in assessing such candidates include factors such as judgment, diversity, integrity, experience with businesses and other organizations of comparable size, the interplay of a candidate's experience with the experience of other members of the board of directors and anything else that may bear upon the extent to which a candidate would be a desirable addition to our board of directors and any committees of our board of directors. The policies relating to the recommendation of director candidates adopted by the nominating and corporate governance committee are designed to ensure flexibility with respect to the process of evaluating candidates and do not establish specific minimum qualifications that an individual must meet to become a member of our board of directors. The nominating and corporate governance committee believes that our company is best served when it can draw from a variety of experiences and backgrounds provided by members of our board of directors. However, the nominating and corporate governance committee also believes that our company is best served when each member of the board of directors:

•	exhibits strong leadership in his or her particular field or area of expertise;

•	possesses the ability to exercise sound business judgment;

•	has a strong educational background or equivalent life experiences;

•	has substantial experience both in the business community and outside the business community;

•	contributes positively to the existing collaborative culture among members of our board of directors;

•	represents the best interests of all of our stockholders and not just one particular constituency;

•	has experience as a senior executive of a company of significant size or prominence or another business or organization comparable to our company;

•	possesses skills and experience which make him or her a desirable addition to a standing committee of our board of directors;

•	consistently demonstrates integrity and ethics in his or her professional and personal life; and

•
has the time and ability to participate fully in activities of our board of directors, including attendance at, and active participation in, meetings of our board of directors and the committee or committees of which he or she is a member.

Other duties and responsibilities of the nominating and corporate governance committee include:

•	assisting in management succession planning, including with respect to the chairman of our board of directors and our CEO;

•	considering possible conflicts of interest of members of our board of directors and management and making recommendations to prevent, minimize or eliminate such conflicts of interests;

•	evaluating whether an incumbent director should be nominated for re-election to our board of directors upon expiration of the incumbent's term;

•	making recommendations to our board of directors regarding the appropriate size of our board of directors; and

•	performing other duties delegated to the nominating and corporate governance committee by our board of directors from time to time.

The nominating and corporate governance committee has adopted policies and procedures by which our stockholders may submit director candidates to the nominating and corporate governance committee for consideration. If the nominating and corporate governance committee receives, by a date not less than 120, nor more than 150, calendar days before the anniversary of the date that the proxy statement was mailed to stockholders in connection with our previous year's annual meeting, a recommendation for a director nominee from a stockholder or group of stockholders that beneficially owned more than 5% of our outstanding common stock for at least one year as of the date of the recommendation, then such director candidate will be considered and evaluated by the nominating and corporate governance committee for the annual meeting immediately succeeding the date that proper written notice was timely delivered to and received by the nominating and corporate governance committee. When the date of our annual meeting of stockholders changes by more than 30 calendar days from the previous year's annual meeting, the written notice of the recommendation for the director candidate will be considered timely if, and only if, it is received by the nominating and corporate governance committee no later than the close of business on the tenth calendar day following the first day on which notice of the date of the upcoming annual meeting is publicly disclosed by us.

Written notice from an eligible stockholder or group of eligible stockholders to the nominating and corporate governance committee recommending a director candidate must contain or be accompanied by:

•	proof that the stockholder or group of stockholders submitting the recommendation has beneficially owned, for the required one-year holding period, more than 5% of our outstanding common stock;

•
a written statement that the stockholder or group of stockholders intends to continue to beneficially own more than 5% of our outstanding common stock through the date of the next annual meeting of our stockholders;

•
the name and record address of each stockholder submitting a recommendation for the director candidate, the written consent of each such stockholder and the director candidate to be publicly identified (including, in the case of the director candidate, to be named in the company's proxy materials) and the written consent of the director candidate to serve as a member of our board of directors (and any committee of our board of directors to which the director candidate is assigned to serve by our board of directors) if elected;

•
a description of all arrangements or understandings between or among any of the stockholders or group of stockholders submitting the recommendation, the director candidate and any other person or persons (naming such person or persons) pursuant to which the submission of the recommendation is to be made by such stockholder or group of stockholders;

•
with respect to the director candidate, (1) his or her name, age, business and residential address and principal occupation or employment, (2) the number of shares of our common stock beneficially owned by him or her, (3) a resume or similar document detailing his or her personal and professional experiences and accomplishments, and (4) all other information relating to the candidate that would be required to be disclosed in a proxy statement or other filing made in connection with the solicitation of proxies for the election of directors pursuant to the Exchange Act, the rules of the Securities and Exchange Commission or the rules of the Nasdaq Stock Market; and

•
a written statement that each submitting stockholder and the director candidate shall make available to the nominating and corporate governance committee all information reasonably requested in connection with the committee's evaluation of the candidate.

The notice must be signed by each stockholder submitting the proposal and the director candidate. The notice must be sent to the following address by registered or certified mail: Kaiser Aluminum Corporation, Attn: Corporate Secretary (Nominating and Corporate Governance Committee), 27422 Portola Parkway, Suite 200, Foothill Ranch, California 92610-2831.

The nominating and corporate governance committee charter requires that all members of the nominating and corporate governance committee satisfy the general independence criteria. In addition, the members of the nominating and corporate governance committee must include at least one of the directors nominated by the USW.

Talent Development Committee

The talent development committee of our board of directors assists the board of directors in discharging its responsibilities relating to management succession planning and oversight of leadership and talent development. We recognize that over the long-term, our talent and culture provide competitive advantages. As such, we consider leadership and talent a priority throughout the company.

The talent development committee was formed in 2014 to review and evaluate (1) the succession planning for our executive officers, other than our CEO, whose succession is discussed routinely during board executive sessions, and (2) the leadership and development training of key employees with the potential to succeed our executive officers, including the progression and development of such key employees. The talent development committee meets with our CEO to review its observations and management’s criteria for evaluating the performance and advancement potential of those key employees and regularly reports its activities to our board of directors.

Board and Committee Meetings and Consents in 2019

During 2019, our board of directors held seven meetings and acted by unanimous written consent five times. In addition to meetings of our board of directors, directors attended meetings of committees of our board of directors. Each director attended at least 75% of the aggregate number of meetings that our board of directors held during the period he or she was a director in 2019 and that each committee on which he or she served held during the period he or she served on such committee in 2019.

Annual Meetings of Stockholders

Members of our board of directors are expected to make reasonable efforts to attend our annual meetings of stockholders. All of our directors then serving attended our 2019 annual meeting of stockholders.

Annual Performance Reviews

We conduct robust annual board and committee assessments using internal and/or external resources. Under our corporate governance guidelines, our board of directors is required to conduct an annual self-evaluation to determine whether our board of directors and its committees are functioning effectively. The charter for each committee of our board of directors also requires each committee to annually evaluate its performance. The nominating and corporate governance committee reviews the annual evaluation process and modifies the process as it deems appropriate.

In addition to the evaluation performed by the nominating and corporate governance committee with respect to whether an incumbent director should be nominated for re-election to the board of directors upon expiration of such director's term, in 2019, our board of directors conducted an annual self-evaluation through the completion of an open-ended survey by each of our directors. The results from the survey were summarized and reviewed with the nominating and corporate governance committee and the full board. In addition, we meet with the USW not less than annually to discuss (i) our most recent assessment of strategic board skills, experience, attributes of all directors, (ii) desired strategic board skills, experience, attributes and priorities in the context of anticipated vacancies and upcoming elections and (iii) each board member nominated by the USW and contemplated future USW nominees in light of these considerations.

Stockholder Engagement

We value stockholder views and insights and believe that accountability to stockholders is an essential component of good governance. We engage in ongoing, proactive discussions of a variety of topics, including our strategy and performance, business operations, capital allocation, corporate governance and environmental matters, with significant stockholders throughout the year. Such discussions are held year-round and include our CEO and Chairman of the Board and/or other members of senior management. In addition to providing our perspective and seeking feedback on topics specific to our company, we invite discussion on any other topics or trends stockholders may wish to discuss with us. The feedback provided by stockholders is reported to the full board of directors. The board of directors reviews the feedback and determines whether additional discussion and actions are necessary by the full board or any board committees. In 2019, in addition to interactions regarding our financial performance, we engaged with stockholders representing approximately 60% of shares outstanding on matters relating to our long-term business strategy and performance, corporate governance, executive compensation and corporate responsibility. In addition, we utilize investor surveys to provide us with additional insight into the perceptions of our broader investor-base, across a wide range of topics. This information is also reviewed by members of our senior management and the full board of directors. The feedback from our stockholders continues to reflect that they are generally satisfied with our performance and the design of our executive compensation program.

Sustainable Value Creation

We manage our business for long-term success in a manner that is economically, environmentally and socially responsible. We issued our inaugural Sustainability Report in 2019 and an interim 2019 Sustainability Report in early 2020 to highlight our culture and sustainability initiatives. Below are highlights of our efforts to continue to be a valued corporate citizen:

People and Communities
Our talented workforce is a key factor underlying our success. We are committed to treating our employees with dignity and respect. We strive to be the employer of choice by:
•	Providing equal employment and a non-discriminatory workplace
•	Protecting the health and safety of our employees including:
	•	Implementing corporate wellness programs
	•	Incorporating safety performance in our executive compensation program
	•	Providing focused safety training, including training for high risk activities
	•	Assessing and measuring our safety performance using TCIR and LCIR, as well as leading indicators such as internal and third party audits and assessments
	•	Identifying and monitoring safety improvements in our high hazard areas to ensure compliance and proper progress
•	Developing and empowering our employees through:
	•	The Kaiser Leadership Program, an internally developed program emphasizing our values, expectations and business practices
	•	Metallurgy training, development and mentoring
	•	Frontline leadership development
	•	Ongoing training and development opportunities on the job, through Kaiser University, our internal web-based learning and development platform, and through external programs
	•	The Kaiser Aluminum Education Scholarship Program, an educational scholarship program to assist eligible employees and their children reach their education goals
•	Maintaining a positive and constructive relationship with labor unions of which our employees are members
•	Significant participation in employee directed community and charitable outreach, including charitable contributions and donations of materials used in college and university student competitions

Environment
Our efforts to achieve and maintain manufacturing efficiency and reduce environmental impact include:
•	Significant investments in our business targeted to increase both manufacturing and energy efficiency and other lean manufacturing initiatives
•	Identifying opportunities where we can achieve energy cost savings and promoting the efficient use of energy and material resources to reduce our carbon footprint
•	Maximizing use of scrap/recycled aluminum and closed loop programs to reduce waste and gain cost efficiency, including painted scrap at our Kalamazoo, Michigan facility
•	Significant reduction in carbon dioxide, electrical consumption, and water usage per unit of production
•	Promoting the inherent sustainability and recyclability of our aluminum mill products
•	Participating in customer light-weighting to achieve greater fuel efficiency
•	Developing new products, processes and capabilities that customer efficiency including our KaiserSelect® product offerings
•	Engaging with:
• the USW
• BlueGreen Alliance, a partnership between labor unions and environmental organizations
• Government offices, office holders and agencies
• Industry and business peers
•	Implementing ISO 14001 environmental management systems in our facilities

Responsible Business Practices
We promote fair business practices and a culture of accountability, responsibility and ethical behavior through:
•	Emphasizing the importance of integrity and competence to leadership, character and culture
•	Encouraging the reporting of illegal or unethical behavior, including the use of In-Touch, a third party reporting program
•	Ongoing ethics and compliance training
•	Conducting annual governance surveys to assess our culture and the effectiveness of our training
•	Adopting and enforcing:
• Our corporate governance guidelines
•
Our code of business conduct and ethics, which applies to all employees, requires, among other things, compliance with laws and regulations, ethical behavior and fair dealing and prohibits bribery, discrimination and harassment

•
Our conflict minerals sourcing policy, which prohibits the purchase of materials containing conflict minerals (including tin, tantalum, gold and tungsten) originating from the Democratic Republic of Congo and adjoining countries

Products and Operations
Aluminum is inherently sustainable and indefinitely recyclable. We strive to be the supplier of choice by:
•	Pursuing "Best in Class" customer satisfaction driven by quality, broad product offering, superior customer service and on-time delivery
•
Differentiating our product portfolio through our broad product offering and our KaiserSelect® products, which are engineered and manufactured to deliver enhanced product characteristics with improved consistency, resulting in better performance, lower waste and, in many cases, lower production cost for our customers

•	Promoting continuous improvement facilitated by the Kaiser Production System, an integrated application of tools such as Lean Manufacturing, Six Sigma and Total Productive Manufacturing
•	Fostering innovation through our Centers for Excellence, dedicated research and development facilities focused on product performance enhancement and process elimination
•
Aligning customer satisfaction with executive compensation by incorporating quality (measured by no-fault claim rate) and delivery (measured by on-time delivery rate) performance in our executive compensation program

Stock Ownership Guidelines and Securities Trading Policy

Our stock ownership guidelines require our non-employee directors to own company stock equal to six times their annual base retainer within five years of becoming a member of our board of directors. For purposes of measuring our non-employee directors' compliance with our stock ownership guidelines, restricted stock is valued at the closing price of our common stock on the grant date and all other shares of common stock purchased or acquired are valued at the purchase price of such shares. Currently, each of our non-employee directors satisfies the applicable stock ownership requirements under the stock ownership guidelines. Our stock ownership guidelines also apply to senior management. For additional information regarding our stock ownership guidelines, see "Executive Compensation - Stock Ownership Guidelines."

Our securities trading policy prohibits our directors and employees, including our named executive officers, from purchasing financial instruments to hedge or offset, or otherwise engaging in transactions designed to hedge or offset, decreases in the market value of our equity securities, whether granted as part of compensation to, or otherwise held directly or indirectly by, such director or employee. Prohibited transactions include short sales, options, puts, calls and derivative instruments such as swaps, forwards and futures. Our securities trading policy also prohibits our directors and employees, including our named executive officers, from buying our securities on margin (other than purchases where the related margin borrowings are effected solely for the purpose of paying the option exercise price upon the exercise of an option to purchase shares from the company, which are typically referred to as “cashless exercises”) or holding our securities in a margin account, and from pledging our securities as collateral for a loan or any other obligations.

Risks Arising from Compensation Policies and Practices

Our compensation policies and practices, discussed more fully below, are designed to create and maintain alignment between our employees and stockholders by rewarding employees, including our senior management, for achieving strategic goals that successfully drive our operations and enhance stockholder value and to preclude the taking of unreasonable risks through the use of incentive compensation that rewards decisions that result in strong performance in both the short- and long-term. We do not believe that our compensation policies and practices encourage decisions or actions which are likely to have a material adverse effect on our company. Our determination is based on, among other factors, the following:

•	Potential payouts under our incentive plans are capped, and overall variable compensation does not materially impact our financial results;

•	Our overall compensation is comprised of a mix of long- and short-term compensation which discourages short-term decisions that could be at the expense of long-term results;

•
A significant portion of the variable compensation is in the form of restricted stock units and performance shares with three-year vesting and performance periods, which ensure that three years of unvested grants are outstanding at any time and encourage decisions expected to create long-term value for our stockholders;

•	Underlying performance and results impacting our incentive compensation plans are subject to extensive review, verification and validation;

•	All of our incentive programs contain clawback provisions, which provide for the forfeiture of outstanding unvested awards and the return of vested awards;

•	Our short-term incentive plan and our performance shares require the attainment of threshold company performance levels before any payments are earned or performance shares vest; and

•
Our stock ownership guidelines require our board of directors and executive officers to retain significant equity interests in our company to ensure the ongoing alignment of executive officers and our stockholders.

Stockholder Communications with the Board of Directors

Our stockholders may communicate with our board of directors as a group or with the chair of the executive committee, audit committee, compensation committee or nominating and corporate governance committee by sending an email to boardofdirectors@kaiseraluminum.com, execchair@kaiseraluminum.com, auditchair@kaiseraluminum.com, compchair@kaiseraluminum.com, or nominatingchair@kaiseraluminum.com, respectively, or by writing to such group or person at Kaiser Aluminum Corporation, Attn: Corporate Secretary (Board of Directors), 27422 Portola Parkway, Suite 200, Foothill Ranch, California 92610-2831. Communications that are intended specifically for any other group of directors or for any individual director, such as the independent directors as a group or the Lead Independent Director, should be sent to the attention of our corporate secretary at the address above or via email to corpsecretary@kaiseraluminum.com and should clearly state the individual director or group of directors that is the intended recipient of the communication.

Our corporate secretary will review each communication and determine whether or not the communication is appropriate for delivery. Communications that, in the judgment of our corporate secretary, are clearly of a marketing nature, that advocate that our company engage in illegal activity, that do not reasonably relate to our company or our business or that are similarly inappropriate will not be furnished to the intended recipient. If, in the judgment of the corporate secretary, any communication pertains to an accounting matter, it will be forwarded to our compliance officer.

Communications that, in the judgment of our corporate secretary, are appropriate for delivery will, unless requiring immediate attention, be assembled and delivered to the intended recipients on a periodic basis, generally at or in advance of each regularly scheduled meeting of our board of directors. Any communication that, in the judgment of our corporate secretary, requires immediate attention will be promptly delivered. In no case will the corporate secretary provide anyone but a member of our board of directors with access to any such communication, except as noted above with respect to communications pertaining to accounting matters.

EXECUTIVE OFFICERS

The following table sets forth the names and ages of each of our executive officers and the positions they held as of April 17, 2020, the record date. As we previously reported, Daniel J. Rinkenberger, our former Executive Vice President and Chief Financial Officer and principal financial officer during a portion of 2019 retired from our company in March 2019.

Name	Age	Position(s)
Jack A. Hockema	73	CEO and Chairman of the Board; Director
Keith A. Harvey	60	President and COO
Neal E. West	61	Senior Vice President and Chief Financial Officer
John M. Donnan	59	Executive Vice President - Legal, Compliance and Human Resources
Courtney Lynn	39	Vice President and Treasurer
Jennifer Huey	39	Vice President and Chief Accounting Officer
Melinda C. Ellsworth	61	Vice President - Investor Relations and Corporate Communications
Mark R. Krouse	68	Vice President - Human Resources
Ray D. Parkinson	61	Senior Vice President - Advanced Engineering
Brant Weaver	45	Vice President - Strategic Development
_________________

Set forth below are brief descriptions of the business experience of each of our executive officers.

Jack A. Hockema has served as our CEO and as a director since 2001 and as Chairman of the Board since July 2006. He previously served as President of Kaiser Aluminum Corporation (referred to herein as Kaiser) from October 2001 to December 2015, as Executive Vice President of Kaiser and President of the Kaiser Fabricated Products division from January 2000 to October 2001, and as Executive Vice President of Kaiser from May 2000 to October 2001. He served as Vice President of Kaiser from May 1997 to May 2000. Mr. Hockema was President of Kaiser Engineered Products from March 1997 to January 2000. He served as President of Kaiser Extruded Products and Engineered Components from September 1996 to March 1997. Mr. Hockema served as a consultant to Kaiser and acting President of Kaiser Engineered Components from September 1995 to September 1996. Mr. Hockema was an employee of Kaiser from 1977 to 1982, working at our Trentwood facility in Spokane, Washington, and serving as plant manager of our former Union City, California can plant and as operations manager for Kaiser Extruded Products. In 1982, Mr. Hockema left Kaiser to become Vice President and General Manager of Bohn Extruded Products, a division of Gulf+Western, and later served as Group Vice President of American Brass Specialty Products until June 1992. From June 1992 to September 1996, Mr. Hockema provided consulting and investment advisory services to individuals and companies in the metals industry. He holds a Master of Science degree in Management and a Bachelor of Science degree in Civil Engineering, both from Purdue University. Mr. Hockema has nearly 30 years of experience with Kaiser and more than 50 years in the metals industries, and, as a result, has a depth of experience in the aluminum and metals industries. Mr. Hockema's substantial experience with our company and in the metals industry allows him to provide a unique perspective to our board of directors regarding our business and strategic direction for our company.

Keith A. Harvey has served as our President and COO since December 2015. He previously served as Executive Vice President - Fabricated Products from June 2014 to December 2015, Senior Vice President - Sales and Marketing, Aerospace and General Engineering from June 2012 to June 2014, Vice President - Sales and Marketing, Aerospace and General Engineering from 2000 to June 2012 and as our Vice President - Sales and Marketing of Extruded Products from 1996 to 2000. Mr. Harvey joined Kaiser in 1981 as an industrial engineer at the company’s former rolling mill in West Virginia. He subsequently held positions of increasing responsibility in engineering and sales at several Kaiser locations and was named a Vice President in 1994. Mr. Harvey holds a Bachelor of Science degree in Industrial Engineering from West Virginia University.

Neal E. West has served as our Senior Vice President and Chief Financial Officer since February 2019. Mr. West joined our company in June 2008 as Vice President and Chief Accounting Officer. Prior to joining Kaiser, Mr. West served as the Principal Accounting Officer of Gateway, Inc. from June 2005 to May 2008. Mr. West was also the Vice President and Corporate Controller of Gateway, Inc. from April 2005 to May 2008. Prior to joining Gateway, Inc., Mr. West was the Vice President and Controller for APL Logistics, Ltd. from April 2000 to April 2005. In addition, Mr. West has held a number of finance, service and support positions at APL Ltd. Mr. West also previously worked for Standard Pacific and West-Tronics, Inc. as Division Controller and Financial Manager. Mr. West is a Certified Public Accountant, a Certified Management Accountant and a Chartered Global Management Accountant and holds a Master of Science degree in information systems from Roosevelt University and a Bachelor of Science degree in accounting and business administration from Illinois State University.

John M. Donnan has served as our Executive Vice President - Legal, Compliance and Human Resources since June 2012. Mr. Donnan is responsible for our company’s corporate legal, compliance, internal audit, environmental, safety, quality and human resources functions. He previously served as our Senior Vice President, Secretary and General Counsel from December 2007 to June 2012 and as our Vice President, Secretary and General Counsel from January 2005 to December 2007. Mr. Donnan joined the legal staff of Kaiser in 1993 and was named Deputy General Counsel of Kaiser in 2000. Prior to joining Kaiser, Mr. Donnan was an associate in the Houston, Texas office of the law firm of Chamberlain, Hrdlicka, White, Williams & Martin. He holds a Juris Doctorate degree from the University of Arkansas School of Law and Bachelor of Business Administration degrees in finance and accounting from Texas Tech University. He is a member of the Texas and California bars.

Courtney Lynn has served as our Vice President and Treasurer since August 2018. Prior to joining Kaiser, Ms. Lynn served as Vice President, Investor Relations and Treasurer of Coeur Mining, Inc., a diversified, precious minerals producer, from June 2016 to June 2018 and as Vice President and Treasurer of Coeur Mining, Inc. from June 2013 to June 2016. Ms. Lynn holds a Bachelor of Science degree in Finance and Economics from the New York University Stern School of Business.

Jennifer Huey has served as our Vice President and Chief Accounting Officer since March 2019. Ms. Huey, joined our company in January 2014 as Director, Consolidation and External Reporting. Prior to joining Kaiser, Ms. Huey was the SEC Reporting Manager at Mindspeed Technologies, Inc. Previously, she served as Manager in the Assurance and Advisory Business Service group of Ernst & Young LLP. Ms. Huey has a Bachelor of Arts degree in Economics from the University of California, Berkeley and a Master of Science degree in Accountancy from the University of Virginia.  Ms. Huey is also a Certified Public Accountant.

Melinda C. Ellsworth has served as our Vice President - Investor Relations and Corporate Communications since June 2015. She previously served as our Vice President and Treasurer from July 2008 to June 2015. Prior to joining Kaiser, Ms. Ellsworth was Vice President, Treasurer and Investor Relations at HNI Corporation, a leading provider of office furniture and hearth products, from February 2002 to May 2007. From May 1998 to January 2002, she served in several roles with Sunbeam Corporation, ending her tenure as Vice President, International Finance and Treasury. She additionally has over a decade of experience in commercial banking. She holds a Bachelor of Business Administration degree in accounting from St. Bonaventure University and is a Certified Public Accountant (inactive).

Mark R. Krouse has served as our Vice President - Human Resources since September 2013. Prior to joining Kaiser, Mr. Krouse served as Vice President, Human Resources of Samsung C&T Engineering and Construction, Americas from January 2012 to August 2013. Mr. Krouse was also an Adjunct Professor of California State University, Fullerton from September 2007 to June 2010. In addition, Mr. Krouse held various human resources positions, including Vice President, Human Resources, with Fluor Corporation from 1976 to 2006. Mr. Krouse holds a Master of Science degree in International Administration and a Bachelor of International Relations degree, both from the University of Southern California.

Ray D. Parkinson has served as our Senior Vice President - Advanced Engineering since January 2020. He previously served as Vice President - Advanced Engineering from 2001 to January 2020. Dr. Parkinson joined Kaiser in 1986 as technical director for extruded products and has more than 30 years of experience in sales, operations, quality control, engineering and research and development in diverse manufacturing environments. Dr. Parkinson has a Ph.D. in metallurgy, as well as Bachelor’s and Master’s degrees in Engineering, from Imperial College in the United Kingdom and a Master of Business Administration from St. Mary’s College. Dr. Parkinson is also a Fellow of the Institute of Materials, Minerals and Mining.

Brant Weaver has served as our Vice President - Strategy Development since January 2020. He previously served as Vice President - Soft Alloy Extrusion Manufacturing from June 2018 to January 2020, as Senior Director - Kaiser Production System from June 2016 to May 2018, and as Director - Aerospace Sales from December 2011 to May 2016. He joined the company in 2006 as a Kaiser Production System Manager and has held numerous positions of increasing responsibility. Prior to joining Kaiser, Mr. Weaver was an Associate Vice President at National City Bank. Prior to National City Bank, he was the Quality Manager at Lincoln Financial Group. Mr. Weaver holds a Masters of Business Administration and a Bachelor of Science with a major in Accounting from Indiana Wesleyan University.

EXECUTIVE COMPENSATION

Compensation Committee Report

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis section included below. Based on its review and discussions with management, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K filed on February 25, 2020.

This report is submitted by the members of the compensation committee of the board of directors:

Compensation Committee
Thomas M. Van Leeuwen (Chair)
L. Patrick Hassey
Lauralee E. Martin
Donald J. Stebbins
Brett E. Wilcox

Compensation Discussion and Analysis

Introduction

This section provides:

•our 2019 performance highlights,

•a discussion of our 2019 capital allocation,

•an overview of the compensation committee,

•	a discussion of the objectives of our comprehensive compensation structure,

•	a discussion of the design of our overall 2019 compensation program for senior management,

•	a discussion of all material elements of 2019 compensation for each of our named executive officers whose names and titles (during 2019) are set forth in the following table:

Name	Title
Jack A. Hockema	CEO (principal executive officer)
Keith A. Harvey	President and COO
John M. Donnan	Executive Vice President - Legal, Compliance and Human Resources
Neal E. West	Senior Vice President and Chief Financial Officer (principal financial officer)
Ray D. Parkinson	Senior Vice President - Advanced Engineering
Daniel J. Rinkenberger (1)	Executive Vice President and Chief Financial Officer (former principal financial officer)
_________________
(1) Mr. Rinkenberger retired as our Executive Vice President and Chief Executive Officer on February 22, 2019 and served as an advisor for us through March 31, 2019.

•	a summary of the board’s consideration of the 2019 advisory vote to approve named executive officer compensation,

•	a summary of our stock ownership guidelines and securities trading policy, and

•	a summary of our current employment contracts, termination of employment arrangements, and change-in-control arrangements with our named executive officers.

2019 Performance Highlights

In 2019, we achieved several financial milestones, including record value added revenue, record adjusted EBITDA, record adjusted net income and record adjusted earnings per diluted share, despite planned and unplanned downtime at our Trentwood facility in Spokane, Washington in the first half of 2019, the impact of the General Motors strike in the second half of the year, and reduced sales and inefficiencies related to the significant number of automotive model changeovers. The table below highlights our 2019 financial performance.

			RECORD	RECORD	RECORD		RECORD
Shipments	Net Sales	Net Income	Adjusted Net Income*	Value Added Revenue*	Adjusted EBITDA*	Earnings Per Share	Adjusted Earnings Per Share*

625	$1,514	$62	$111	$856	$213	$3.83	$6.85

Million lbs	Million	Million	Million	Million	Million
_________________
* See Appendix A to this Proxy Statement for reconciliations of GAAP to non-GAAP measures.

2019 Capital Allocation

Our capital allocation strategy focuses on organic growth, external growth and returning cash to stockholders through dividend and share repurchases. In 2019, we continued to invest in capital projects to further manufacturing efficiency, quality and capacity and increased our quarterly dividend for the ninth consecutive year.

CONSISTENT CAPITAL ALLOCATION STRATEGY
Cash deployment track record
•	Invested >$800M in the business since 2007 (~2x depreciation)
•	Distributed >$750M to stockholders since 2007
	•	Dividends increased each year since 2011
	•	~6.7 million shares repurchased at an average price of $69.34

Overview of the Compensation Committee

The compensation committee of our board of directors is comprised entirely of independent directors. By design, members of the compensation committee also serve on other board committees, including the executive committee, the audit committee, the nominating and corporate governance committee and the talent development committee. We believe this structure helps coordinate the efforts of the respective committees. The compensation committee's primary duties and responsibilities are to establish and implement our compensation policies and programs for senior management. While the nominating and corporate governance committee has the responsibility to evaluate the overall performance of our CEO, the compensation committee coordinates with and assists the nominating and corporate governance committee in that evaluation.

The compensation committee has the authority under its charter to engage the services of outside advisors, experts and others to assist it. Pursuant to that authority, the compensation committee engaged Meridian to advise it on all matters related to compensation of our CEO and other members of senior management, including the other named executive officers.

The compensation committee meets formally and informally throughout the year. Informal meetings frequently occur when our directors are together for meetings of our full board of directors and telephonically at the request of one or more committee members. Our CEO, other members of our management and outside advisors may be invited to attend all or a portion of a compensation committee meeting depending on the nature of the agenda items; however, neither our CEO nor any other member of management votes on items before the compensation committee.

The compensation committee works with our senior management and Meridian to determine the agenda for its formal meetings and to prepare meeting materials. The compensation committee and our board of directors also solicit the views of our CEO on compensation matters, including, among others:

•	objectives for our compensation programs;

•	the structure of our compensation programs;

•	the role of our compensation programs in management succession planning; and

•	compensation of other members of senior management, including our other named executive officers.

Objectives of our Compensation Structure

Our compensation structure was developed to achieve the following objectives, which we believe are critical for enhancing stockholder value and to our long-term success and sustainability:

•
creating alignment between our senior management and our stockholders by rewarding our senior management for achieving strategic goals that successfully drive our operations and enhance our stockholder return;

•	attracting, motivating and retaining highly experienced executives vital to our short-term and long-term success, profitability and growth; and

•	correlating our senior management compensation with our actual short- and long-term performance.

Design of our 2019 Compensation Program

Our 2019 compensation program for our senior management, including our named executive officers, was designed to reinforce performance and accountability at the corporate, operational and individual levels through the use of:

•	a short-term annual cash incentive payable only if the performance threshold is met; and

•
an equity-based, long-term incentive consisting of (1) restricted stock units with three-year cliff vesting to promote senior management retention, and (2) performance shares, 60% of which vest, if at all, based on our TSR compared to a group of peer companies and 40% of which vest, if at all, based on our total controllable cost performance, each over a three-year performance period (2019 through 2021).

In addition to focusing on "pay for performance," our 2019 compensation program:

•	balanced short-term and long-term goals, with:

•	approximately 57% of our CEO's target total compensation being delivered through long-term incentives; and

•	approximately 37% to 52% of the target total compensation for our other named executive officers being delivered through long-term incentives;

•	delivered a mix of fixed and at-risk compensation directly related to our overall performance and the creation of stockholder value, with:

•	approximately 75% of the target compensation of our CEO and our President and COO being at-risk compensation payable only if certain corporate performance levels are achieved; and

•	approximately 55% to 68% of the target total compensation for our other named executive officers being at-risk compensation payable only if certain corporate performance levels are achieved;

•	provided compensation that is competitive with our compensation peer group recommended by the compensation committee's independent compensation consultant;

•
utilized equity-based awards, including performance shares that vest only if we achieve a certain relative TSR and cost performance, stock ownership guidelines and annual cash incentives linked to achievement of financial, corporate, operational and individual performance;

•	emphasized the importance of safety, quality, delivery and cost performance; and

•
utilized forfeiture provisions that can result in the loss of awards and resulting benefits if we determine that a recipient, including any of our named executive officers, has engaged in certain activities detrimental to us.

Periodically, but not less than annually, each element of compensation is reviewed and considered by the compensation committee and our board of directors both individually and collectively with the other elements of compensation to ensure that each element is consistent with the objectives of both our comprehensive compensation structure and that particular element of compensation. The compensation committee and our board of directors share suggestions or concerns identified in the course of that review with senior management and Meridian, who address the suggestions or concerns in a manner that is satisfactory to the compensation committee and our board of directors. This process occurs over a series of meetings of the compensation committee and our board of directors and executive sessions of the independent directors without members of management present.

In designing the overall compensation program and each individual element of compensation for senior management, including our named executive officers, the compensation committee considers the following factors, among others:

•	The external challenges to our near- and long-term ability to attract and retain strong senior management;

•	Each individual's contributions to our overall results;

•	Our historical and anticipated operating and financial performance compared with targeted goals; and

•	Our size and complexity compared with companies in our compensation peer group.

The compensation committee uses tally and other summary sheets that provide a summary of the compensation history of our CEO and those members of our senior management reporting to our CEO. These tally and information sheets include a historical summary of base salary, annual bonus and equity awards.

In reviewing and deliberating our 2019 compensation program, the compensation committee considered, among other things:

•	the company's key strategic initiatives, business plan and underlying assumptions;

•	the goal of maintaining alignment between our senior management and our stockholders through the use of short- and long-term, performance-based compensation;

•	the benefits of maintaining a consistent approach to compensation and the structure of our programs through business cycles;

•	the anticipated performance of the company's compensation programs based on the company's business plan and current financial position;

•	the economic conditions in the United States and abroad; and

•	stockholder feedback.

The review included discussions with Meridian and management regarding existing and contemplated market practices, as well as the structure and objectives of each component of our compensation program.

The compensation committee also reviews the compensation and benefit practices, as well as levels of pay, of a compensation peer group of companies. Working with Meridian, the compensation committee selects for inclusion in our compensation peer group companies that are determined to:

(1) be of a similar size;
(2) have positions of similar complexity and scope of responsibility; and/or
(3) compete with us for talent.

The compensation committee, working with the compensation consultant, reviews, evaluates and updates the compensation peer group, which includes companies in both similar and different industries, at least annually. For 2019, the compensation committee approved the following 34-company peer group with (1) market capitalizations ranging from $489 million to approximately $11.6 billion and a median market capitalization of approximately $2.2 billion and (2) revenues ranging from $736 million to approximately $3.7 billion and median revenue of approximately $1.7 billion:

Actuant Corp.	ITT Inc.
Briggs & Stratton Corp.	John Bean Technologies Corporation
Carpenter Technology Corp.	Kennamental Inc.
Century Aluminum Co.	Lydall, Inc.
Chart Industries, Inc.	Mueller Industries, Inc.
Clearwater Paper Corp.	Mueller Water Products, Inc.
Cleveland-Cliffs Inc.	Nordson Corp.
Comfort Systems USA, Inc.	P.H. Glatfelter Co.
Donaldson Company, Inc.	SPX FLOW, Inc.
EnPro Industries, Inc.	Standex International Corp.
ESCO Technologies Inc.	SunCoke Energy, Inc.
Franklin Electric Co., Inc.	The Timken Company
Global Brass and Copper Holdings, Inc.	Timken Steel Corporation
Graco Inc.	TriMas Corp.
Harsco Corp.	Watts Water Technologies, Inc.
Hillenbrand, Inc.	Woodward, Inc.
IDEX Corp.	Worthington Industries, Inc.

Our market capitalization as of December 31, 2019 and revenues for 2019 were $1.8 billion and $1.5 billion, respectively. Due to the differences in size among the companies in our peer group, Meridian uses a regression analysis to adjust survey data results based on our revenue as compared to the revenue of other companies in our peer group. Importantly, the compensation committee recognizes that we compete for talent with companies much larger than those included in our compensation peer group. These larger companies, including Aleris, Arconic, Constellium and Sapa, aggressively recruit the most highly qualified talent in critical functions. As a result, to attract and retain talent, the compensation committee may from time to time determine that it is in the best interests of our company and our stockholders to provide compensation packages that deviate from targeted pay levels. For 2019, in addition to data obtained from publicly disclosed proxy statements, Meridian also provided data obtained from Equilar Executive Compensation Survey. We did not select the constituent companies comprising this survey group, however, and the component companies’ identities were not a material factor in the applicable compensation analysis.

Principal Elements of 2019 Compensation

The table below summarizes the elements of our named executive officers' compensation in 2019:

Principal Elements

Element	Form	Objective			Performance Metric

Base Salary	Cash	•	Provide a competitive, fixed compensation upon which our named executive officers can rely.	•	No performance metric.

Short-Term Incentives	Cash	•	Create financial incentive for	•	Adjusted EBITDA
			achieving or exceeding company	•	Modifiers for safety,
			performance goals.		quality, delivery, cost
and individual
performance.

Long-Term Incentives	Restricted Stock Units	•	Create financial incentive for	•	No performance metric
			continued employment with our		(retention based and "at
			company through three-year cliff		risk" to the extent
			vesting.		underlying performance
impacts stock price).

	Performance Shares	•	Create financial incentive for	•	60%: Relative TSR
			achieving or exceeding long-term		(compared to peer
			performance goals.		companies in the S&P
600 SmallCap Materials
Index).
				•	40%: Total controllable
cost performance (added
as performance metric in
2016).

Each compensation element is discussed in detail below.

2019 base salary

The compensation committee annually reviews base salaries for our CEO and other executive officers, including our other named executive officers, and determines whether a change is appropriate. In reviewing base salaries, the compensation committee considers factors, including, among others:

•	level and scope of responsibility;

•	prior experience;

•	base salaries paid for comparable positions by our compensation peer group; and

•	the relationship among base salaries paid within our company.

Our intent is to fix base salaries at levels consistent with the design of our overall compensation program for the particular year. In 2019, the compensation committee, based on Mr. Hockema's recommendation, did not increase the base salaries of our named executive officers, except for Messrs. Rinkenberger and West, and instead allocated a total increase to their total target compensation of 3% to their short- and long-term incentive compensation targets. Mr. Rinkenberger retired in March 2019 and did not receive an adjustment to his compensation. Mr. West received an adjustment to his total compensation, including his base salary, principally to reflect the increased responsibilities associated with his promotion to Chief Financial Officer. Base salaries for our named executive officers in 2019 were as follows:

Name	2019 Base Salary
Jack A. Hockema	$915,000
Keith A. Harvey	$552,000
John M. Donnan	$438,800
Neal West*	$425,000
Raymond D. Parkinson*	$363,100
Daniel J. Rinkenberger**	$468,000
___________________________
*    Effective April 1, 2019.
**    Mr. Rinkenberger retired in March 2019.

2019 short-term incentive

The table below summarizes the performance metrics under our 2019 short-term incentive plan:

Incentive Program	Performance Metric	Weighting	Modifier*	Impact on Multiplier
Short-Term Incentive Plan	Adjusted EBITDA	100%	Safety (TCIR & LCIR)	+/- 10%
			Quality	+/- 10%
			Delivery	+/- 10%
			Cost	+/- 20%
			Individual	+/- 100%
_______________
* The safety modifier is measured using our total case incident rate ("TCIR") and lost-time case incident rate ("LCIR"), the quality modifier is measured using our no-fault claim rate, the delivery modifier is measured by our on-time delivery rate, and the cost modifier is measured by our manufacturing efficiency. As noted, the individual modifier is discretionary and only used in exceptional and rare instances approved by the compensation committee.

The following summarizes our performance against the metrics under our 2019 short-term incentive plan:

Adjusted EBITDA
_______________
* The targets are based on the Adjusted EBITDA required to achieve the designated return on net assets (excluding cash) using our adjusted pre-tax operating income. As noted, increasing net assets and depreciation raise the year-over-year Adjusted EBITDA targets. As previously noted, while we achieved strong quality performance in 2019, our safety, on-time delivery and cost performance lagged and did not meet our demanding expectations and requirements, resulting in +10%, -1%, -12% and -25% modifiers, respectively, and an overall reduction of Adjusted EBITDA multiplier of 1.24 to a final multiplier of 0.96. The safety modifier was determined based on our TCIR and LCIR performance, the quality modifier was determined based on our no-fault claim performance, the delivery modifier was determined based on our on-time delivery performance, and the cost modifier was determined based on our manufacturing efficiency performance.

FEATURES
•	Pay for performance
•	Adjusted EBITDA target determined based on return on net assets (excluding cash) using our adjusted pre-tax operating income
•	Modifiers for safety, quality, delivery and cost performance establishing a strong linkage to strategic non-financial results
•
In exceptional and rare instances approved by our compensation committee, individual adjustment up to plus or minus 100% based on exceptional performance, including individual, facility and/or functional area performance

•	No payout unless we:
(1) achieve the threshold Adjusted EBITDA goal
(2) generate positive adjusted net income
•	Maximum payout capped at three times the target
•	Rigorous financial performance goals - target increases with investments and increasingly higher net assets and depreciation

Our 2019 short-term incentive plan, which we refer to as our 2019 STI Plan, was an annual cash incentive plan designed to reward participants for achieving certain Adjusted EBITDA performance goals determined based on designated returns on our adjusted net assets (excluding cash) using our adjusted pre-tax operating income. The structure, terms and objectives of the 2019 STI Plan were generally consistent with those of the short-term incentive plan approved by the compensation committee in 2018, except for the annual increase of the Adjusted EBITDA targets. Consistent with the short-term incentive plan approved by the compensation committee in 2018, our 2019 STI Plan also included modifiers for safety, quality, delivery and cost performance and permitted, subject to the maximum payout opportunity described below, adjustments to individual payouts, in exceptional and rare instances, up to plus or minus 100%, based on actual performance, including individual, facility and/or functional area performance. Individuals not meeting individual performance goals could receive a reduced, or even no, payout and individuals meeting or exceeding individual performance goals could receive increased payouts; provided, however, that no increase could exceed the maximum payout opportunity of three times the target.

Consistent with our objective of aligning senior management and our stockholders by rewarding our senior management for achieving strategic goals that successfully drive our operations and enhance our stockholder value, our 2019 STI Plan provided that performance in excess of the threshold level would result in an increase in payouts up to the maximum payout opportunity. Under our 2019 STI Plan, potential payouts between the threshold and target levels and between the target and maximum levels were linearly interpolated.

Emphasizing the value we place on employee safety, our product quality, our relationships with our customers, manufacturing efficiency and individual accountability, in addition to financial performance, our 2019 STI Plan took into consideration: corporate safety performance, as measured by TCIR and LCIR; quality performance, as measured by our no-fault claim rate; delivery performance, as measured by our on-time delivery rate; cost performance, as measured by manufacturing costs compared to manufacturing costs in our business plan; and individual performance. Under our 2019 STI Plan, subject to the maximum payout, the award multiplier resulting from actual 2019 Adjusted EBITDA would be adjusted for safety, quality and delivery performance above or below the applicable threshold, each of which could increase or decrease the award multiplier by up to 10%, and for cost performance above or below the applicable threshold, which could increase or decrease the award multiplier by up to 20%. The final award may be increased or decreased by up to 100% based on individual performance in exceptional and rare circumstances.

The table below sets forth the possible payouts that could have been earned by our named executive officers at each performance level and the actual amounts earned by them under the 2019 STI Plan.

Name	Below Threshold	Threshold	Target	Maximum	Actual
Jack A. Hockema	—	$361,500	$723,000	$2,169,000	$692,634
Keith A. Harvey	—	$240,000	$480,000	$1,440,000	$459,840
John M. Donnan	—	$157,750	$315,500	$946,500	$302,249
Neal West	—	$150,000	$300,000	$900,000	$287,400
Raymond D. Parkinson	—	$73,200	$146,400	$439,200	$140,251
________________________
* Mr. Rinkenberger retired in March 2019 and did not participate in our 2019 STI Plan.

The Adjusted EBITDA targets under our short- term incentive plan reflect the Adjusted EBITDA required to achieve 7.5%, 15% and 35% returns on our net assets (excluding cash) based on adjusted pre-tax operating income at the threshold, target and maximum payout levels. As we have continued to invest in our business, our net assets and depreciation have continued to grow and, as a result, the Adjusted EBITDA targets have continued to increase each year. To that end, our Adjusted EBITDA performance at the target level increased 12% from 2018 to 2019.

The table on the right illustrates our annual Adjusted EBITDA performance multiplier for the last three years under our short-term incentive plans before the application of modifiers. See Appendix A to this Proxy Statement for reconciliations of GAAP to non-GAAP measures.

The Adjusted EBITDA Multiplier under our 2019 Short-Term Incentive Plan is the lowest in the last three years despite our record Adjusted EBITDA performance due to our annually increased Adjusted EBITDA targets. After the application of modifiers, the final multipliers under our short-term incentive plan for 2017, 2018, and 2019 were 1.51x, 1.18x and 0.96x, respectively, each reflecting the impact of our performance against demanding modifiers.

2019-2021 Long-term incentives

The table below summarizes the performance metrics under our 2019-2021 long-term incentive plan:

Incentive Program	Performance Metric	Weighting
Long-Term Incentive Plan	Total Controllable Cost	40%
	TSR	60%

The following summarizes metrics under our 2019-2021 long-term incentive plan:

Relative TSR*
Controllable Cost**
_______________
* Relative TSR is against companies comprising the S&P 600 SmallCap Materials Sector Index. Payout capped at target if TSR is negative.

FEATURES
•	Three-year performance period (2019-2021)
•	Includes retention features by utilizing time-vested restricted stock units
•	Pay for performance by utilizing performance shares subject to demanding metrics
•	Performance metrics:
(1) 40% based on controllable cost
(2) 60% based on relative TSR
•	Payout for relative TSR performance is capped at target if TSR is negative
•	Payout at target for controllable cost performance only if we completely offset underlying inflation
•	No windfall upon a change in control for performance shares - only shares earned based on performance through the date of the change in control will vest

We believe that consistent execution of our strategy over multi-year periods will lead to an increase in our stockholder return. We use equity awards to provide our named executive officers with an incentive to focus on long-term stockholder value creation. Our long-term incentive program for 2019 through 2021, which we refer to as our 2019 - 2021 LTI Program, for key employees, including our named executive officers, was approved by the compensation committee on March 5, 2019, and the structure, terms and objectives of the 2019 - 2021 LTI Program were generally consistent with those of the long-term incentive plan approved by the compensation committee in 2018, except for the elimination of EVA as a performance metric to increase the weighting of the TSR performance metric under the 2019 - 2021 LTI Program.

Since 2014, we have implemented long-term incentive programs based on TSR. In 2016, we added cost as a performance metric. Our 2019 - 2021 LTI Program was designed to "pay-for-performance" and to include retention features by rewarding participants with (1) time-vested restricted stock units and (2) performance shares, 60% of which that vest only if a certain TSR performance is achieved and 40% of which that vest only if a certain controllable cost performance is achieved, each over the 2019 through 2021 performance period.

Our 2019 - 2021 LTI Program provides, with respect to the restricted stock units issued to members of senior management, including our named executive officers, that, subject to limited exceptions, such units will vest on March 5, 2022. Each restricted stock unit that becomes vested entitles the participant to receive one share of our common stock.

The 2019 - 2021 LTI Program provides, with respect to the performance shares:

•a threshold performance level up to which no performance shares will vest or be earned;
•a target performance level at which the target number of performance shares will vest and be earned;

•	a maximum performance level at or above which the maximum number of performance shares (equal to two times the target number of performance shares) will vest and be earned; and

•	pro rata vesting between the threshold and maximum performance levels.

For 60% of the performance shares granted under our 2019 - 2021 LTI Program, the payout will be determined based on our TSR relative to the TSR of our peer companies in the S&P SmallCap 600 Materials Index as follows:

Percentile Ranking	Multiplier
< 25th	0.0x
25th	0.5x
50th	1.0x
75th	1.5x
≥ 90th	2.0x

In considering constituents for the S&P SmallCap 600, S&P Dow Jones Indices looks for companies (1) with market capitalizations of between $450 million and $2.1 billion, (2) meeting certain float requirements, (3) with a U.S. domicile, (4) required to file annual reports with the SEC, and (5) listed on a major U.S. exchange, among other factors. The materials sector includes companies that manufacture chemicals, construction materials, glass, paper, forest products and related packaging products, and metals, minerals and mining companies.

For 40% of the performance shares granted under our 2019 - 2021 LTI Program, the payout will be determined based on our controllable cost performance as follows:

•	there is no payout under the controllable cost performance metric if the annualized controllable cost increase is equal to or greater than 2% after offsetting underlying inflation;

•	the performance required for the target payout under the controllable cost performance metric is an annualized controllable cost increase at 0% after offsetting underlying inflation; and

•
the performance required for the maximum payout under the controllable cost performance metric is an annualized controllable cost reduction equal to or greater than 2% after offsetting underlying inflation.

Controllable costs are generally defined as our variable conversion costs which adjust with our product volume and mix plus corporate and plant overhead. Controllable costs also (1) include benefits because we believe that management is required to take actions to influence benefit costs over the performance period and (2) exclude, among other things, major maintenance, research and development and enterprise resource planning costs to ensure that we continue to invest in the future of our company.

The compensation committee determined that each named executive officer, with the exception of Messrs. Hockema and Harvey, should receive time-based restricted stock units having an economic value equal to 50% of his target monetary value and a target number of performance shares having an economic value equal to 50% of his target monetary value. As provided by Mr. Hockema's employment agreement and consistent with the foregoing objectives, Mr. Hockema received time-based restricted stock units having an economic value equal to 36% of his target monetary value and a target number of performance shares having an economic value equal to 64% of his target monetary value. Mr. Harvey received time-based restricted stock units having an economic value equal to 33% of his target monetary value and a target number of performance shares having an economic value equal to 67% of his target monetary value.

The table below sets forth the target monetary value under our 2019 - 2021 LTI Program and the number of restricted stock units and performance shares granted to our named executive officers during 2019:

Name (1)	Target Monetary Value	Number of Restricted Stock Units (2)	Number of Performance Shares (at Target) (3)
Jack A. Hockema	$2,204,000	8,488	18,024
Keith A. Harvey	$1,133,000	4,000	9,699
John M. Donnan	$602,600	3,223	3,849
Neal E. West	$575,000	3,075	3,673
Ray D. Parkinson	$293,600	1,570	1,875
____________

(1)	Mr. Rinkenberger retired in March 2019 and did not participate in the 2019-2021 LTI Program.

(2)
The restricted stock units granted will vest on March 5, 2022 or earlier if the named executive officer's employment terminates as a result of death or disability or in the event of a change in control. If the named executive officer’s employment is terminated by us without cause or the named executive officer’s employment is terminated by him for good reason, in either case before March 5, 2022, the restricted stock units will remain outstanding and vest on March 5, 2022 (or earlier in the event of his death or disability or a change in control). If Mr. Hockema's employment terminates before March 5, 2022 as a result of his retirement, a prorated portion of such restricted stock units, determined based on the actual days of his employment during the restriction period, will remain outstanding and vest on March 5, 2022 (or earlier in the event of his death or disability or a change in control). The number of restricted stock units granted was calculated by dividing (A) the applicable percentage (i.e., 36% and 33% for Messrs. Hockema and Harvey, respectively, and 50% for the other named executive officers) of the target monetary value by (B) an amount equal to (i) the average of the closing prices of our company's common stock for the 20 trading days prior to the grant date, which was $105.65 per share, minus (ii) 11.53% of such grant date value of $105.65, which represents the discount factor provided by Meridian to reflect the design characteristics, including the vesting period, of the restricted stock units.

(3)
The table below sets forth the number of performance shares that will vest and be earned for each of Messrs. Hockema, Harvey, Donnan West and Parkinson under our 2019 - 2021 LTI Program at each performance level:

Name	Below Threshold	Threshold	Target	Maximum
Jack A. Hockema	—	9,012	18,024	36,048
Keith A. Harvey	—	4,849	9,699	19,398
John M. Donnan	—	1,924	3,849	7,698
Neal E. West	—	1,836	3,673	7,346
Ray D. Parkinson	—	937	1,875	3,750

The number of performance shares, if any, earned based on the level of performance achieved during the three-year performance period will vest on the later to occur of March 5, 2022 and the date on which the compensation committee certifies the performance level achieved during the three-year performance period, which shall be no later than March 15, 2022. If, prior to December 31, 2021, the named executive officer's employment terminates as a result of death or disability, the target number of performance shares will vest and be earned. If, prior to the vesting date, the named executive officer's employment is terminated by us without cause or is voluntarily terminated by him for good reason, the performance shares granted to him will remain outstanding and the number of performance shares, if any, earned will be determined based on the performance level achieved during the three-year performance period. If, prior to December 31, 2021, a change in control occurs, the performance shares granted to him will vest and the number of performance shares, if any, earned will be determined based on the performance level achieved during the performance period through the change in control date. If, prior to the vesting date, Mr. Hockema's employment terminates as a result of his retirement, the performance shares granted to him will remain outstanding and the number of performance shares, if any, earned will be determined based on the performance level achieved during the performance period and prorated based on the actual days of his employment during the performance period.

The threshold, target and maximum number of performance shares that may be earned, if at all, in 2022 under our 2019-2021 LTI Program are determined as follows:

•
the threshold number of performance shares reflects that no performance shares will be earned in 2022 under our 2019-2021 LTI Program unless our company's performance meets or exceeds the applicable threshold performance required over the 2019 through 2021 performance period;

•
the target number of performance shares was calculated by dividing (A) the applicable percentage (i.e., 64% and 67% for Messrs. Hockema and Harvey, respectively, and 50% for the other named executive officers) of the target monetary value by (B) an amount equal to (i) the average of the closing prices of our company's common stock for the 20 trading days prior to the grant date, which was $105.65 per share, minus (ii) 25.93% of such grant date value of $105.65, which represents the discount factor provided by Meridian in connection with the calculation of the economic value of the performance shares for purposes of determining the number of performance shares to be granted on the grant date; and

•	the maximum number of performance shares for each metric is approximately twice the target number of performance shares for that metric.

Upon a change in control, all the restricted stock units granted to the executives will vest, however the number of performance shares earned, if any, will be determined based on the performance level achieved against the underlying metrics applicable to the outstanding performance shares during the performance period through the date of the change in control ensuring that our named executive officers will only be rewarded for performance supporting strategic goals that successfully drive our operations and enhance our stockholder returns. We believe this structure (1) aligns the interests of our named executive officers with our stockholders, and (2) drives the performance required to meet our strategic initiatives and enhance stockholder returns, particularly when considering that the performance shares issued to our named executive officers have an economic value equal to at least 50% of each named executive officer's long-term incentive target (65% and 67% for Messrs. Hockema and Harvey, respectively), and that the performance shares earned, if any, upon a change in control will only be earned if the required performance level is achieved.

Results for 2017-2019 Performance Period

Relative TSR*
Controllable Cost**
EVA***
_______________
* Relative TSR is against companies comprising the S&P 600 SmallCap Materials Sector Index.
** There was no payout under the EVA performance metric as we did not achieve above threshold EVA performance.

On March 5, 2020, the three-year vesting period applicable to the grant of restricted stock under our long-term incentive program for 2017 through 2019, which we refer to as our 2017 - 2019 LTI Program, ended and the shares vested in accordance with the terms of the underlying grant. In addition, in early 2020 our compensation committee determined that 111% of the target performance shares granted under our 2017 - 2019 LTI Program had been earned based on our performance over the 2017 through 2019 performance period. The remaining performance shares granted under our 2017 - 2019 LTI Program were forfeited.

The payout under the 2017-2019 equity performance awards was based 40% on our TSR performance relative to the TSR performance of our peers in the S&P SmallCap 600 Materials Index, 40% on our total controllable cost performance, and 20% on our EVA performance. Our TSR is calculated based on the return of the 20-trading-day average closing prices between the beginning and the end of the applicable performance period, using the formula below. The average prices are based upon daily asset values, which represent adjusted stock prices for dividends reinvested throughout the period.

TSR =	(Ending Average – Beginning Average)
Beginning Average

The calculation for the 2017 to 2019 TSR is as follows:

TSR =	$119.96 – $81.30	= 47.55%
$81.30

The beginning average price of $81.30 is based upon the 20-trading-day average closing stock prices of our common stock, assuming all dividends are reinvested as of the ex-dividend date, from December 2, 2016 to December 30, 2016. The ending average price of $119.96 is based upon the 20-trading-day average closing stock prices of our common stock, assuming all dividends are reinvested as of the ex-dividend date, from December 3, 2019 to December 31, 2019. We paid out $6.60 per share of dividends during the 2017 to 2019 performance period.

Our TSR of 47.55% for the 2017 to 2019 performance period ranked #5 out of the 33 companies in the S&P SmallCap 600 Materials Index, or the 88th percentile, resulting in a payout of 192% of the target performance shares with the relative TSR performance metric.

The chart below illustrates the performance share award payouts based on our relative TSR performance for the 2015-2017, 2016-2018 and 2017-2019 long-term incentive programs:

Performance shares earned, if any, are based on our TSR over the underlying three year performance period compared to the other companies comprising the S&P 600 SmallCap Materials Sector Index.

The beginning and ending stock prices used to determine our TSR are calculated using the 20-trading day average preceding the beginning and end of the performance period.

The performance share multiplier is determined by using straight line interpolation based on our TSR percentile ranking within our comparison group based on the table to the right:	Percentile Ranking	Multiplier
	< 25th	0.0x
	25th	0.5x
	50th	1.0x
	75th	1.5x
	> 90th	2.0x

For the 2017 to 2019 performance period, we achieved a total controllable cost reduction of 1% in excess of underlying inflation compared to the baseline 2016 controllable cost, resulting in a payout of 85% of the target performance shares with the controllable cost performance metric.

For the remaining 20% of the performance shares granted under the 2017-2019 LTI Program, the payout was determined based on our EVA performance, calculated as the excess of our adjusted pre-tax operating income as reported in our public filings in excess of an amount equal to 15% of our net assets. We believe that positive EVA, while significantly impacted by market conditions, requires exceptional performance and incentivizes capital efficiency and value creation, as well as increasingly higher targets as a result of our investments. As previously discussed, we did not achieve the threshold performance required for payout of the performance shares with the EVA performance metric.

Retirement benefits

We no longer maintain a defined benefit pension plan or retiree medical program that covers members of senior management. Retirement benefits to our senior management, including our named executive officers, are currently provided through a defined contribution retirement program consisting of the following two principal plans:

•	the Kaiser Aluminum Savings and Investment Plan, a tax-qualified profit-sharing and 401(k) plan (which we refer to as our Savings Plan); and

•
a nonqualified and unsecured deferred compensation plan (which we refer to as our Restoration Plan) intended to restore benefits that would be payable to designated participants in our Savings Plan but for the limitations on benefit accruals and payments imposed by the Code.

The defined contribution retirement program has the following three primary components, which are discussed more fully below:

•	A company match of the employee's pre-tax deferrals under our Savings Plan;

•	A company contribution to the employee's account under our Savings Plan; and

•	A company contribution to the employee's account under our Restoration Plan.

Under the terms of our Restoration Plan, cash balances are maintained in a "rabbi trust" where they remain subject to the claims of our creditors and are otherwise invested in funds designated by each individual from a menu of possible investments. In addition, the cash balances maintained in the rabbi trust are forfeited if the individual is terminated for cause.

The compensation committee believes the Savings Plan and the Restoration Plan support the objectives of our comprehensive compensation structure, including the ability to attract and retain senior and experienced mid- to late-career executives for critical positions within our organization. Each of these plans is discussed more fully below.

Perquisites

Our use of perquisites as an element of compensation is very limited and largely based on business-related entertainment needs. We do not view perquisites as a significant element of our comprehensive compensation structure but do believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment. During 2019, all of our named executive officers received a vehicle allowance. Messrs. Donnan and Harvey were also reimbursed for dues for club memberships.

Consideration of the 2019 Advisory Vote to Approve Named Executive Officer Compensation

We provide our stockholders with the opportunity to cast an annual vote to approve our named executive officer compensation. At our 2019 annual meeting of stockholders, approximately 84% of shares of our common stock voted on the proposal were voted to approve the compensation of our named executive officers as disclosed in the proxy statement relating to such meeting. The compensation committee has considered the outcome of the vote on executive compensation at our 2019 annual meeting of stockholders, as well as the feedback received through our stockholder engagement, and believes they affirm our stockholders' support of our overall approach to executive compensation. The compensation committee expects to continue to consider the outcome of the annual vote to approve named executive officer compensation when making future compensation decisions for the named executive officers.

Stock Ownership Guidelines

In order to further align the interests of senior management, including our named executive officers, with those of our stockholders, we have stock ownership guidelines, which are set forth in our corporate governance guidelines. Under those guidelines, members of our senior management are expected to hold common stock having a value equal to a multiple of their base salary as determined by their position. The guidelines provide for a target multiple of six times base salary for our CEO and President and COO and three times base salary for the other named executive officers. Each member of senior management covered by our stock ownership guidelines is expected to retain at least 75% of the net shares resulting from equity compensation awards until he or she achieves the applicable ownership level required by the stock ownership guidelines. The ownership guidelines are expected to be met within five years. Each of our named executive officers has satisfied the applicable stock ownership requirements under the stock ownership guidelines.

For purposes of measuring compliance with our stock ownership guidelines (1) restricted stock and restricted stock units are valued at the closing price of the company's common stock on the grant date, (2) performance shares are valued using the target number of performance shares and the closing price of our common stock on the grant date, and (3) all other shares of common stock purchased or acquired by members of our senior management are valued at the purchase price of the shares.

Securities Trading Policy

Our securities trading policy prohibits our directors and employees, including our named executive officers, from purchasing financial instruments to hedge or offset, or otherwise engaging in transactions designed to hedge or offset, decreases in the market value of our equity securities, whether granted as part of compensation to, or otherwise held directly or indirectly by, such director or employee. Prohibited transactions include short sales, options, puts, calls and derivative instruments such as swaps, forwards and futures. Our securities trading policy also prohibits our directors and employees, including our named executive officers, from buying our securities on margin (other than purchases where the related margin borrowings are effected solely for the purpose of paying the option exercise price upon the exercise of an option to purchase shares from the company, which are typically referred to as “cashless exercises”) or holding our securities in a margin account, and from pledging our securities as collateral for a loan or any other obligations.

Employment Contracts, Termination of Employment Arrangements and Change-in-Control Arrangements

As discussed more fully below, on September 17, 2019, we entered into an amended and restated employment agreement with Mr. Hockema to (i) extend the term of the existing employment agreement to July 15, 2022, (ii) maintain continuity, and (iii) facilitate the our ability to implement a chief executive officer succession plan should the our board of directors choose to do so during the extended term without triggering severance payments under the amended agreement.  More specifically, pursuant to the amended agreement, if prior to July 15, 2022 a successor chief executive officer is appointed pursuant to a board-approved succession plan, the term of the amended agreement will automatically end upon such appointment, so long as (a) the appointment occurs after July 15, 2020 and prior to a change in control (as defined in the amended agreement) and (b) immediately following the appointment, Mr. Hockema continues to hold the office of Chairman or is named Executive Chairman and receives annual compensation for his service in either of those capacities at least equivalent to the annual retainer and board meeting fees payable to our Lead Independent Director.  As noted, in such event, Mr. Hockema would not be entitled to any severance payments under the amended agreement.

The compensation committee, working with Meridian, determined that the negotiated terms of the amended agreement were consistent with market practice and in the best interests of our company and stockholders.

Also, as discussed more fully below, certain members of senior management, including four of our named executive officers, continue to have benefits related to terminations of employment in connection with a change in control, by us without cause and by the named executive officer with good reason. These protections limit our ability to downwardly adjust certain aspects of compensation, including base salaries and target incentive compensation, without triggering the ability of the affected named executive officer to receive termination benefits in connection with a change in control.

2019 Summary Compensation Table

The table below sets forth information regarding compensation for our named executive officers: (1) Jack A. Hockema, our CEO and Chairman of the Board (our principal executive officer); (2) Neal West, our Senior Vice President and Chief Financial Officer (our principal financial officer), (3) Daniel J. Rinkenberger, our former Executive Vice President and Chief Financial Officer (our principal financial officer during a portion of 2019); and (4) each of Keith A. Harvey, John M. Donnan, and Raymond D. Parkinson, our three other most highly compensated executive officers (based on total compensation for 2019). Mr. Rinkenberger retired from our company in March 2019.

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
Jack A. Hockema,	2019	$915,000	$3,210,923	$692,634	$7,336	$422,537	$5,248,430
Chief Executive Officer	2018	$915,000	$3,177,845	$794,475	—	$526,551	$5,413,871
and Chairman of the Board	2017	$911,000	$3,364,576	$951,300	—	$501,821	$5,728,697

Keith A. Harvey,	2019	$552,000	$1,670,451	$459,840	$79,931	$353,657	$3,115,879
President and Chief	2018	$547,750	$1,657,495	$529,650	—	$376,138	$3,111,033
Operating Officer	2017	$532,500	$4,229,899	$656,850	$44,164	$352,834	$5,816,247

John M. Donnan,	2019	$438,800	$828,280	$302,249	$69,102	$155,553	$1,793,984
Executive Vice President -	2018	$435,600	$808,679	$345,567	—	$178,993	$1,768,839
Legal, Compliance and	2017	$424,000	$846,311	$430,350	$37,357	$183,213	$1,921,231
Human Resources

Neal West,	2019	$410,333	$790,330	$287,400	—	$64,538	$1,552,601
Senior Vice President and
Chief Financial Officer

Ray D. Parkinson,	2019	$360,450	$403,494	$140,251	$69,968	$79,615	$1,053,778
Senior Vice President -
Advanced Engineering

Daniel J. Rinkenberger,	2019	$117,000	—	—	$76,761	$900,221	$1,093,982
Former Executive Vice	2018	$464,750	$933,087	$364,870	—	$185,492	$1,948,199
President and Chief	2017	$452,700	$975,928	$453,000	$42,841	$185,496	$2,109,965
Financial Officer

____________

(1)
Reflects the aggregate grant date fair value of restricted stock units and performance share awards to our named executive officers determined in accordance with Financial Accounting Standards Board Accounting Standard Code Topic 718 (referred to herein as ASC Topic 718), without regard to potential forfeiture. The aggregate grant date fair value of the performance shares awards reflected in this table has been determined assuming the probable outcome of the performance condition on the date of the grant and without adjustment for actual performance during the period and, for performance shares with relative TSR as the performance metric, using a Monte Carlo simulation of future stock prices of our company and our peer companies on the S&P 600 SmallCap Materials Sector Index. The aggregate grant date fair value of the 2019 performance share awards determined assuming the probable outcome of the performance conditions and assuming an outcome of the performance conditions at the maximum level are as follows:

		Aggregate Grant Date Fair Value
Name	Year	At Probable Performance	At Maximum Performance
Jack A. Hockema	2019	$2,352,701	$4,482,476
Keith A. Harvey	2019	$1,266,011	$2,412,082
John M. Donnan	2019	$502,403	$957,210
Neal E. West	2019	$479,417	$913,419
Raymond D. Parkinson	2019	$244,751	$466,305
____________

(1)
For information regarding the assumptions made in the valuation of restricted stock units and performance share awards with respect to our 2019 fiscal year, see Note 7 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(2)	Reflects payments earned under our 2019 STI Plan.

(3)
Reflects the aggregate change in actuarial present value of the named executive officer's accumulated benefit under a defined pension benefit plan previously maintained by us for our salaried employees, which we refer to as our Old Pension Plan, during the applicable fiscal year, calculated by (a) assuming mortality according to the RP-2014 White Collar Healthy Annuitant mortality table, adjusted to 2006 and then projected forward with Scale MP-2016 as of December 31, 2018 and the RP-2012 White Collar Healthy Annuitant mortality table, adjusted to 2006, and then projected forward with Scale MP-2019 as of December 31, 2019 and (b) applying a discount rate of 3.20%, 3.90% and 2.95% per annum for 2017, 2018 and 2019, respectively, to determine the actuarial present value of the accumulated benefit at December 31 of the preceding year and a discount rate of 3.60%, 3.20% and 3.90% per annum, respectively, to determine the actuarial present value of the accumulated benefit at December 31 of the applicable year. Effective December 17, 2003, the Pension Benefit Guaranty Corporation, or PBGC, terminated and effectively assumed responsibility for making benefit payments in respect of our Old Pension Plan, whereupon all benefit accruals under the Old Pension Plan ceased and benefits available thereunder to certain salaried employees, including Mr. Hockema, were significantly reduced due to the limitations on benefits payable by the PBGC. Above-market or preferential earnings are not available under our Restoration Plan, which is our only plan or arrangement pursuant to which compensation may be deferred on a basis that is not tax-qualified, or any of our other benefit plans.

(4)
Includes (a) contributions made or to be made by us under our Savings Plan, (b) contributions made or to be made by us under our Restoration Plan (which is intended to restore the benefit of contributions that we would have otherwise paid to participants under our Savings Plan but for limitations imposed by the Code), (c) dividend and dividend equivalent payments which were not factored into the reported grant date fair value of the restricted stock unit and performance share awards, and (d) the costs to us of perquisites and other personal benefits. See the table set forth under "- All Other Compensation" below for information regarding each such component.

As reflected in the table above, the base salary received by each of our named executive officers, other than Mr. Rinkenberger, as a percentage of their respective total compensation was as follows:

•	For 2019 Mr. Hockema, 17.4%; Mr. Harvey, 17.7%; Mr. Donnan, 24.5%; Mr. West, 26.4%; and Dr. Parkinson, 34.2%;

•	For 2018, Mr. Hockema, 16.9%; Mr. Harvey, 17.6%; and Mr. Donnan, 24.6%.

•	For 2017 Mr. Hockema, 15.9%; Mr. Harvey, 9.2%; and Mr. Donnan, 22.1%.

Mr. Rinkenberger retired in March 2019 and did not participate in any of our 2019 incentive plans.

All Other Compensation

The table below sets forth information regarding each component of compensation included in the "All Other Compensation" column of the Summary Compensation Table above.

Name	Year	Savings Plan Contributions	Restoration Plan Contributions	Dividend and Dividend Equivalent Payments	Club Membership Dues	Vehicle Allowance	Vacation	Severance	Total
Jack A. Hockema	2019	$30,025	$167,937	$210,005	—	$14,570	—	—	$422,537
	2018	$29,625	$194,331	$288,025	—	$14,570	—	—	$526,551
	2017	$29,092	$240,709	$217,450	—	$14,570	—	—	$501,821

Keith A. Harvey	2019	$33,600	$96,198	$210,598	$1,005	$12,256	—	—	$353,657
	2018	$33,000	$111,552	$214,830	$4,500	$12,256	—	—	$376,138
	2017	$32,400	$164,700	$142,314	$1,164	$12,256	—	—	$352,834

John M. Donnan	2019	$28,000	$50,437	$55,900	$8,532	$12,684	—	—	$155,553
	2018	$27,500	$59,095	$72,509	$7,205	$12,684	—	—	$178,993
	2017	$27,000	$75,884	$57,211	$10,434	$12,684	—	—	$183,213

Neal West	2019	$16,532	$17,297	$18,997	—	$11,712	—	—	$64,538

Ray D. Parkinson	2019	$27,685	$24,770	$27,160	—	—	—	—	$79,615

Daniel J.	2019	$11,200	$11,675	$57,678	—	$2,572	$101,096	$716,000	$900,221
Rinkenberger*	2018	$27,417	$64,358	$83,429	—	$10,288	—	—	$185,492
	2017	$27,000	$82,401	$65,807	—	$10,288	—	—	$185,496
________________
*Mr. Rinkenberger retired in March 2019.

Grants of Plan-Based Awards in 2019

The table below sets forth information regarding grants of plan-based awards made to our named executive officers, except Mr. Rinkenberger, who retired in March 2019 and did not participate in our 2019 incentive programs, during 2019.

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards (3) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jack A. Hockema	—	$361,500	$723,000	$2,169,000	—	—	—	—		—
	3/5/2019	—	—	—	—	—	—	8,488	(4)	$858,222
	3/5/2019	—	—	—	9,012	18,024	36,048	—		$2,352,701

Keith A. Harvey	—	$240,000	$480,000	$1,440,000	—	—	—	—		—
	3/5/2019	—	—	—	—	—	—	4,000	(4)	$404,440
	3/5/2019	—	—	—	4,849	9,699	19,398	—		$1,266,011

John M. Donnan	—	$157,750	$315,500	$946,500	—	—	—	—		—
	3/5/2019	—	—	—	—	—	—	3,223	(4)	$325,878
	3/5/2019	—	—	—	1,924	3,849	7,698	—		$502,403

Neal West	—	$150,000	$300,000	$900,000	—	—	—	—		—
	3/5/2019	—	—	—	—	—	—	3,075	(4)	$310,913
	3/5/2019	—	—	—	1,836	3,673	7,346	—		$479,417

Ray D. Parkinson	—	$73,200	$146,400	$439,200	—	—	—	—		—
	3/5/2019	—	—	—	—	—	—	1,570	(4)	$158,743
	3/5/2019	—	—	—	937	1,875	3,750	—		$244,751

Danial J. Rinkenberger	—	—	—	—	—	—	—	—		—
____________

(1)
Reflects the threshold, target and maximum award amounts under our 2019 STI Plan for our named executive officers. No awards are payable when performance does not reach the threshold performance level. See the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table for the actual monetary awards paid to the named executive officers under the 2019 STI Plan in March 2020.

(2)
Reflects the number of performance shares that generally will become vested and earned for each of the named executive officers under our 2019 - 2021 LTI Program in 2022 at the threshold, target and maximum performance levels. No performance shares will vest under the 2019 - 2021 LTI Program if our company's performance does not reach the threshold performance required during the three-year performance period.

(3)
Reflects the aggregate grant date fair value of restricted stock units and performance share awards to our named executive officers determined in accordance with ASC Topic 718, without regard to potential forfeiture. The aggregate grant date fair value of the performance share awards reflected in this table has been determined assuming the probable outcome of the performance condition on the date of the grant and without adjustment for actual performance during the period and, for performance shares with relative TSR as the performance metric, using a Monte Carlo simulation of future stock prices of our company and our peer companies on the S&P 600 SmallCap Materials Index.

(4)	Reflects the number of restricted stock units received by the named executive officer pursuant to awards granted effective March 5, 2019.

Employment-Related Agreements and Certain Employee Benefit Plans

Employment Agreement with Jack A. Hockema

On July 6, 2006, we entered into an employment agreement with Jack A. Hockema, pursuant to which Mr. Hockema continued his duties as our President and CEO. On November 9, 2010, we entered into an amended and restated employment agreement with Mr. Hockema to extend the term of the existing employment agreement from July 5, 2012 through July 6, 2015, eliminate the automatic renewal provision, eliminate our obligation to make excise tax gross-up payments to Mr. Hockema, and modify his long-term incentive compensation to increase the portion of such compensation in the form of performance shares. The agreement was amended and restated on March 5, 2014, primarily to extend the term of the existing employment agreement through December 31, 2016 and modify the calculation of any prorated payment of Mr. Hockema's annual short-term incentive compensation upon the termination of his employment prior to the last day of the applicable fiscal year so that such calculation is based on actual, rather than target, performance, and was amended on March 31, 2014 to permit his 2014 long-term incentive award to provide for prorated payment based on the actual number of days of his employment during the applicable restricted or performance period, rather than full payment, in the event of his retirement prior to the end of the applicable restricted or performance period. On each of December 31, 2015 and July 15, 2017, the agreement was amended and restated to extend the term through December 31, 2018 and July 15, 2020, respectively. On September 17, 2019, the agreement was again amended and restated to extend the term of the existing employment agreement through July 15, 2022.

The terms of Mr. Hockema's amended and restated employment agreement provide for an initial base salary of $915,000, subject to annual increases, if any, agreed by us and Mr. Hockema and for an annual short-term incentive target not less than 79% of his base salary. The short-term incentive may be paid in cash, shares of the company's common stock, or a combination of cash and shares of the company's common stock, but is subject to both our meeting the applicable underlying performance thresholds and an annual cap of three times the target. If Mr. Hockema's employment terminates other than on a date which is the last day of a fiscal year, then his annual short-term incentive award with respect to the fiscal year in which his employment terminates will be determined based on the company's actual performance under the company's short-term incentive plan in which Mr. Hockema participates and prorated for the actual number of days of employment during such fiscal year, and such amount will be paid to Mr. Hockema or his estate unless his employment was terminated by us for cause. The amended and restated employment agreement provides that Mr. Hockema is entitled to receive annual equity awards (such as restricted stock units or performance shares) with a target economic value of not less than 240% of his base salary, with the portion of his annual equity awards in the form of restricted stock units equaling 36% of the target economic value, and his annual equity awards in the form of performance shares equaling 64% of the target economic value.

Under Mr. Hockema's amended and restated employment agreement, following any termination of his employment, we must pay or provide to Mr. Hockema or his estate:

•	base salary earned through the date of such termination;

•	except in the case of a termination by us for cause, earned but unpaid incentive awards;

•	accrued but unpaid vacation;

•	benefits under our employment benefit plans to the extent vested and not forfeited on the date of such termination; and

•	benefit continuation and conversion rights to the extent provided under our employment benefit plans.

In addition, if Mr. Hockema's employment is terminated as a result of his death or disability, at the end of the term of his employment agreement or upon his retirement during the term, all of his outstanding equity awards will vest in accordance with their terms, subject to the provisions described above, and all of his vested but unexercised grants will remain exercisable through the second anniversary of such termination. If Mr. Hockema's employment is terminated by us for cause, all of his unvested equity grants will be forfeited and all of his vested but unexercised equity grants will be forfeited on the date that is 90 days following such termination. If Mr. Hockema's employment is terminated by us without cause or is voluntarily terminated by him with good reason, in addition to the payment of his accrued benefits as described above, (1) we will make a lump-sum payment to Mr. Hockema in an amount equal to 1.88 times his base salary and short-term incentive target, (2) his medical, dental, vision, life insurance and disability benefits, which we refer to as welfare benefits, will continue for two years commencing on the date of such termination, and (3) all of his outstanding equity awards will vest in accordance with their terms, subject to the provisions described above, and all of his vested but unexercised grants will remain exercisable through the second anniversary of such termination.

Notwithstanding the foregoing, if prior to July 15, 2022 a successor chief executive officer is appointed pursuant to a board-approved succession plan, the term of the amended and restated employment agreement will automatically end upon such appointment, so long as (a) the appointment occurs after July 15, 2020 and prior to a change in control (as defined in the agreement) and (b) immediately following the appointment, Mr. Hockema continues to hold the office of Chairman or is named Executive Chairman and receives annual compensation for his service in either of those capacities at least equivalent to the compensation and meeting fees payable to our lead independent director.  In such event, Mr. Hockema would not be entitled to any severance payments under the amended and restated employment agreement, and his annual short-term incentive award with respect to the fiscal year in which the term of his employment agreement ends will be determined based on the company's actual performance under the company's short-term incentive plan and prorated for the actual number of days of the term during the applicable fiscal year.

If there is a change in control of our company, all of Mr. Hockema's equity awards outstanding as of the date of such change in control will vest in accordance with their terms. If Mr. Hockema's employment is terminated by us without cause or is voluntarily terminated by him with good reason within two years following a change in control, in addition to the payments of his accrued benefits as described above, (1) we will make a lump-sum payment to Mr. Hockema in an amount equal to 2.82 times his base salary and short-term incentive target, (2) his welfare benefits will continue for three years commencing on the date of such termination, and (3) all previously unvested equity grants will become exercisable and vested but unexercised grants will remain exercisable through the second anniversary of such termination. If any payments to Mr. Hockema would be subject to a federal excise tax by reason of being considered contingent on a change in control, then such payments will be reduced to the minimum extent necessary so that no portion of such payments, as so reduced, is subject to such tax, except that such a reduction will be made only if and to the extent such reduction would result in an increase in the aggregate payment on an after-tax basis.
Mr. Hockema's amended and restated employment agreement contains non-competition, non-solicitation and confidentiality restrictions following his termination of employment.

For quantitative disclosure regarding estimated payments and other benefits that would have been received by Mr. Hockema or his estate if his employment had terminated on December 31, 2019, the last business day of 2019, under various circumstances, see "— Potential Payments and Benefits upon Termination of Employment" below.

Salaried Severance Plan

Messrs. Harvey, Donnan, West and Parkinson are subject to our severance plan for salaried employees, which we refer to as our Salaried Severance Plan. Mr. Rinkenberger was subject to our Salaried Severance Plan until his retirement in March 2019. Our Salaried Severance Plan provides for payment of a termination allowance and continuation of welfare benefits upon an involuntary separation of employment that is intended to be permanent. The termination allowance and continuation of welfare benefits are not available under our Salaried Severance Plan if:

•	the employee received severance compensation or welfare benefit continuation pursuant to a Change in Control Agreement (described below) or any other agreement;

•	the employee's employment is terminated other than by us without cause; or

•	the employee declined to sign, or subsequently revokes, a designated form of release.

The termination allowance payable to covered employees under our Salaried Severance Plan consists of a lump-sum cash payment equal to the employee's weekly base salary multiplied by a number of weeks (not to exceed 26), which we refer to as the continuation period, determined based on the employee's number of years of full employment. Under our Salaried Severance Plan, welfare benefits are continued following the termination of employment for the shorter of the continuation period and the period commencing on the termination of employment and ending on the date that the employee is no longer eligible for coverage under the Consolidated Omnibus Budget Reconciliation Act, or COBRA. As of December 31, 2019, the continuation periods for Messrs. Harvey, Donnan, West and Parkinson were 26, 24, 10 and 26 weeks, respectively.

For quantitative disclosure regarding estimated payments and other benefits that would have been received by each of Messrs. Hockema, Harvey, Donnan, West and Parkinson or his estate if his employment had terminated on December 31, 2019, the last business day of 2019, under various circumstances, and regarding payments and benefits received by Mr. Rinkenberger upon his retirement on March 31, 2019, see "— Potential Payments and Benefits upon Termination of Employment" below.

Change in Control Agreements

In 2002, in connection with the commencement of our chapter 11 bankruptcy and the implementation of our court-approved Chapter 11 Key Employee Retention Plan, we also entered into Change in Control Agreements with certain key executives, including Messrs. Hockema, Harvey, Donnan and Rinkenberger, in order to provide them with appropriate protection in the event of a termination of employment in connection with a change in control or, except as otherwise provided, a significant restructuring. In addition, in 2008, we entered into a Change in Control Agreement with Mr. West. Mr. Hockema's employment agreement discussed above supersedes his Change in Control Agreement, and was amended to, among other things, eliminate our obligation to make excise tax gross up payments to Mr. Hockema. Mr. Rinkenberger's Change in Control Agreement terminated upon his retirement in March 2019. The Change in Control Agreements applicable to Messrs. Harvey, Donnan and West terminate on the second anniversary of a change in control.

The Change in Control Agreements provide for severance payments and continuation of welfare benefits upon termination of employment in certain circumstances. The participants are eligible for severance benefits if their employment is terminated by us without cause or by the participant with good reason during a period that commences 90 days prior to the change in control and ends on the second anniversary of the change in control. Participants also are eligible for severance benefits if their employment is terminated by us due to a significant restructuring event when there has been no change in control. These benefits are not available if:

•	the participant's employment is terminated other than by us without cause or by the participant for good reason; or

•	the participant declines to sign, or subsequently revokes, a designated form of release.

In consideration for the severance payment and continuation of benefits, a participant will be subject to non-competition, non-solicitation and confidentiality restrictions following his or her termination of employment with us.

Upon a qualifying termination of employment, each of Messrs. Harvey, Donnan and West is entitled to receive the following:

•	two times (one time for Mr. West) the sum of his base pay and most recent short-term incentive target;

•	a prorated portion of his short-term incentive target for the year of termination; and

•	a prorated portion of his long-term incentive target in effect for the year of his termination, provided that such target was achieved.

In addition, welfare benefits and perquisites are continued for a period of two years for Messrs. Harvey and Donnan and one year for Mr. West after termination of employment with us.

In general, if any payments under the legacy Change in Control Agreements with Messrs. Harvey and Donnan would be subject to federal excise tax or any similar state or local tax by reason of being considered contingent on a change in control, the participant will be entitled to receive an additional amount (a "gross-up payment") such that, after satisfaction of all tax obligations imposed on such payments, the participant retains an amount equal to the federal excise tax or similar state or local tax imposed on such payments. However, if no such federal excise tax or similar state or local tax would apply if the aggregate payments were reduced by 5%, then the aggregate payments to the participant will be reduced by the amount necessary to avoid application of such federal excise tax or similar state or local tax. Mr. West is not entitled to any gross-up payments under his Change in Control Agreement.

The Change in Control Agreements are legacy agreements which cannot be unilaterally terminated or amended by our company without participant approval. However, we expect to continue to address the gross-up provisions in the remaining agreements when opportunities arise.

For quantitative disclosure regarding estimated payments and other benefits that would have been received by each of Messrs. Hockema, Harvey, Donnan, West and Parkinson or his estate if his employment had terminated on December 31, 2019, the last business day of 2019, under various circumstances, and regarding actual payments received by Mr. Rinkenberger upon his retirement in March 2019, see "— Potential Payments and Benefits Upon Termination of Employment" below.

2016 Plan

The 2016 Plan is an omnibus plan that facilitates the issuance of incentive awards as part of our comprehensive compensation structure and is administered by a committee of non-employee directors of our board of directors, currently the compensation committee.

Any person who is selected by the compensation committee to receive benefits under the 2016 Plan and who is at that time an officer or other key employee of Kaiser or any of our subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) is eligible to participate in the 2016 Plan. In addition, certain persons who provide services to us or any of our subsidiaries that are equivalent to those typically provided by an employee (provided that such persons satisfy the definition of “employee” for purposes of a Registration Statement on Form S-8 under the Securities Act of 1933, which we refer to as the "Securities Act") and non-employee directors of Kaiser may also be selected to participate in the 2016 Plan. As of December 31, 2019, there were approximately 60 employees and nine non-employee directors of Kaiser expected to participate in the 2016 Plan.

Subject to adjustment as described in the 2016 Plan, the aggregate number of shares of our common stock available for awards granted under the 2016 Plan is limited to 1,045,000 shares of our common stock, minus (1) as of the effective date of the 2016 Plan, one share for every one share subject to an award granted under the predecessor plan between December 31, 2015 and the effective date of the 2016 Plan, plus (2) any shares of our common stock that become available under the 2016 Plan as a result of forfeiture, cancellation, expiration, or cash settlement of awards. As of the date of this Proxy Statement, approximately 496,096 shares of common stock are available for additional awards under the 2016 Plan.

The 2016 Plan authorizes the issuance of option rights, appreciation rights, restricted stock, restricted stock units, cash incentive awards, performance shares, performance units and other awards, including awards in the forms of cash, shares of common stock, notes or other property.

Under the 2016 Plan, any award agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to Kaiser of any gain related to an award as determined by the compensation committee if a participant has engaged in any detrimental activity, either during employment by us or within a specified period after termination of employment.

Under the 2016 Plan, the compensation committee may permit non-employee directors to elect to receive shares of our common stock in lieu of any or all of the annual cash retainers paid to non-employee directors, including retainers for serving as a committee chair or Lead Independent Director.

Our board of directors generally may amend the 2016 Plan from time to time in whole or in part. However, if any amendment (1) would materially increase the benefits accruing to participants under the 2016 Plan, (2) would materially increase the number of shares or securities which may be issued under the 2016 Plan, (3) would materially modify the requirements for participation in the 2016 Plan, or (4) must otherwise be approved by our stockholders in order to comply with applicable law or the rules of the Nasdaq Stock Market, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained. Further, subject to the 2016 Plan’s prohibition on repricing, the compensation committee generally may amend the terms of any award prospectively or retroactively.

Our board of directors may, in its discretion, terminate the 2016 Plan at any time. Termination of the 2016 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. The 2016 Plan will expire on May 26, 2026. No grants will be made under the plan after that date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the 2016 Plan.

Savings Plan

We sponsor a tax-qualified profit-sharing and 401(k) plan, our Savings Plan, in which eligible salaried employees may participate. Pursuant to the Savings Plan, employees may elect to reduce their current annual compensation up to the lesser of 75% or the statutorily prescribed limit of $19,500 in calendar year 2020 (plus up to an additional $6,500 in the form of "catch-up" contributions for participants near retirement age), and have the amount of any reduction contributed to the Savings Plan. Our Savings Plan is intended to qualify under sections 401(a) and 401(k) of the Code, so that contributions by us or our employees to the Savings Plan and income earned on contributions are not taxable to employees until withdrawn from the Savings Plan and so that contributions will be deductible by us when made.

We match 100% of the amount an employee contributes to the Savings Plan, subject to a 4% maximum based on the employee's compensation as defined in the Savings Plan. Employees are immediately vested 100% in our matching contributions to our Savings Plan.

We also make annual fixed-rate contributions on behalf of our employees in the following amounts:

•
for our employees who were employed with us on or before January 1, 2004, we contribute in a range from 2% to 10% of the total of the employee's base salary and short-term incentive award, based upon the sum of the employee's age and years of continuous service as of January 1, 2004; and

•	for our employees who were first employed with us after January 1, 2004, we contribute 2% of the total of the employee's base salary and short-term incentive award.

As discussed more fully below, the fixed-rate contributions were implemented following the termination of our qualified, defined benefit retirement plan and resulting loss of benefit accruals under that plan. An employee is required to be employed on the last day of the year in order to receive the fixed-rate contribution. Employees are vested 100% in our fixed-rate contributions to the Savings Plan after three years of service.

The total amount of elective, matching and fixed-rate contributions in any year cannot exceed the lesser of 100% of the total of an employee's base salary and short-term incentive award or $56,000 in 2019, respectively (adjusted annually). We may amend or terminate these matching and fixed-rate contributions at any time by an appropriate amendment to our Savings Plan. Upon termination of employment, employees are eligible to receive a distribution of their vested plan balances under our Savings Plan. The independent trustee of the Savings Plan invests the assets of the Savings Plan as directed by participants.

Restoration Plan

We sponsor a nonqualified, deferred compensation plan, our Restoration Plan, in which members of our senior management and highly compensated employees may participate. Eligibility to participate in our Restoration Plan is determined by the compensation committee. The purpose of our Restoration Plan is to restore the benefit of matching and fixed-rate contributions that we would have otherwise paid to participants under our Savings Plan but for the limitations on benefit accruals and payments imposed by the Code. We maintain an account on behalf of each participant in the Restoration Plan, and contributions to a participant's Restoration Plan account to restore benefits under the Savings Plan are made generally in the manner described below:

•
if our matching contributions to a participant under the Savings Plan are limited in any year, we will make an annual contribution to that participant's account under the Restoration Plan equal to the difference between:

•	the matching contributions that we could have made to that participant's account under the Savings Plan if the Code did not impose any limitations; and

•	the maximum contribution we could in fact make to that participant's account under the Savings Plan in light of the limitations imposed by the Code; and

•
annual fixed-rate contributions to the participant's account under the Restoration Plan are made in an amount equal to between 2% and 10% of the participant's excess compensation, as defined in Section 401(a)(17) of the Code.

Participants are immediately vested 100% in our matching contributions to the Restoration Plan and are vested 100% in our fixed-rate contributions to our Restoration Plan after three years of service or upon retirement, death, disability or a change of control. Participants do not make contributions to their respective Restoration Plan accounts. A participant is entitled to distributions six months following his or her termination of service, except that any participant who is terminated for cause will forfeit the entire amount of matching and fixed-rate contributions made by us to that participant's account under the Restoration Plan.

We may amend or terminate these matching and fixed-rate contributions at any time by an appropriate amendment to our Restoration Plan. The value of each participant's account under our Restoration Plan changes based upon the performance of the funds designated by the participant from a menu of various money market and investment funds.

Outstanding Equity Awards at December 31, 2019

The table below sets forth the information regarding equity awards held by our named executive officers as of December 31, 2019 and illustrates the impact of the intended design of our compensation program, which generally insures three years of restricted stock and performance share awards are outstanding at any time.

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested		Market Value or Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
Name	(#)		($)	(#)		($)
Jack A. Hockema	10,509	(2)	$1,165,343	22,312	(5)	$2,474,178
	8,285	(3)	$918,724	17,594	(6)	$1,950,999
	8,488	(4)	$941,234	18,024	(7)	$1,998,681

Keith A. Harvey	4,955	(2)	$549,460	12,015	(5)	$1,332,343
	30,000	(8)	$3,326,700	9,467	(6)	$1,049,796
	3,904	(3)	$432,915	9,699	(7)	$1,075,522
	4,000	(4)	$443,560

John. M.Donnan	3,985	(2)	$441,897	4,760	(5)	$527,836
	3,145	(3)	$348,749	3,757	(6)	$416,614
	3,223	(4)	$357,398	3,849	(7)	$426,816

Neal E. West	1,052	(2)	$116,656	1,255	(5)	$139,167
	860	(3)	$95,365	1,027	(6)	$113,884
	3,075	(4)	$340,987	3,673	(7)	$407,299

Ray D. Parkinson	1,936	(2)	$214,683	2,310	(5)	$256,156
	1,532	(3)	$169,883	1,830	(6)	$202,929
	1,570	(4)	$174,097	1,875	(7)	$207,919

Daniel J. Rinkenberger*	4,596	(2)	$509,650	5,487	(5)	$608,453
	3,629	(3)	$402,420	4,334	(6)	$480,597

____________
* Mr. Rinkenberger retired in March 2019.

(1)
Reflects the aggregate market value determined based on a per share price of $110.89, the closing price per share of our common stock as reported on the Nasdaq Global Select Market on December 31, 2019.

(2)
Reflects the number of restricted stock units received by the named executive officer pursuant to awards granted effective March 5, 2017. All such restricted stock units vested on March 5, 2020, with each entitling the named executive officer to one share of common stock.

(3)
Reflects the number of restricted stock units received by the named executive officer pursuant to awards granted effective March 5, 2018. All such restricted stock units will vest on March 5, 2021 or earlier if the named executive officer’s employment terminates as a result of death or disability or in the event of a change in control. If the named executive officer’s employment is terminated by us without cause or the named executive officer’s employment is terminated by him for good reason, in either case before March 5, 2021, the restricted stock units will remain outstanding and vest on March 5, 2020 (or earlier in the event of his death or disability or a change in control). If, prior to March 5, 2021, Mr.

Hockema's employment terminates as a result of his retirement, a prorated portion of such restricted stock units, determined based on the actual days of the named executive officer's employment during the restriction period, will vest on March 5, 2020.
(4) Reflects the number of restricted stock units received by the named executive officer pursuant to awards granted effective March 5, 2019. All such restricted stock units granted will vest on March 5, 2022 or earlier if the named executive officer's employment terminates as a result of death or disability or in the event of a change in control. If the named executive officer’s employment is terminated by us without cause or the named executive officer’s employment is terminated by him for good reason, in either case before March 5, 2022, the restricted stock units will remain outstanding and vest on March 5, 2022 (or earlier in the event of his death or disability or a change in control). If Mr. Hockema's employment terminates before March 5, 2022 as a result of his retirement, a prorated portion of such restricted stock units, determined based on the actual days of his employment during the restriction period, will remain outstanding and vest on March 5, 2021 (or earlier in the event of his death or disability or a change in control).

(5)
Reflects the target number of performance shares received by the named executive officer pursuant to awards granted effective March 5, 2017. The number of performance shares earned was based on the level of performance achieved during the three-year performance period vested on March 5, 2020. The compensation committee certified the performance level achieved during the three-year performance period on March 5, 2020 and, based on the certified performance level, 111% of the target performance shares received by the named executive officers were earned.

(6)
Reflects the target number of performance shares received by the named executive officer pursuant to awards granted effective March 5, 2018. The number of performance shares, if any, earned based on the level of performance achieved during the three-year performance period will vest on the later to occur of March 15, 2021 and the date on which the compensation committee certifies the performance level achieved during the three-year performance period, which shall be no later than March 15, 2021. If, prior to December 31, 2020, the named executive officer’s employment terminates as a result of death or disability, the target number of performance shares will vest. If, prior to the vesting date, the named executive officer’s employment is terminated by us without cause or is voluntarily terminated by him for good reason, the performance shares granted to him will remain outstanding and the number of performance shares, if any, earned on the vesting date will be determined based on the performance level achieved during the performance period. If, prior to December 31, 2019, a change in control occurs, the performance shares granted to him will vest immediately and the number of performance shares, if any, earned upon the change of control date will be determined based on the performance level achieved during the performance period through the change in control date. If, prior to the vesting date, Mr. Hockema's employment terminates as a result of his retirement, the performance shares granted to him will remain outstanding and the number of performance shares, if any, that will vest on the vesting date will be determined based on the performance level achieved during the applicable performance period and prorated based on the actual days of the named executive officer's employment during the performance period.

(7)
Reflects the target number of performance shares received by the named executive officer pursuant to awards granted effective March 5, 2019. The number of performance shares, if any, earned based on the level of performance during the three-year performance period will vest on the later to occur of March 5, 2022 and the date on which the compensation committee certifies the performance level achieved, which shall be no later than March 15, 2022. If, prior to December 31, 2021, the named executive officer's employment terminates as a result of death or disability, the target number of performance shares will vest. If, prior to the vest date, the named executive officer's employment is terminated by us without cause or is voluntarily terminated by him for good reason, the performance shares granted to him will remain outstanding and the number of performance shares, if any, earned upon the vesting date will be determined based on the performance level achieved during the three-year performance period. If, prior to December 31, 2021, a change in control occurs, the performance shares granted to him will vest immediately and the number of performance shares, if any, earned upon the change in control date will be determined based on the performance level achieved during the performance period through the change in control date. If, prior to the vesting date, the Mr. Hockema's employment terminates as a result of his retirement, the performance shares granted to him will remain outstanding and the number of performance shares, if any, earned upon the vesting date will be determined based on the performance level achieved during the performance period and prorated based on the actual days of the named executive officer's employment during the performance period.

(8)
Reflects the number of restricted stock units received by Mr. Harvey pursuant to an award granted effective July 15, 2017 to increase his compensation and retention in connection with our succession planning. All such restricted stock units will vest on July 15, 2022 or earlier if Mr. Harvey’s employment terminates as a result of death or disability or in the event of a change in control. If the named executive officer’s employment is terminated by us without cause or the named executive officer’s employment is terminated by him for good reason, in either case before July 15, 2022, the restricted stock units will remain outstanding and vest on July 15, 2022 (or earlier in the event of his death or disability or a change in control).

Option Exercised and Stock Vested in 2019

The table below sets forth information regarding the vesting during 2019 of restricted stock units and performance shares granted to our named executive officers in 2014 and 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jack A. Hockema	34,102	$3,709,957
Keith A. Harvey	42,639	$4,224,947
John M. Donnan	9,070	$986,726
Neal E. West	2,440	$265,448
Ray D. Parkinson	4,402	$478,893
Daniel J. Rinkenberger*	10,431	$1,134,788
____________
* Mr. Rinkenberger retired in March 2019.

(1)
Reflects the aggregate market value of (i) restricted stock units that vested on March 5, 2019, determined based on a per share price of $108.79, the closing price per share of our common stock as reported on the Nasdaq Global Select Market on the vesting date of such restricted stock units, (ii) shares of common stock that were received upon the vesting on March 5, 2019 of 101% of the target number of performance shares granted to our named executive officers in 2016 based on actual results over the three-year performance period, determined based on a per share price of $108.79, the closing price per share of our common stock as reported on the Nasdaq Global Select Market on the vesting date of such performance shares, and (iii) for Mr. Harvey, shares of restricted stock granted to him in 2014 that vested on June 4, 2019, determined based on a per share price of $92.24, the closing price per share of our common stock as reported on the Nasdaq Global Select Market on the vesting date of such shares of restricted stock.

Pension Benefits as of December 31, 2019

The table below sets forth information regarding the present value as of December 31, 2019 of the accumulated benefits of our named executive officers, including Mr. West, who does not participate in our Old Pension Plan. Mr. Rinkenberger retired in March 2019. As discussed further below, our Old Pension Plan was terminated on December 17, 2003, at which time the number of years of credited service for participants was frozen.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)
Jack A. Hockema	Kaiser Aluminum Salaried Employees Retirement Plan	11.92	$344,603
Keith A. Harvey	Kaiser Aluminum Salaried Employees Retirement Plan	17.83	$559,775
John M. Donnan	Kaiser Aluminum Salaried Employees Retirement Plan	10.25	$449,196
Neal E. West		—	—
Ray D. Parkinson	Kaiser Aluminum Salaried Employees Retirement Plan	13.75	$526,474
Daniel J. Rinkenberger	Kaiser Aluminum Salaried Employees Retirement Plan	12.67	$555,644
____________

(1)
Determined (a) assuming mortality according to the RP-2014 White Collar Healthy Annuitant mortality table, adjusted for 2006 and then projected with Scale MP-2019 and (b) applying a discount rate of 2.95% per annum.

The Old Pension Plan previously maintained by us was a qualified, defined-benefit retirement plan for our salaried employees who met certain eligibility requirements. Effective December 17, 2003, the PBGC terminated and effectively assumed responsibility for making benefit payments in respect of the Old Pension Plan. As a result of the termination, all benefit accruals under the Old Pension Plan were terminated and benefits available to certain executive officers, including Mr. Hockema, were significantly reduced due to the limitation on benefits payable by the PBGC. Benefits payable to participants will be reduced to a maximum of $34,742 annually for retirement at age 62, a lower amount for retirement prior to age 62, and a higher amount for retirements after age 62, up to $43,977 annually for retirement at age 65, and participants will not accrue additional benefits. In addition, the PBGC will not make lump-sum payments to participants.

Nonqualified Deferred Compensation for 2019

The table below sets forth, for each of our named executive officers, information regarding his participation in our Restoration Plan during 2019. For additional information about our Restoration Plan, see "- Restoration Plan."

Name	Registrant Contributions in Last FY (1)	Aggregate Earnings in Last FY (2)(3)	Aggregate Balance at Last FYE
Jack A. Hockema	$167,937	$343,711	$5,103,188
Keith A. Harvey	$96,198	$212,238	$1,264,517
John M. Donnan	$50,437	$154,517	$994,615
Neal E. West	$17,297	$17,296	$127,843
Ray D. Parkinson	$24,770	$66,532	$346,890
Daniel J. Rinkenberger (4)	$11,675	$75,594	—
____________

(1)	In each case, 100% of such amount is included in the amounts for 2019 reflected in the "All Other Compensation" column of the Summary Compensation Table above.

(2)
Amounts included in this column reflect the change in market value of the investments made under the Restoration Plan and do not include amounts reflected in the "Registrant Contributions in Last FY" column of this table.

(3)
Amounts included in this column do not include above-market or preferential earnings (of which there were none) and, accordingly, such amount is not included in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the Summary Compensation Table above.

(4)	Mr. Rinkenberger retired in March 2019 and the balance in his Restoration Plan account in the amount of $746,384 was distributed to him in full on September 27, 2019.

Potential Payments and Benefits Upon Termination of Employment

This section describes, and sets forth quantitative disclosure with respect to, payments and benefits to which our named executive officers, except Mr. Rinkenberger, would have been entitled if their employment had terminated on December 31, 2019, the last business day of 2019, under various circumstances. Mr. Rinkenberger retired in March 2019 and the disclosures below reflect the actual payments he received in connection with his retirement.

Voluntary Termination other than Qualified Retirement

If the employment of a named executive officer (other than Mr. Hockema, who turned 65 and qualified for retirement prior to December 31, 2019) had been voluntarily terminated by him on December 31, 2019, he would have forfeited all of his outstanding incentive awards, including his award under our 2019 STI Plan and all outstanding shares of restricted stock, restricted stock units and performance shares previously granted to him. In addition, the named executive officer would not have been eligible for severance benefits in such circumstance.

Termination for Cause

If a named executive officer’s employment had been terminated for cause on December 31, 2019, he would have forfeited all of his outstanding incentive awards, including his award under our 2019 STI Plan and all outstanding restricted stock units and performance shares previously granted to him. In addition, the named executive officer would not have been eligible for severance benefits in such circumstance.

Termination by us without Cause or by Named Executive Officer with Good Reason - No Change in Control

Under Mr. Hockema's employment agreement, if Mr. Hockema's employment had been terminated by us without cause or voluntarily terminated by him for good reason on December 31, 2019, Mr. Hockema would have been entitled to receive (1) payment of his award under our 2019 STI Plan, determined based on actual performance, (2) a lump-sum payment in an amount equal to 1.88 times the sum of his 2019 base salary and 2019 STI Plan incentive target), and (3) continuation of his welfare benefits for two years commencing on December 31, 2019.

Under the 2019 STI Plan, the awards were conditioned on employment on the date of payment unless employment had been terminated as a result of death, disability or retirement at or after age 65. If employment of any of our named executive officer (other than Mr. Hockema) had terminated by us without cause or by the named executive officer with good reason on December 31, 2019, he would not have been entitled to receive any payment under the 2019 STI Plan.

Under our equity award agreements, if the employment of any of our named executive officers had been terminated by us without cause or voluntarily terminated by him for good reason on December 31, 2019, then (1) all restricted stock units granted to him effective March 5, 2017, March 5, 2018 and March 5, 2019 and, in the case of Mr. Harvey, July 15, 2017 would have remained outstanding and would vest on their original vesting dates (or earlier in the event of death or disability or a change in control) and (2) all performance shares granted to him effective March 5, 2017, March 5, 2018 and March 5, 2019 would have remained outstanding, with the number of shares of common stock, if any, to be received by such named executive officer in respect to such performance shares to be determined based on the performance level achieved during the applicable performance period.

Under our Salaried Severance Plan, if the employment of Messrs. Harvey, Donnan, West or Parkinson had been terminated by us without cause on December 31, 2019, the named executive office would have been entitled to (1) a lump-sum payment equal to his weekly base salary multiplied by his continuation period, determined based on his number of years of full employment as of December 31, 2019, and (2) continuation of his welfare benefits following the termination of employment for a period not to exceed the shorter of his continuation period and the period commencing on the termination of employment and ending on the date he is no longer eligible for coverage under COBRA.

Termination by us without Cause or by Named Executive Officer with Good Reason - Change in Control

Under Mr. Hockema’s employment agreement, if Mr. Hockema’s employment had been terminated by us without cause or voluntarily terminated by him for good reason within two years following a change in control on December 31, 2019, Mr. Hockema would have been entitled to receive (1) payment of his award under our 2019 STI Plan, determined based on actual performance, (2) a lump-sum payment in an amount equal to 2.82 times the sum of his 2019 base salary and 2019 STI Plan incentive target), and (3) continuation of his welfare benefits for three years commencing on December 31, 2019. Under Mr. Hockema’s employment agreement, if any payments to Mr. Hockema would be subject to a federal excise tax by reason of being considered contingent on a change in control, then such payments would be reduced to the minimum extent necessary so that no portion of such payments, as so reduced, is subject to such tax, except that such a reduction would be made only if and to the extent such reduction would result in an increase in the aggregate payment on an after-tax basis.

Under the Change in Control Agreements, as amended, with Messrs. Harvey, Donnan and West, if the employment of the named executive officer had been terminated by us without cause or by him for good reason in connection with a change in control on December 31, 2019, such named executive officer would have been entitled to receive (1) payment of his award under our 2019 STI Plan, determined based on actual performance, (2) a lump-sum payment equal to two times (in the case of Mr. West, one time) the sum of his 2019 base salary and 2019 STI Plan incentive target, (3) continuation of his welfare benefits for two years (in the case of Mr. West, one year) commencing on December 31, 2019, and (4) continuation of his perquisites for two years (in the case of Mr. West, one year) commencing on December 31, 2019.

Under our equity award agreements, if the employment of any of our named executive officers had been terminated by us without cause or voluntarily terminated by him for good reason in connection with a change in control on December 31, 2019, then (1) all restricted stock units granted to him effective March 5, 2017, March 5, 2018 and March 5, 2019 and, in the case of Mr. Harvey, July 15, 2017 would have immediately vested, and (2) all performance shares granted to him effective March 5, 2017, March 5, 2018 and March 5, 2019 would have immediately vested, with the number of shares of common stock, if any, to be received by such named executive officer in respect to such performance shares to be determined based on the performance level achieved during the applicable performance period through the change in control on December 31, 2019.

Qualified Retirement

Mr. Hockema reached age 65 during 2011. Under the 2019 STI Plan, if Mr. Hockema's employment had been terminated as a result of retirement on December 31, 2019, he would have been entitled to payment of his award under the 2019 STI Plan, determined based on actual performance. If December 31, 2019 had not been the last business day of 2019, the award would have been prorated for the actual number of days of his employment in 2019.

Under our equity award agreements, if Mr. Hockema's employment had been terminated as a result of retirement on December 31, 2019, then (1) a prorated portion of the restricted stock units granted to him effective March 5, 2017, March 5, 2018 and March 5, 2019, determined based on the actual days of his employment during the applicable restriction period, would have remained outstanding and would vest on their original vesting dates, and (2) the performance shares granted to him effective March 5, 2017, March 5, 2018 and March 5, 2019 would have remained outstanding, with the number of shares of common stock, if any, to be received by him in respect of such performance shares to be determined based on the performance level achieved during the applicable three-year performance period and prorated based on actual days of his employment during the applicable performance period.

Disability or Death

Under the 2019 STI Plan, if the employment of any of our named executive officers had been terminated as a result of death or disability on December 31, 2019, he or his estate would have been entitled to receive a payment under the 2019 STI Plan, determined based on actual performance. If December 31, 2019 had not been the last day of 2019, the award would have been prorated for the actual number of days of his employment in 2019.

Under our equity award agreements, if the employment of any of our named executive officers had been terminated as a result of death or disability on December 31, 2019, then (1) all restricted stock units granted to him effective March 5, 2017, March 5, 2018 and March 5, 2019 and, in the case of Mr. Harvey, July 15, 2017 would have immediately vested, and (2) the target number of performance shares granted to him effective March 5, 2017, March 5, 2018 and March 5, 2019 would have immediately vested.

Quantitative Disclosure

The table below sets forth, for each named executive officer, quantitative disclosure regarding estimated payments and other benefits that would have been received by the named executive officer, other than Mr. Rinkenberger, or his estate if his employment had terminated on December 31, 2019, the last business day of 2019, under the following circumstances:

•	voluntary termination by the named executive officer prior to age 65 (except for Mr. Hockema, who turned age 65 during 2011);

•	termination by us for cause;

•	termination by us without cause or by the named executive officer with good reason;

•	termination by us without cause or by the named executive officer with good reason following a change in control;

•
termination at retirement at or after age 65 for Mr. Hockema (but not for Messrs. Harvey, Donnan, West or Parkinson because none of such named executive officers had reached age 65 as of December 31, 2019);

termination as a result of disability; or

•	termination as a result of death.

Mr. Rinkenberger retired in March 2019 and the table below set forth the actual payments he received in connection with his retirement.

Name	Triggering Event	Payments Earned but Unpaid (1)	Other Benefits (2)	Equity Awards (3)	Distribution of Restoration Plan Balance (4)	Total
Hockema	Voluntary Termination	N/A	N/A	N/A	N/A	N/A
	Termination for Cause	$87,981	—	—	—	$87,981
	Termination by us without Cause or by NEO with Good Reason	$780,615	$3,161,288	$10,011,334	$5,103,188	$19,056,425
	Termination by us without Cause or by NEO with Good Reason Following CIC	$780,615	$4,702,210	$9,197,671	$5,103,188	$19,783,684
	Retirement	$780,615	—	$6,688,714	$5,103,188	$12,572,517
	Disability (5)	$780,615	—	$9,727,774	$5,103,188	$15,611,577
	Death (6)	$780,615	$50,000	$9,727,774	$5,103,188	$15,661,577
Harvey	Voluntary Termination	$53,077	—	—	$1,264,517	$1,317,594
	Termination for Cause	$53,077	—	—	—	$53,077
	Termination by us without Cause or by NEO with Good Reason	$53,077	$320,752	$8,512,883	$1,264,517	$10,151,229
	Termination by us without Cause or by NEO with Good Reason Following CIC	$512,917	$2,151,882	$8,075,068	$1,264,517	$12,004,384
	Retirement	N/A	N/A	N/A	N/A	N/A
	Disability (5)	$512,917	$786,567	$8,360,278	$1,264,517	$10,924,279
	Death (6)	$512,917	$800,000	$8,360,278	$1,264,517	$10,937,712
Donnan	Voluntary Termination	$42,192	—	—	$994,615	$1,036,807
	Termination for Cause	$42,192	—	—	—	$42,192
	Termination by us without Cause or by NEO with Good Reason	$42,192	$262,243	$1,251,541	$994,615	$3,938,185
	Termination by us without Cause or by NEO with Good Reason Following CIC	$344,441	$1,597,979	$1,204,025	$994,615	$5,402,408
	Retirement	N/A	N/A	N/A	N/A	N/A
	Disability (5)	$344,441	$856,773	$1,235,774	$994,615	$4,774,604
	Death (6)	$344,441	$—	$1,235,774	$994,615	$3,917,831
West	Voluntary Termination	$45,000	—	—	$127,843	$172,843
	Termination for Cause	$45,000	—	—	—	$45,000
	Termination by us without Cause or by NEO with Good Reason	$45,000	$19,176	$2,639,135	$127,843	$1,443,560
	Termination by us without Cause or by NEO with Good Reason Following CIC	$332,400	$476,798	$2,465,373	$127,843	$2,141,066
	Retirement	N/A	N/A	N/A	N/A	N/A
	Disability (5)	$332,400	644,885	$2,578,775	$127,843	$2,340,902
	Death (6)	$332,400	$50,000	$2,578,775	$127,843	$1,746,017
Parkinson	Voluntary Termination	$34,913	—	—	$346,890	$381,803
	Termination for Cause	$34,913	—	—	—	$34,913
	Termination by us without Cause or by NEO with Good Reason	$34,913	$199,391	$1,283,872	$346,890	$1,865,066
	Termination by us without Cause or by NEO with Good Reason Following CIC	$175,164	$103,305	$1,199,246	$346,890	$1,824,605
	Retirement	N/A	N/A	N/A	N/A	N/A
	Disability (5)	$175,164	571,916	$1,254,575	$346,890	$2,348,545
	Death (6)	$175,164	$50,000	$1,254,575	$346,890	$1,826,629
Rinkenberger	Retirement (7)	$101,096	$716,000	$1,889,958	$746,384	$3,453,438
_______________________________

(1)
Includes (a) any earned but unpaid payments under the 2019 STI Plan and (b) any accrued but unpaid vacation, as applicable; assumes that there is no earned but unpaid 2019 base salary at December 31, 2019, that all 2019 vacation was used, and that the named executive officer had five weeks of accrued vacation for 2020.

(2)
Includes, in the case of (x) termination by us without cause or by the named executive officer with good reason and (y) termination by us without cause or by the named executive officer with good reason following a change in control, any lump sum payment, the value of any continuation of welfare benefits, the value of any continuation of perquisites and any tax gross-up or reduction, as applicable, with:

(a)
the value of any continuation of healthcare benefits (medical and dental) commencing on December 31, 2019 being determined (i) assuming family coverage in a consumer-driven health plan and a premium dental plan throughout the named executive officer’s applicable benefit continuation period, (ii) based on current COBRA coverage rates for 2020, and (iii) assuming a 10% increase in the cost of medical and dental coverage for 2021 as compared to 2020;

(b)
the value of any continuation of disability benefits commencing on December 31, 2019 being determined (i) assuming coverage throughout the applicable benefit continuation period, (ii) based on our current costs of providing such benefits and assuming such costs do not increase during the applicable benefit continuation period, (iii) assuming we pay such costs throughout the applicable benefit continuation period in the same manner as we currently pay such costs, (iv) assuming mortality according to the RP-2012 Mortality Table for Disabled Retirees, adjusted to 2006, and projected therefrom with MP-2019 Generational Mortality Improvement Projection, and (v) applying a discount rate of 2.95% per annum;

(c)
the value of any continuation of life insurance benefits commencing on December 31, 2019 being determined (i) assuming coverage throughout the applicable benefit continuation period at his current election of coverage, (ii) based on our current costs of providing such benefits and assuming such costs do not increase during the applicable benefit continuation period, (iii) assuming we pay such costs throughout the applicable benefit continuation period in the same manner as we currently pay such costs, (iv) assuming mortality according to the RP-2012 White Collar Healthy Annuitant Mortality Table, adjusted to 2006 and projected forward with MP-2019 Generational Mortality Improvement Projection, and (v) applying a discount rate of 2.95% per annum; and

(d)	the value of any continuation of perquisites commencing on December 31, 2019 being determined based on the estimated cost to us of continuing such perquisites for the applicable continuation period.

(3)	Reflects an amount equal to the product of $110.89, the closing price per share of our common stock as reported on the Nasdaq Global Select Market on December 31, 2019, and:

(a)
in the case of termination by us without cause or by the named executive officer with good reason, a number of shares equal to (1) all restricted stock units granted to him effective March 5, 2017, March 5, 2018 and March 5, 2019 and, in the case of Mr. Harvey, July 15, 2017, (2) with respect to the performance shares granted to him effective March 5, 2017, the actual number of such performance shares earned and vested in March 2020, and (3) the target number of performance shares granted to him effective March 5, 2018 and March 5, 2019;

(b)
in the case of termination by us without cause or by the named executive officer with good reason following a change in control, a number of shares equal to (1) all restricted stock units granted to him effective March 5, 2017, March 5, 2018 and March 5, 2019 and, in the case of Mr. Harvey, July 15, 2017, (2) with respect to the performance shares granted to him effective March 5, 2017, the actual number of such performance shares earned and vested in March 2019, and (3) with respect to the performance shares granted to him effective March 5, 2018 and March 5, 2019, the number of shares of common stock, if any, that would be received by such named executive officer in respect to such performance shares determined based on the performance level achieved during the applicable performance period through the change in control on December 31, 2019;

(c)
in the case of termination as a result of qualified retirement, a number of shares equal to (1) all restricted stock units granted to him effective March 5, 2017 (without proration because he was employed for the entire restriction period), (2) a prorated portion of the restricted stock units granted to him effective March 5, 2018 and March 5, 2019, determined based on the actual days of his employment during the applicable restriction period, (3) with respect to the performance shares granted to him effective March 5, 2017, the actual number of such performance shares earned and vested in March 2020, and (4) the target number of performance shares granted to him effective March 5, 2018 and March 5, 2019; and

(d)
in the case of termination as a result of death or disability, a number of shares equal to (1) all restricted stock units granted to him effective March 5, 2017, March 5, 2018 and March 5, 2019 and, in the case of Mr. Harvey, July 15, 2017, (2) with respect to the performance shares granted to him effective March 5, 2017, the actual number of such performance shares earned and vested in March 2020, and (3) the target number of performance shares granted to him effective March 5, 2018 and March 5, 2019.

Pursuant to the terms of the performance shares granted to the named executive officers effective March 5, 2017, March 5, 2018 and March 5, 2019, if the company declares cash dividends on our common stock and the record and payment dates for dividends occur on or after the date of grant but before common shares are issued or delivered in respect of such performance shares, the named executive officer will also be entitled to also receive a payment equal to the cash dividends that he would have received if the number of common shares so issued or delivered to him had been issued and outstanding and held of record by him from the date of grant through such issuance or delivery. Accordingly, the table also reflects an amount equal to the cash dividends the named executive officer would have received if the applicable number of performance shares determined as described above had been issued and outstanding and held of record by him from March 5, 2017, March 5, 2018 and March 5, 2019, as applicable, through the issuance and deliver of common shares in respect of such performance shares, assuming in each case that the company does not declare any further cash dividends after December 31, 2019.

(4)
Reflects the named executive officer’s account balance under our Restoration Plan to which he was entitled.  In addition, under our Savings Plan, upon termination, each named executive officer is eligible to receive a distribution of his vested balance thereunder; such balance is not reflected in the table.

(5)
Certain of the named executive officers may have elected to participate in our group disability plan, which is available generally to all of our salaried employees and does not discriminate in scope, terms or operation, in favor of executive officers. Any disability benefits paid to any named executive officer who elected to participate in such plan would be paid by a third-party insurer and not by us. The value of such benefits is not reflected in the table.

(6)
Certain of the named executive officers may have elected to participate in our group life insurance plan, which is available generally to all of our salaried employees and does not discriminate in scope, terms or operation in favor of executive officers. Any life insurance benefit paid to any named executive officer who elected to participate in such plan would be paid by a third-party insurer and not by us. We also maintain a travel and accidental death policy for salaried employees, including our named executive officers, that would provide an additional $1 million death benefit payable to the named executive officer’s estate if this death occurs during company-related travel.  Such additional life insurance benefit would be paid by a third-party insurer and not by us. Such life insurance and accidental death benefits are not reflected in the table.

(7)	Reflects the actual amount received by Mr. Rinkenberger upon his retirement on March 31, 2019.

Pay Ratio

For the year ended December 31, 2019, (1) the annual total compensation of Mr. Hockema, our CEO, was $5,248,430 (the same amount as reported for him for 2019 in the Summary Compensation Table above); (2) the annual total compensation of our median employee was $74,554; and (3) the resulting ratio of the annual total compensation of our CEO to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries (other than Mr. Hockema) was 70:1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized above. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below. The assumptions we used are specific to our company and our employee population. As a result, our pay ratio may not be comparable to the pay ratios of other companies. The total compensation of the median employee for the year ended December 31, 2019 was determined in the same manner as the total compensation shown for Mr. Hockema in the Summary Compensation Table.

In accordance with SEC rules, we used the same median employee identified in 2017 for purposes of calculating our pay ratio, as we determined that there have been no changes in our employee population or employee compensation arrangements since then that we reasonably believe would significantly impact our pay ratio disclosure. In 2017, we identified our median employee using the following methodology:

•we prepared a list of all employees as of December 31, 2017, which is our determination date;

•	we applied a Canadian to U.S dollar exchange rate for compensation paid in Canadian currency using the exchange rate in effect as of December 31, 2017;

•
we ranked the annual gross income of all employees for the year ended December 31, 2017, except for Mr. Hockema, using the Form W-2 compensation for our U.S. employees and Form T4 compensation for our Canadian employees; and

•we selected the employee with the median annual gross income (our "median employee").

DIRECTOR COMPENSATION

The table below sets forth certain information concerning compensation of our non-employee directors who served in 2019.

Director Compensation for 2019

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total
Carolyn Bartholomew	$78,500	$110,000	$2,623	$191,123
David Foster	$76,000	$110,000	$2,623	$188,623
Leo Gerard	$47,250	$82,500	$538	$130,288
L. Patrick Hassey	$77,500	$110,000	$2,623	$190,123
Emily Liggett	$76,500	$110,000	$2,623	$189,123
Lauralee E. Martin	$101,250	$110,000	$2,623	$213,873
Alfred E. Osborne, Jr., Ph.D.	$103,500	$110,000	$2,623	$216,123
Jack Quinn (4)	$13,500	—	$1,201	$14,701
Teresa M. Sebastian	$68,750	$110,000	$1,422	$180,172
Donald J Stebbins	$67,750	$110,000	$1,422	$179,172
Thomas M. Van Leeuwen	$98,500	$110,000	$2,623	$211,123
Brett E. Wilcox	$93,750	$110,000	$2,623	$206,373
____________

(1)
Reflects (a) annual retainer of $55,000, (b) any additional annual retainer for serving as Lead Independent Director or chair of a committee of the board of directors, and (c) fees for attendance of board or board committee meetings. Each non-employee director had the right to elect to receive shares of our common stock in lieu of any or all of his or her annual cash retainer, including retainers for serving as Lead Independent Director or a committee chair. In 2019: Mr. Hassey elected to receive 592 shares of common stock in lieu of $54,932 of his annual retainer; Ms. Martin elected to receive 377 shares of common stock in lieu of $34,982 of her annual retainer; Dr. Osborne elected to receive 835 shares of common stock in lieu of $77,480 of his annual retainer; Ms. Sebastian elected to receive 118 shares of common stock in lieu of $10,949 of her annual retainer, Mr. Stebbins elected to receive 592 shares of common stock in lieu of $54,932 of his annual retainer, and Mr. Wilcox elected to receive 336 shares of common stock in lieu of $31,177 of his annual retainer. In each case, the number of shares received was determined based on a per share price of $92.79, the average of the closing prices per share of our common stock as reported on the Nasdaq Global Select Market for the 20 trading days prior to the award date of the annual retainers.

(2)
Reflects the aggregate grant date fair value of restricted stock awards to non-employee directors determined in accordance with ASC Topic 718, without regard to potential forfeiture. On June 6, 2019, in accordance with our director compensation policy described below, each non-employee director received a grant of restricted stock having a value of $110,000; the average of the closing prices per share of our common stock as reported on the Nasdaq Global Select Market for the 20 trading days prior to the award date was $92.79, resulting in the issuance of 1,185 shares of restricted stock to each non-employee director. For additional information regarding the assumptions made in the valuation of restricted stock awards with respect to our 2019 fiscal year, see Note 6 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. As of December 31, 2019, each non-employee director, except Mr. Gerard, held 1,185 shares of restricted stock. Mr. Gerard held 896 shares of restricted stock as of December 31, 2019. The restrictions on 100% of the shares of restricted stock granted to non-employee directors will lapse on June 6, 2020 or earlier if the director's services to our company terminate as a result of death or disability, or in the event of a change in control. The non-employee director will receive all dividends and other distributions paid with respect to the shares of restricted stock he or she holds, but if any of such dividends or distributions are paid in shares of our capital stock, such shares will be subject to the same restrictions on transferability as are the shares of restricted stock with respect to which they were paid.

(3)	Reflects dividends received on restricted stock.

(4)	Mr. Quinn's term expired at our 2019 annual meeting of stockholders.

Director Compensation Arrangements

We periodically review director compensation in relation to other comparable companies and in light of other factors that the compensation committee deems appropriate and discuss director compensation with the full board of directors. During 2019, the market pay analysis performed by Meridian reflected that (i) our non-employee director's total compensation was approximately 5% below the median of the peer group, (ii) our non-employee director's cash retainer was approximately 25% below the median, (iii) our non-employee director's equity retainer was slightly below the median, and (iv) the committee chair retainers were also below the median.

Pursuant to our director compensation policy, each of our non-employee directors receives the following compensation:

•	an annual retainer of $55,000 per year;

•	an annual grant of restricted stock having a grant date value equal to $110,000;

•	a fee of $1,500 per day for each meeting of our board of directors attended in person and $750 per day for each such meeting attended by phone; and

•
a fee of $1,500 per meeting for each in-person board committee meeting attended ($2,000 per meeting for each such audit committee meeting) and $750 per meeting for each telephonic board committee meeting attended ($1,000 per meeting for each such audit committee meeting).

In addition, pursuant to our director compensation policy, our Lead Independent Director receives an additional annual retainer of $15,000, the chair of the audit committee receives an additional annual retainer of $15,000, the chair of the compensation committee receives an additional annual retainer of $10,000, the chair of the nominating and corporate governance committee receives an additional annual retainer of $7,500 and the chair of the talent development committee receives an additional annual retainer of $7,500, with all such amounts payable at the same time as the annual retainer. Each non-employee director may elect to receive shares of common stock in lieu of any or all of his or her annual retainer, including any additional annual retainer for service as the Lead Independent Director or the chair of a committee of the board of directors. Our stock ownership guidelines require our non-employee directors to own company stock equal in value to six times their annual base retainer.

The payment of annual retainers, including any additional annual retainer for service as Lead Independent Director or the chair of a committee of our board of directors, and the annual grant of restricted stock is made each year on the date on which we hold our annual meeting of stockholders, unless our board of directors determines such payment and grant should occur on another date. The number of shares of common stock to be received in the grant of restricted stock, as well as the number of shares of common stock to be received by any non-employee director electing to receive our common stock in lieu of any or all of his or her annual retainer, including any additional annual retainer, is based on the average of the closing prices per share of our common stock for the 20 trading days prior to the date such grant and payments are made.

We reimburse all of our directors for reasonable and customary travel and other disbursements relating to meetings of our board of directors and committees thereof, and non-employee directors are provided accident insurance with respect to company-related business travel.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2019 with respect to shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares of Common Stock Reflected in Column (a))
	(a)		(c)
Equity compensation plans approved by stockholders (1)	564,950	(2)	486,023	(3)
Equity compensation plans not approved by stockholders	N/A		N/A
Total	564,950	(2)	486,023	(3)
____________

(1)
Includes awards made under the Kaiser Aluminum Corporation Amended and Restated 2006 Equity and Performance Incentive Plan (the "2006 Plan") and the 2016 Plan. With respect to new awards, the 2006 Plan was succeeded in its entirety by the 2016 Plan on May 26, 2016, the date the 2016 Plan was approved by our stockholders and became effective. Copies of the 2006 Plan and 2016 Plan are attached as Exhibit 10.7 to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 24, 2013 and as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 26, 2016, respectively.

(2)
Reflects restricted stock units covering 189,883 shares of our common stock and performance shares covering 379,694 shares of our common stock, in each case outstanding as of December 31, 2019, and does not include 12,746 shares of restricted stock that remained subject to forfeiture as of December 31, 2019 because such shares are already outstanding. The performance awards assume maximum payout, and, as a result, this aggregated reported number may overstate actual dilution.

(3)
Subject to certain adjustments that may be required from time to time to prevent dilution or enlargement of the rights of participants, a maximum of 1,045,000 shares of our common stock, less any common shares subject to awards granted under the 2006 Plan between December 31, 2015 and May 26, 2016, plus any common shares that become available under the 2016 Plan as a result of forfeiture, cancellation, expiration or cash settlement of awards under the 2006 Plan after December 31, 2015, may be issued under the 2016 Plan. All of these shares may be issued with respect to award vehicles other than just stock options or stock appreciation rights or other rights to acquire shares.

PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

The following table presents information regarding the number of shares of the company's common stock beneficially owned as of March 31, 2020 by:

•	each named executive officer;

•	each of our current directors and director nominees;

•	all our current directors and executive officers as a group; and

•	each person or entity known to us to beneficially own 5% or more of our common stock as determined in accordance with Rule 13d-3 under the Exchange Act.

Unless otherwise indicated by footnote, the beneficial owner exercises sole voting and investment power over the shares noted below. The percentage of beneficial ownership for our directors and executive officers, both individually and as a group, is calculated based on 15,789,594 shares of our common stock outstanding as of March 31, 2020.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Directors and Named Executive Officers
Jack A. Hockema	40,635	(3)	*
Keith A. Harvey	33,589		*
John M. Donnan	6,023		*
Neal E. West	5,027	(4)	*
Ray D. Parkinson	10,176	(5)	*
Carolyn Bartholomew	13,530	(6)	*
David Foster	14,104	(6)	*
Leo Gerard	896	(6)	*
L. Patrick Hassey	9,355	(6)	*
Emily Liggett	2,436	(6)	*
Lauralee E. Martin	18,495	(6)	*
Alfred E. Osborne, Jr., PhD	22,348	(6)(7)	*
Teresa Sebastian	1,303	(6)	*
Donald J. Stebbins	1,777	(6)	*
Thomas M. Van Leeuwen	14,035	(6)	*
Brett E. Wilcox	12,797	(6)	*
Daniel J. Rinkenberger (2)	72,959		*
All current directors and executive officers as a group (21 persons)	219,140	(3)(4)(5)(6)(7)	1.4%
5% Stockholders
BlackRock, Inc.	2,449,306	(8)	15.5%
Vanguard Group, Inc.	1,842,630	(9)	11.7%
Dimensional Fund Advisors LP	887,558	(10)	5.6%
FMR LLC	832,705	(11)	5.2%
_____________
* Less than one percent.

(1)	Does not includes restricted stock units held by executive officers pursuant to awards granted effective July 15, 2017, March 5, 2018, March 5, 2019 and March 5, 2020.

(2)	As of March 31, 2019, when Mr. Rinkenberger retired from our company, and includes 17,520 shares held by the Rinkenberger Trust.

(3)	Includes 21,291 shares of common stock held by the Hockema Family Trust.
(4) Reflects shares of common stock held by the West Family Trust.

(5)	Includes 4,437 shares of common stock held by the Parkinson Family Trust.

(6)
Includes shares of restricted stock that remained subject to forfeiture as of March 31, 2020, as follows: Bartholomew (1,185 shares); Foster (1,185 shares); Gerard (896 shares); Hassey (1,185 shares); Liggett (1,185 shares); Martin (1,185 shares); Osborne (1,185 shares); Sebastian (1,185 shares); Stebbins (1,185 shares); Van Leeuwen (1,185 shares); Wilcox (1,185 shares).

(7)
Includes 3,500 shares of our common stock held by a Keogh plan of which Dr. Osborne is the beneficiary and 500 shares held by the Rahnasto/Osborne Revocable Trust U/A DTD 11/07/1999 of which Dr. Osborne is a co-beneficiary and a co-trustee.

(8)
Shares beneficially owned by BlackRock, Inc. are as reported on Amendment No. 11 to Schedule 13G filed by BlackRock, Inc. on February 4, 2020. BlackRock, Inc. has sole voting power with respect to 2,408,698 shares and sole dispositive power with respect to 2,449,306 shares. The principal address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(9)
Shares beneficially owned by Vanguard Group, Inc. are as reported on Amendment No. 8 to Schedule 13G filed by Vanguard Group, Inc. on February 12, 2020. Vanguard Group, Inc. has sole voting power with respect to 24,392 shares and shared voting power with respect to 2,772 shares. Vanguard Group, Inc. has sole dispositive power with respect to 1,817,390 shares and shared dispositive power with respect to 25,240 shares. The principal address of Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(10)Shares beneficially owned by Dimensional Fund Advisors LP are as reported on Amendment No. 9 to Schedule 13G filed by Dimensional Fund Advisors LP on February 12, 2020. Dimensional Fund Advisors LP has sole voting power with respect to 855,171 shares and sole dispositive power with respect to 887,558 shares. The principal address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(11)
Shares beneficially owned by FMR LLC are as reported on a Schedule 13G filed by FMR LLC on February 7, 2020. FMR LLC has sole voting power with respect to 208,410 shares and sole dispositive power with respect to 832,705 shares. The principal address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our corporate governance guidelines require that our board of directors conduct an appropriate review of all related-party transactions. The charter for the audit committee of our board of directors requires that any related-party transaction required to be disclosed under Item 404 of Regulation S-K must be approved by the audit committee. Neither our board of directors nor the audit committee has adopted specific policies or procedures for review or approval of related-party transactions.

AUDIT COMMITTEE REPORT

The audit committee charter requires the audit committee to undertake a variety of activities designed to assist our board of directors in fulfilling its oversight role regarding our independent registered public accounting firm's independence, our financial reporting process, our internal control over financial reporting and our compliance with applicable laws, rules and regulations. These requirements are briefly summarized under "Corporate Governance - Board Committees - Audit Committee" above. The audit committee charter also provides that the independent registered public accounting firm is ultimately accountable to our board of directors and the audit committee, not our management.

Our internal accountants prepare our consolidated financial statements and our independent registered public accounting firm is responsible for auditing those financial statements. The audit committee oversees the financial reporting processes implemented by our management but does not conduct any auditing or accounting reviews. The members of the audit committee are not company employees. Instead, the audit committee relies, without independent verification, on our management's representation that the financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and on the report of our independent registered public accounting firm on our financial statements. The audit committee's oversight does not provide it with an independent basis for determining whether our management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee's discussions with our management and its accountants do not ensure that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that the audit of our financial statements has been carried out in accordance with auditing standards of the Public Company Accounting Oversight Board or that our independent registered public accounting firm is in fact "independent."

We have engaged Deloitte & Touche LLP as our independent registered public accounting firm to audit and report to our stockholders on our financial statements for 2020 and the effectiveness of our internal control over financial reporting as of December 31, 2020. The audit committee reviews annually the independence and performance of Deloitte & Touche LLP in connection with the audit committee's determination of whether to retain Deloitte & Touche LLP or engage another firm as our independent registered public accounting firm. In the course of these reviews, the audit committee considers, among other things:

•the historical and recent performance of Deloitte & Touche LLP on our company's integrated audit;

•an analysis of known risks and significant proceedings involving Deloitte & Touche LLP, if any;

•	external data relating to the audit quality and performance, including recent Public Company Accounting Oversight Board reports on Deloitte & Touche LLP and its member firms;

•	the appropriateness of Deloitte & Touche LLP's fee;

•
Deloitte & Touche LLP's tenure as our independent registered public accounting firm and its familiarity with our operations and businesses, accounting policies and practices and internal control over financial reporting;

•	Deloitte & Touche LLP's capability and expertise in relation to the breadth and complexity of our operations; and

•	Deloitte & Touche LLP's independence.

Based on its review the audit committee believes that Deloitte & Touche LLP is independent and that it is in the best interest of our company and our stockholders to retain Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2020.

In accordance with rules of the Securities and Exchange Commission and Deloitte & Touche LLP's policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to our company. For lead audit and engagement quality control review partners, the maximum number of consecutive years of service in that capacity is five years. The process for approval of the lead audit partner for our company pursuant to this rotation policy involves a meeting between the chair of the audit committee and the candidate for the role, as well as discussion by the full committee and with management.

The audit committee has discussed with management and Deloitte & Touche LLP significant accounting policies applied by us in our financial statements as well as alternative treatments and significant judgments and estimates, including (1) revenue recognition and (2) the recoverability of the goodwill of Imperial Machine & Tool Co. For a more detailed discussion of these accounting items, see Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2019. During the year ended December 31, 2019, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused them to make a reference to the subject matter of the disagreement in connection with its reports.

The audit committee reviewed and discussed the company's audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2019 with our management. The audit committee has also discussed with our independent registered public accounting firm the matters required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The audit committee also received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

The audit committee discussed with our internal accountants and Deloitte & Touche LLP the overall scope and plans for their respective audits. The audit committee meets with management, our internal accountants and our independent accountants periodically in separate private sessions to discuss any matter that the audit committee, our management, our internal accountants, the independent accountants or such other persons believe should be discussed privately.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission.

The audit committee considered whether, and concluded that, the provision by Deloitte & Touche LLP of the services for which we paid the amounts set forth under "Independent Public Accountants - Tax Fees" and "Independent Public Accountants - All Other Fees" below is compatible with maintaining the independence of Deloitte & Touche LLP.

This report is submitted by the members of the audit committee of the board of directors:

Audit Committee
Lauralee E. Martin (Chair)
Carolyn Bartholomew
Emily Liggett
Alfred E. Osborne, Jr., Ph.D.
Teresa M. Sebastian
Thomas M. Van Leeuwen
Brett E. Wilcox

This Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this Audit Committee Report by reference therein.

INDEPENDENT PUBLIC ACCOUNTANTS

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of our annual financial statements for each of 2018 and 2019, and fees billed for other services rendered by Deloitte & Touche LLP.

	2018	2019
Audit Fees(1)	$1,827,000	$1,794,424
Audit-Related Fees (2)	$30,800	$21,216
Tax Fees (3)	$7,233	$7,456
All Other Fees (4)	$4,395	$310,272
____________

(1)
Audit fees for 2018 and 2019 consist principally of fees for the audit of our annual financial statements included in our Annual Report on Form 10-K for those years and review of our financial statements included in our Quarterly Reports on Form 10-Q for those years and audit services provided in connection with compliance with the requirements of the Sarbanes-Oxley Act. Audit fees for 2018 also included services provided in connection with the audit of the acquisition of Imperial Machine & Tool Co.

(2)
Audit-related fees for 2018 consist principally of fees for statutory audits and review of the response letter to a comment letter from the Securities and Exchange Commission. Audit-related fees for 2019 consist principally of fees for statutory audits.

(3)
Tax fees consist principally of fees for tax advisory services related to compliance and payroll and income taxes related to equity grants to French employees and the preparation of tax returns for certain of our subsidiaries.

(4)
All other fees for 2018 and 2019 consist of the subscription fee to the Deloitte & Touche LLP Research Tool Library and fees relating to the review of agreed-upon procedures relating to certain environmental matters. All other fees for 2019 also included fees for audit-related services relating to a debt offering and comfort letter and consulting fees for a special project.

The audit committee charter requires that the audit committee pre-approve all audit and non-audit engagements, fees, terms and services in a manner consistent with Sarbanes-Oxley Act and all rules and applicable listing standards promulgated by the Securities and Exchange Commission and the Nasdaq Stock Market. The audit committee may delegate the authority to grant any pre-approvals of non-audit engagements to one or more members of the audit committee, provided that such member (or members) reports any pre-approvals to the audit committee at its next scheduled meeting. The audit committee has delegated pre-approval authority to its chair. All of the audit-related fees, tax fees and other fees for 2019 were pre-approved by the audit committee.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

OTHER MATTERS

We do not know of any other matters to be presented or acted upon at the Annual Meeting. If any other matter is presented at the Annual Meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the proxy holders.

STOCKHOLDER PROPOSALS

To be considered for inclusion in our proxy statement for our 2021 annual meeting of stockholders, proposals of stockholders must be in writing and received by us no later than December 30, 2020. To be presented at the 2021 annual meeting of stockholders without inclusion in our proxy statement for such meeting, proposals of stockholders must be in writing and received by us no later than February 28, 2021 and no earlier than January 29, 2021, in accordance with procedures set forth in our bylaws. Such proposals should be mailed to Kaiser Aluminum Corporation, 27422 Portola Parkway, Suite 200, Foothill Ranch, California 92610-2831 and directed to the corporate secretary.

By Order of the Board of Directors

John M. Donnan
Executive Vice President - Legal,
Compliance and Human Resources
Foothill Ranch, California
April 29, 2020

Appendix A

Reconciliation of Non-GAAP Measures - Consolidated
(Unaudited)
(In millions of dollars, except share and per share amounts)

	Year Ended
	December 31,
	2019	2018	2017

Net sales	$1,514.1	$1,585.9	$1,397.5
Hedged cost of alloyed metal[1]	$(658.6)	$(758.0)	$(611.2)
Value added revenue	$855.5	$827.9	$786.3

GAAP net income	$62.0	$91.7	$45.4
Interest expense	24.6	22.7	22.2
Other expense, net[2]	20.7	0.9	—
Income tax provision	18.4	28.3	87.6
GAAP operating income	125.7	143.6	155.2
Mark-to-market loss (gain)[3]	5.8	17.7	(19.4)
Goodwill impairment	25.2	—	18.4
Other operating NRR loss (gain)[4,5]	6.9	(0.4)	4.9
Operating income, excluding operating NRR items	163.6	160.9	159.1
Depreciation and Amortization	49.1	43.9	39.7
Adjusted EBITDA[6]	$212.7	$204.8	$198.8

GAAP net income	$62.0	$91.7	$45.4
Operating NRR Items	37.9	17.3	3.9
Non-Operating NRR Items	26.9	6.1	4.5
Tax impact of above NRR Items	(15.8)	(5.8)	(3.1)
NRR tax charge	—	—	37.2
Adjusted net income	$111.0	$109.3	$87.9

GAAP earnings per diluted share[7]	$3.83	$5.43	$2.63
Adjusted earnings per diluted share[7]	$6.85	$6.48	$5.09

[1] Hedged cost of alloyed metal is our Midwest transaction price of aluminum plus the price of alloying elements plus any realized gains and/or losses on settled hedges, related to the metal sold in the referenced period.

[2] 2017 restated to reflect the retrospective adoption of Accounting Standards Update ("ASU") 2017-07.
[3] Mark-to-market loss (gain) on derivative instruments for 2019 and 2018 represents the reversal of mark-to-market loss (gain) on hedges entered into prior to the adoption of ASU 2017-12 and settled in 2019 and 2018. Operating income excluding non-run-rate items reflects the realized loss (gain) of such settlements.

4 NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.
[5] Other operating NRR items primarily represent the impact of non-cash net periodic benefit cost (income) related to the salaried VEBA, adjustments to plant-level LIFO, non-cash asset impairment charges, environmental expenses and workers' compensation cost (benefit) due to discounting.

[6] Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization.
[7] Diluted shares for EPS calculated using treasury method.

KAISER ALUMINUM

VOTE

## Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

**Votes submitted electronically must be received by 11:59 p.m. Eastern Time on June 9, 2020.**

**Online**
Go to **www.envisionreports.com/KALU** or scan the QR code – login details are located in the shaded bar below.

**Phone**
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

## Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

### A Proposals – The Board of Directors recommends you vote "FOR ALL" all the nominees listed in the following proposal.

1. Election of Directors:

01 - JACK A. HOCKEMA  02 - LAURALEE E. MARTIN  03 - BRETT E. WILCOX

☐ **Mark here to vote FOR all nominees**  ☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.  01 ☐ 02 ☐ 03 ☐

**The Board of Directors recommends you vote "FOR" the following proposals:**

| Proposal | For | Against | Abstain |
|---|---|---|---|
| 2. ADVISORY VOTE TO APPROVE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT | ☐ | ☐ | ☐ |
| 3. RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020 | ☐ | ☐ | ☐ |

### B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

| Date (mm/dd/yyyy) – Please print date below. | Signature 1 – Please keep signature within the box. | Signature 2 – Please keep signature within the box. |
|---|---|---|
| / / | | |

1 U P X

03928A

**Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders.** The Proxy Statement and the 2019 Annual Report to Stockholders are available at: **www.envisionreports.com/KALU**

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

## Proxy — KAISER ALUMINUM CORPORATION

+

### 27422 Portola Parkway, Suite 200
### Foothill Ranch, California 92610

### This proxy is solicited by the Board of Directors of Kaiser Aluminum Corporation for the annual meeting of stockholders to be held on June 10, 2020

The undersigned hereby appoints Jack A. Hockema, Keith A. Harvey, Neal West and John M. Donnan, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Kaiser Aluminum Corporation common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the annual meeting of stockholders to be held 9:00 a.m. Pacific Time on Wednesday, June 10, 2020 at the corporate office of Kaiser Aluminum Corporation, located at 27422 Portola Parkway, Suite 200, Foothill Ranch, California 92610, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

**THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR ALL" THE NOMINEES LISTED IN PROPOSAL 1 ON THE REVERSE SIDE, "FOR" PROPOSALS 2 AND 3, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.**

**You may revoke this proxy prior to the time this proxy is voted by (i) voting again over the Internet or by telephone no later than 11:59 p.m. Eastern Time, on Tuesday, June 9, 2020 (ii) submitting a properly signed proxy card with a later date, (iii) delivery, no later than 5:00 p.m., Eastern Time, on Tuesday, June 9, 2020 written notice of revocation to the Secretary of Kaiser Aluminum Corporation c/o Computershare, P.O. Box 505000, Louisville, KY 40233 or (iv) attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting alone will not revoke your proxy. To change your vote, you must also vote in person at the Annual Meeting.**

**(Items to be voted appear on reverse side)**

**C Non-Voting Items**

| **Change of Address** — Please print new address below. | **Comments** — Please print your comments below. |
| --- | --- |
| | |

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